Exhibit 10.1

EXECUTION VERSION

NINTH AMENDMENT (this “Amendment”), dated as of June 13, 2023, to the First Lien Credit Agreement dated as of July 3, 2017 (as amended as of March 28, 2018, July 5, 2018, November 20, 2019, June 10, 2020, September 25, 2020, December 15, 2021, December 17, 2021 and February 8, 2023 and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among Kingpin Intermediate Holdings LLC, as Parent Borrower (the “Borrower”), Bowlero Corp. (“Holdings”), the financial institutions party thereto as Lenders, JPMorgan Chase Bank, N.A. (“JPM”), as Administrative Agent and the other parties thereto.

WHEREAS, in accordance with the provisions of Section 2.22 and Section 9.02(d) of the Existing Credit Agreement, the Borrower has requested that each financial institution identified on the signature pages hereto as an “Amendment No. 9 Incremental Term Lender” (each, an “Amendment No. 9 Incremental Term Lender”) provide Incremental Term Loans under and as defined in the Existing Credit Agreement (the “Amendment No. 9 Incremental Term Loans”) in an aggregate committed principal amount of $250,000,000;

WHEREAS, in accordance with the provisions of Section 2.22 and Section 9.02(d) of the Existing Credit Agreement, the Borrower has requested that each financial institution identified on the signature pages hereto as an “Amendment No. 9 Incremental Revolving Lender” (each, an “Amendment No. 9 Incremental Revolving Lender” and, together with the Amendment No. 9 Incremental Term Lenders, the “Amendment No. 9 Incremental Lenders”) extend incremental credit in the form of Additional Revolving Credit Commitments under and as defined in the Existing Credit Agreement in an aggregate committed principal amount of $35,000,000 (the “Amendment No. 9 Incremental Revolving Commitments”) in order to increase the Total Revolving Credit Commitments and the Amendment No. 6 Replacement and Incremental Revolving Commitments under the Existing Credit Agreement immediately prior to the effectiveness of this Amendment;

WHEREAS, the Administrative Agent and the Borrower have jointly identified a mistake in the definition of “Term SOFR Rate” in the Existing Credit Agreement and, in accordance with the provisions of Section 9.02(d) of the Existing Credit Agreement, the Administrative Agent and the Borrower are permitted to amend such definition solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender;

WHEREAS, in connection with the foregoing, the Administrative Agent, Holdings, the Borrower and the Amendment No. 9 Incremental Lenders desire to memorialize the terms of this Amendment by amending the Existing Credit Agreement in accordance with Section 9.02 thereof, such amendments to become effective immediately on the Ninth Amendment Effective Date (as hereinafter defined); and

WHEREAS, J.P. Morgan Chase Bank, N.A., Wells Fargo Securities, LLC and Deutsche Bank Securities Inc. (collectively, the “Amendment No. 9 Lead Arrangers”) shall act as joint lead arrangers and bookrunners with respect to this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement.

SECTION 2. Amendment No. 9 Incremental Term Loans.

(a)        Subject to the terms and conditions set forth herein, each of the Amendment No. 9 Incremental Term Lenders severally, but not jointly, agrees to make Amendment No. 9 Incremental Term Loans to the Borrower on the Ninth Amendment Effective Date in the aggregate principal amount set forth opposite such Amendment No. 9 Incremental Term Lender’s name on Schedule I hereto (the “Amendment No. 9 Incremental Term Loan Commitments”).

(b)        Upon the occurrence of the Ninth Amendment Effective Date, each Amendment No. 9 Incremental Term Lender shall have the rights and obligations of a Lender under the Amended Credit Agreement and under any other applicable Loan Documents.

(c)        Each of Holdings, the Borrower and each other Loan Party acknowledges and agrees that (i) the Amendment No. 9 Incremental Term Loans shall constitute Obligations and have all the benefits thereof and the Borrower shall be liable for all Obligations with respect to all Amendment No. 9 Incremental Term Loans made to the Borrower pursuant to this Amendment and (ii) all such Obligations shall constitute Guaranteed Obligations and shall be secured by the Liens granted to the Administrative Agent for the benefit of the Secured Parties and entitled to the benefits of the Collateral Documents and the Guarantee.

(d)        The Amendment No. 9 Incremental Term Loans shall be of the same Class as the Amendment No. 8 Term Loans under the Amended Credit Agreement, with the terms and provisions set forth herein and in the Amended Credit Agreement.

(e)        Any Amendment No. 9 Incremental Term Lender may request that its Amendment No. 9 Incremental Term Loan be evidenced by a Promissory Note pursuant to Section 2.10(f) of the Amended Credit Agreement.

SECTION 3. Amendment No. 9 Incremental Revolving Commitments.

(a)        Subject to the terms and conditions of this Amendment and the Amended Credit Agreement, each Amendment No. 9 Incremental Revolving Lender, severally and not jointly, agrees to provide its Amendment No. 9 Incremental Revolving Commitments on the Ninth Amendment Effective Date as an increase to the existing Amendment No. 6 Replacement and Incremental Revolving Facility under the Existing Credit Agreement and to make Amendment No. 6 Replacement and Incremental Revolving Loans to the Borrower in Dollars at any time and from time to time on and after the Ninth Amendment Effective Date on account thereof. Each party hereto acknowledges and agrees that, effective as of the Ninth Amendment Effective Date, (i) (1) each Amendment No. 9 Incremental Revolving Lender shall be deemed to become an “Amendment No. 6 Replacement and Incremental Revolving Lender”, (2) the existing Amendment No. 6 Replacement and Incremental Revolving Facility shall be increased by the amount of Amendment No. 9 Incremental Revolving Commitments, (3) all Amendment No. 9 Incremental Revolving Commitments shall be deemed to be “Amendment No. 6 Replacement and Incremental Revolving Credit Commitments”, (4) all loans made on account of the Amendment No. 9 Incremental Revolving Commitments shall be deemed to be “Amendment No. 6 Replacement and Incremental Revolving Loans” and (5) this Amendment shall be deemed to be an “Incremental Facility Amendment”, in each case of clause (1) through (5), for all purposes in connection with this Amendment, the Amended Credit Agreement and the other Loan Documents and (ii) the Revolving Credit Commitments of each Revolving Lender shall be as set forth on Schedule 1.01(a) of the Amended Credit Agreement and the Applicable Percentage of each Revolving Lender shall be based on the Revolving Credit Commitments set forth on Schedule 1.01(a) of the Amended Credit Agreement.

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(b)        The Amendment No. 9 Incremental Revolving Commitments and the Revolving Loans made from time to time on account thereof shall be of the same Class as the existing Amendment No. 6 Replacement and Incremental Revolving Credit Commitments and the Amendment No. 6 Replacement and Incremental Revolving Loans, respectively, under the Amended Credit Agreement, with the terms and provisions set forth herein and in the Amended Credit Agreement.

(c)        On the Ninth Amendment Effective Date, subject to the terms and conditions set forth herein, to the extent any Revolving Loan, LC Disbursement or Swingline Loan is outstanding on such date, each Revolving Lender immediately prior to the increase of the Amendment No. 6 Replacement and Incremental Facility (each, an “Assignor”) shall hereby be deemed to irrevocably sell and assign, at par, to each Amendment No. 9 Incremental Revolving Lender (each, an “Assignee”), and each Assignee shall hereby be deemed to irrevocably purchase and assume from such Assignor, subject to and in accordance with this Amendment and the Existing Credit Agreement, as of the Ninth Amendment Effective Date, the Assigned Interests (as defined below). “Assigned Interest” means a portion of such respective Assignors’ rights and obligations in their respective capacities as Revolving Lenders under the Existing Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the Revolving Credit Commitments of the respective Assignors to the extent being assigned under this Amendment, such that after giving effect to this Amendment, all of the Revolving Lenders’ (including the Amendment No. 9 Incremental Revolving Lenders) (A) participations under the Amended Credit Agreement in Letters of Credit, (B) participations in Swingline Loans and (C) participations in outstanding borrowings of Revolving Loans are, in each case, held and shared on a pro rata basis on the basis of the their respective Amendment No. 6 Replacement and Incremental Revolving Credit Commitments (after giving effect to the increase of Amendment No. 9 Incremental Revolving Commitments pursuant to this Amendment).

(d)        On the Ninth Amendment Effective Date, subject to the terms and conditions set forth herein, (x) each Assignee purchasing and assuming Assigned Interests pursuant to paragraph (c) above shall be deemed to have paid the purchase price for such Assigned Interests (equal to the principal amount of such outstanding Revolving Loan, LC Disbursement or Swingline Loan with respect to such Assigned Interest, plus accrued and unpaid interest to but excluding the Ninth Amendment Effective Date) by wire transfer of immediately available funds to the Administrative Agent not later than 4:00 p.m. (New York City time) and (y) the Administrative Agent shall pay to each of the Assignors, out of the amounts received by the Administrative Agent pursuant to clause (x) above, the purchase price for the Assigned Interests assigned by such Assignor pursuant hereto by wire transfer of immediately available funds to the account designated by such Assignor to the Administrative Agent not later than 5:00 p.m. (New York City time) on the Ninth Amendment Effective Date.

SECTION 4. Amendments. In accordance with Section 2.22 and Section 9.02 of the Existing Credit Agreement and effective as of the Ninth Amendment Effective Date, the Existing Credit Agreement is hereby amended to (a) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed copy of the Amended Credit Agreement attached as Annex A hereto and (b) replace Schedule 1.01(a) thereto in its entirety with Annex B hereto (the Existing Credit Agreement as so amended, the “Amended Credit Agreement”).

SECTION 5. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings, the Borrower and each other Loan Party each represents and warrants solely to the other parties hereto on the Ninth Amendment Effective Date that:

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(a)        (i) the execution, delivery and performance by such Loan Party of this Amendment (and the Amended Credit Agreement) is within such Loan Party’s corporate or other organizational power and has been duly authorized by all necessary corporate or other organizational action of each such Loan Party; and (ii) this Amendment has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations; and

(b)        the execution and delivery of this Amendment (and the Amended Credit Agreement) by such Loan Party and the performance by such Loan Party thereof (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (A) such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained or made pursuant to the Collateral and Guarantee Requirement), (B) in connection with the Perfection Requirements or (C) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (ii) will not violate any (A) of such Loan Party’s Organizational Documents or (B) Requirements of Law applicable to such Loan Party which, in the case of this clause (ii), would reasonably be expected to have a Material Adverse Effect, and (iii) will not violate or result in a default under any material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (iii), would reasonably be expected to result in a Material Adverse Effect.

SECTION 6. Ninth Amendment Effective Date. This Amendment shall become effective as of the first date (the “Ninth Amendment Effective Date”) on which each of the following conditions shall have been satisfied (or waived by the Administrative Agent):

(a)        the Administrative Agent shall have received a counterpart signature page of this Amendment duly executed by Holdings, the Borrower and each other Loan Party, the Administrative Agent and each Amendment No. 9 Incremental Lender;

(b) the Administrative Agent (or its counsel) shall have received a certificate signed by a Responsible Officer of each Loan Party referred to in clause (a), in substantially the form delivered on the Closing Date, (i) certifying that the articles of formation (or equivalent document) of such Loan Party, certified by the appropriate Governmental Authority of the state of formation of such Loan Party, and the operating agreement (or equivalent document) of such Loan Party, either (A) has not been amended since the prior date of delivery or (B) is attached as an exhibit to such certificate and that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and certified as true and complete as of a recent date by the appropriate Governmental Authority of the state of formation of such Loan Party, (ii) certifying that attached thereto are the resolutions of the board of directors or other comparable managing body of such Loan Party approving the Amendment, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a Responsible Officer of such Loan Party as of the Ninth Amendment Effective Date to be true and correct and in force and effect as of such date, (iii) certifying as to the incumbency and genuineness of the signatures of the officers or other authorized signatories of such Loan Party executing this Amendment and (iv) attaching the good standing certificates described in clause (d) of this Section 6;

(c)        the Administrative Agent (or its counsel) shall have received, on behalf of itself and the Amendment No. 9 Incremental Lenders on the Ninth Amendment Effective Date, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel for Holdings, the Borrower and certain of the Subsidiary Guarantors, (ii) Morris, Nichols, Arsht & Tunnell

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LLP in its capacity as special Delaware counsel for Holdings, the Borrower and the Subsidiary Guarantors and (iii) McGuire Woods LLP in its capacity as special Virginia counsel for certain of the Subsidiary Guarantors;

(d)        the Administrative Agent (or its counsel) shall have received a certificate of good standing (to the extent such concept exists in the relevant jurisdiction) with respect to the Loan Parties referred to in clause (a) (above) certified as of a recent date by the appropriate Governmental Authority of the state of formation;

(e)        the Administrative Agent (or its counsel) shall have received all documentation and other information, at least two Business Days prior to the Ninth Amendment Effective Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (in each case to the extent so requested no less than ten Business Days prior to the Ninth Amendment Effective Date);

(f)        all fees and expenses required to be paid by (or on behalf of) the Borrower to the Administrative Agent (including pursuant to Section 9.03 of the Existing Credit Agreement and pursuant to Section 8 hereof) or the Amendment No. 9 Lead Arrangers pursuant to any engagement letter or fee letter with the Borrower on or before the Ninth Amendment Effective Date shall have been (or shall substantially contemporaneously be) paid in full in cash (to the extent invoiced at least three Business Days prior to the Ninth Amendment Effective Date);

(g)        the Administrative Agent shall have received a Borrowing Request in respect of the Amendment No. 9 Incremental Term Loans to be made on the Ninth Amendment Effective Date in accordance with the requirements of the Existing Credit Agreement;

(h)        the representations and warranties set forth in Article 3 of the Amended Credit Agreement shall be true and correct in all material respects on and as of the Ninth Amendment Effective Date with the same effect as though such representations and warranties had been made on the Ninth Amendment Effective Date; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; and

(i)        no Event of Default under Section 7.01(a), (f) or (g) of the Amended Credit Agreement shall exist immediately prior to or after giving effect to the effectiveness of this Amendment.

By executing this Amendment (or an Assignment and Assumption on the date hereof), the Amendment No. 9 Incremental Lenders and the Administrative Agent shall be deemed to have consented to, approved or accepted, or be satisfied with, or have waived, all conditions to the Ninth Amendment Effective Date. The Administrative Agent shall post a notice of effectiveness and occurrence of the Ninth Amendment Effective Date, which shall be conclusive. The Administrative Agent and the Amendment No. 9 Incremental Lenders acknowledge and agree that the Ninth Amendment Effective Date is June 13, 2023.

SECTION 7. Effect of Amendment.

(a)        Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained

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in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances.

(b)        From and after the Ninth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document, shall be deemed a reference to the Amended Credit Agreement and (ii) each reference in any Loan Document to the “Term Lenders”, “Term Loans”, “Term Loan Commitments”, “Term Facility”, “Revolving Lenders”, “Revolving Loans”, “Revolving Credit Commitments” or “Revolving Facility” shall be deemed to include the Amendment No. 9 Incremental Term Loan Lenders, Amendment No. 9 Incremental Term Loans, Amendment No. 9 Incremental Term Loan Commitments, Amendment No. 9 Incremental Revolving Lenders and Amendment No. 9 Incremental Revolving Commitments, as applicable.

(c)        This Amendment shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents and shall be deemed to be an “Incremental Facility Amendment” as defined in the Amended Credit Agreement.

(d)        Each party hereto acknowledges that this Amendment constitutes all notices or requests required under Section 2.22 and/or Section 9.02 of the Existing Credit Agreement.

(e)        The Administrative Agent and each Amendment No. 9 Incremental Term Lender party hereto consents to an initial Interest Period for the Amendment No. 9 Incremental Term Loans beginning on the Ninth Amendment Effective Date and ending on the last day of the Interest Period then in effect with respect to the Amendment No. 8 Term Loans outstanding immediately prior to the effectiveness of this Amendment (and, for the avoidance of doubt, the Adjusted Term SOFR Rate applicable to such Amendment No. 9 Incremental Term Loans for such initial Interest Period will be the same as the Adjusted Term SOFR Rate then in effect for such Amendment No. 8 Term Loans).

(f)        This Amendment shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.

SECTION 8. Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses incurred by it in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Paul Hastings, LLP, counsel for the Administrative Agent.

SECTION 9. Amendments; Severability. (a) Once effective, this Amendment may not be amended nor may any provision hereof be waived except pursuant to Section 9.02 of the Amended Credit Agreement.

(b)       If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SECTION 10. Ratification and Reaffirmation. Each Loan Party hereby ratifies and reaffirms: (a) its Obligations in respect of the Existing Credit Agreement and each of the other Loan Documents to which it is a party and all of the covenants, duties, indebtedness and liabilities under the Existing Credit Agreement and the other Loan Documents to which it is a party, (b) its prior grant and the validity of the Liens granted by it pursuant to the Collateral Documents, with all such Liens continuing in full force and effect after giving effect to this Amendment and (c) the Liens and security interests created in favor of the Administrative Agent for the benefit of the Secured Parties (including the Amendment No. 9 Incremental Lenders) pursuant to each Collateral Document; which Liens shall continue to secure the Secured Obligations (as increased hereby), in each case, on and subject to the terms and conditions set forth in the Amended Credit Agreement and the other Loan Documents.

SECTION 11. GOVERNING LAW; Waiver of Jury Trial; Jurisdiction. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The provisions of Sections 9.10 and 9.11 of the Amended Credit Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 12. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

SECTION 13. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment, and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 14. No Recourse. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Amended Credit Agreement, in no event will any Investor or any of their Affiliates (other than the Loan Parties) have any liability with respect to obligations under the Credit Agreement, as amended hereby, or any other Loan Documents and/or any transaction that is expressly permitted (or not prohibited by) the terms of the Loan Documents, as amended hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KINGPIN INTERMEDIATE HOLDINGS LLC, as Borrower

By:	/s/ Robert M. Lavan
Name: Robert M. Lavan Title: Chief Financial Officer

BOWLERO CORP., as Holdings

By:	/s/ Robert M. Lavan
Name: Robert M. Lavan Title: Chief Financial Officer

[Signature Page to Ninth Amendment]

Subsidiary Guarantors:

AMF Bowling Centers, Inc. AMF Bowling Worldwide, Inc. Bowlero Sports and Entertainment Holdings, LLC

By:	/s/ Robert M. Lavan
Name: Robert M. Lavan Title: Chief Financial Officer

Kingpin Intermediate LLC

Strike Holdings LLC

Bowlmor Lanes LLC

Bowlmor Times Square, LLC

Westwood Lanes, LLC

Strike Miami, LLC

Strike Cupertino VFP, LLC

Strike Tustin TDTL, LLC

Strike Consulting, LLC

Strike Long Island, LLC

Bowlero Jupiter Lanes, LLC

Leiserv, LLC

Brunswick Recreation LLC

Brunswick Zone XL Colorado Springs, LLC

Brunswick Zone XL Rockford LLC

Bowlero Scottsdale, LLC

Bowlero Leesburg, LLC

Bowlero Dania, LLC

AMF Worldwide Bowling Centers Holdings Inc.

AMF Bowling Centers Holdings Inc.

Texas Operations Holding Company, Inc.

Goode Bowling LLC

AMF Beverage Company of Oregon, Inc.

King Louie Lenexa, Inc.

Bush River Corporation

L’aigle D’or, Inc.

Brunswick Riverview Club, Inc.

Bowlero Ann Arbor, LLC

Bowlero Arcadia, LLC

Bowlero Arlington, LLC

Bowlero Atlantic Station, LLC

Bowlero Broadway Seattle, LLC

Bowlero Charlotte, LLC

Bowlero East Hartford, LLC

Bowlero Fairview, LLC

Bowlero Manteca, LLC

Bowlero Mission Valley, LLC

Bowlero Oxnard, LLC

Bowlero Sawgrass, LLC

[Signature Page to Ninth Amendment]

Bowlero Tukwila, LLC

Bowlero Tuscaloosa, LLC

Bowlero Tysons Corner, LLC

Bowlero Wallingford, LLC

AUS Leisure Investments, LLC

Bowlero North Brunswick, LLC

Bowlero Maple Shade, LLC

Camellia Lanes, LLC

Entertainment Asset Management, LLC

Bowlero Boca Raton, LLC

Bellum AI, LLC

Bowlero Santa Barbara, LLC

Bowlero Brentwood, LLC

Bowlero Santa Clara, LLC

Bowlero Reading, LLC

Bowlero Sinking Spring, LLC

Bowlero Limerick, LLC

Bowlero Charlotte/Montford, LLC

Bowlero Miami World Center, LLC

Bowlero Port St. Lucie, LLC

Bowlero Norwalk, LLC

Bowlero Norwalk Outparcel, LLC

Bowlero Vacaville, LLC

Bowlero San Pedro Avenue, LLC

Bowlero Spring Hill, LLC

Bowl America Incorporated

Bowl America of Florida, Inc.

Bowl America Shirley, Inc.

Falls Church Bowl, Inc.

Reisterstown Bowl, Inc.

Manassas Bowl, Inc.

Bowl America Duke, Inc.

Westwood Bowl, Inc.

Bowlero Commack, LLC

By:	/s/ Brett I. Parker
Name: Brett I. Parker Title: President

[Signature Page to Ninth Amendment]

300, Inc. Texas Operations, LLC

By:	/s/ William DuFour
Name: William DuFour Title: President

[Signature Page to Ninth Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Inderjeet Aneja
Name:	Inderjeet Aneja
Title:	Executive Director

[Signature Page to Ninth Amendment]

WELLS FARGO BANK, N.A., as an Amendment No. 9 Incremental Term Lender

By:	/s/ Walker Higgins
Name:	Walker Higgins
Title:	Director

[Signature Page to Ninth Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as an Amendment No. 9 Incremental Revolving Lender

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title:	Director
philip.tancorra@db.com
212-250-6576

By:	/s/ Lauren Danbury
Name: Lauren Danbury
Title: Vice President

[Signature Page to Ninth Amendment]

SCHEDULE I

AMENDMENT NO. 9 INCREMENTAL TERM LOAN COMMITMENTS

Amendment No. 9 Incremental Term Lender	Amendment No. 9 Incremental Term Loan Commitment
JPMorgan Chase Bank, N.A.	$250,000,000
Total	$250,000,000

ANNEX A

Adjusted marked version reflecting changes made pursuant to the Eighth Amendment.

Added text shown underscored; deleted text shown ~~strikethrough~~.

FIRST LIEN CREDIT AGREEMENT

Dated as of July 3, 2017

(as amended as of March 28, 2018, July 5, 2018, November 20, 2019, June 10, 2020, September 25, 2020, December 15, 2021, December 17, 2021 ~~and~~, February 8, 2023 and June 13, 2023)

among

KINGPIN INTERMEDIATE HOLDINGS LLC,

as the Parent Borrower,

BOWLERO CORP.,

as Holdings,

THE SUBSIDIARIES OF THE PARENT BORROWER PARTY HERETO,
as Borrowers

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swingline Lender and an Issuing Bank,

and

JPMORGAN CHASE BANK, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers
and Joint Bookrunners

TABLE OF CONTENTS

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SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Existing Letters of Credit
Schedule 1.01(c)	–	[Reserved]
Schedule 1.01(d)	–	[Reserved]
Schedule 1.01(e)	–	Existing Credit Facilities Excluded Properties
Schedule 1.01(f)	–	Excluded Properties
Schedule 1.01(g)		Liquor License Subsidiaries
Schedule 3.06		Litigation and Environmental Matters
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 5.18		Post-Closing Actions
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.03	–	Negative Pledges
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Parent Borrower’s Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	[Reserved]
Exhibit G	–	Form of Promissory Note
Exhibit H-1	–	Form of Trademark Security Agreement
Exhibit H-2	–	Form of Patent Security Agreement
Exhibit H-3	–	Form of Copyright Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Security Agreement
Exhibit K	–	Form of Letter of Credit Request
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N	–	Form of Intercreditor Agreement

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FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT, dated as of July 3, 2017 and as amended pursuant to Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 ~~and~~, Amendment No. 8 and Amendment No. 9 referred to below (as further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among Bowlero Corp., a Delaware corporation, Kingpin Intermediate Holdings, LLC, a Delaware limited liability company (the “Parent Borrower”), the Subsidiaries of the Parent Borrower from time to time party hereto as Borrowers, the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A. (“JPM”), in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, together with its successor and permitted assigns, the “Administrative Agent”), the Swingline Lender and an Issuing Bank, Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), in its capacity as an Issuing Bank, and Goldman Sachs Bank USA (“GS Bank”), in its capacity as an Issuing Bank, with JPM, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners (in such capacities, collectively, the “Arrangers”).

RECITALS

A.       Pursuant to the terms of the Acquisition Agreement, on the Closing Date, (i) Parent acquired, by merger of A-B Merger Sub I Inc., a Delaware corporation (“Merger Sub 1”), with and into the Target, a majority of the issued and outstanding equity interests of the Target (with the Target being the surviving entity of such merger) (the “Merger Sub 1 Merger”) and (ii) A-B Merger Sub II LLC, a Delaware limited liability company (“Merger Sub 2”), merged with and into Kingpin Intermediate (with Kingpin Intermediate being the surviving entity of such merger) (the “Merger Sub 2 Merger”).

B.       To consummate the Transactions, certain of the Investors directly or indirectly (including by way of repayment of existing debt of the Target and/or payments to existing shareholders of the Target) made cash contributions to Merger Sub 1 and/or the Target (with all such cash contributions to be in the form of (i) common equity, (ii) the Series A Preferred Stock, (iii) Qualified Capital Stock or (iv) other preferred Capital Stock or other instruments (in the case of clause (iv), having terms reasonably acceptable to the Administrative Agent) (any such equity or instruments “Permitted Equity”), which cash contributions were in an aggregate amount that, when taken together with all equity interests (including restricted stock or options) retained, rolled-over or directly or indirectly invested in Permitted Equity of Holdings and all Permitted Equity of Holdings issued to, or otherwise directly or indirectly held or acquired by, any shareholders, directors or management of the Target (together, the “Equity Contribution”) was not less than 30% (the “Minimum Equity Percentage”) of the sum of (i) the aggregate principal amount of the Credit Facilities and Second Lien Facility funded on the Closing Date (excluding (A) amounts drawn under the Revolving Facility on the Closing Date for working capital purposes and/or purchase price adjustments, to fund Transaction Costs or to replace, backstop or cash collateralize existing letters of credit and (B) any letters of credit outstanding on the Closing Date) and (ii) the Equity Contribution.

C.       To consummate the Transactions on the Closing Date, the Parent Borrower requested that the Lenders under this Agreement as of such date (such agreement as in effect immediately prior to the Amendment No. 6 Effective Date, the “Existing Credit Agreement”) originally extend credit in the form of (a) Initial Term Loans (excluding the Amendment No. 1 Incremental Term Loans, and for the avoidance of doubt, the Amendment No. 2 Term Loans and the Amendment No. 3 Incremental Term Loans) in an original aggregate principal amount equal to $585,000,000 and (b) a Revolving Facility with an available amount of $50,000,000, in each case, subject to increase as provided herein.

D.       To consummate the Transactions on the Closing Date, the Parent Borrower also borrowed term loans in an original aggregate principal amount equal to $110,000,000 under the Second Lien Credit Agreement.

E.       The Lenders under the Existing Credit Agreement were willing to extend the Initial Term Loans (excluding the Amendment No. 1 Incremental Term Loans, and for the avoidance of doubt, the Amendment No. 2 Term Loans and the Amendment No. 3 Incremental Term Loans) and to make available the Revolving Facility, in each case on the terms and subject to the conditions set forth therein.

F.       To consummate certain transactions on the Amendment No. 1 Effective Date, the Parent Borrower borrowed Incremental Term Loans in an original aggregate principal amount equal to $113,000,000 pursuant to Amendment No. 1.

G.       Holdings, the Parent Borrower, the Administrative Agent and the Lenders party thereto entered into that certain Second Amendment (“Amendment No. 2”), dated as of July 5, 2018 (the “Amendment No. 2 Effective Date”), under which the Amendment No. 2 Term Lenders (as hereinafter defined) extended credit to the Parent Borrower in the form of Amendment No. 2 Term Loans (as hereinafter defined) in an original aggregate principal amount equal to $715,000,000.

H.       Pursuant to Amendment No. 2, the Administrative Agent, Holdings, the Parent Borrower and the Amendment No. 2 Term Lenders agreed to certain amendments as provided in Amendment No. 2.

I.       Holdings, the Parent Borrower, the Administrative Agent and the Lenders party thereto entered into that certain Third Amendment (“Amendment No. 3”), dated as of November 20, 2019 (the “Amendment No. 3 Effective Date”), under which the Amendment No. 3 Incremental Term Lenders (as hereinafter defined) extended credit to the Parent Borrower in the form of Amendment No. 3 Incremental Term Loans (as hereinafter defined) in an original aggregate principal amount equal to $105,000,000.

J.       Pursuant to Amendment No. 3, the Administrative Agent, Holdings, the Parent Borrower and the Amendment No. 3 Incremental Term Lenders agreed to certain amendments as provided in Amendment No. 3.

K.       Holdings, the Parent Borrower, the Administrative Agent and the Revolving Lenders party thereto (who constituted the Required Revolving Lenders at such time) entered into that certain Fourth Amendment (“Amendment No. 4”) dated as of June 10, 2020 (the “Amendment No. 4 Effective Date”), pursuant to which Holdings, the Parent Borrower and such Revolving Lenders agreed to certain amendments as provided in Amendment No. 4.

L.       Holdings, the Parent Borrower, the Administrative Agent and the Revolving Lenders party thereto (who constitute the Required Revolving Lenders) entered into that certain Fifth Amendment (“Amendment No. 5”) dated as of September 25, 2020 (the “Amendment No. 5 Effective Date”), pursuant to which Holdings, the Parent Borrower and such Revolving Lenders have agreed to amend the Existing Credit Agreement as provided in Amendment No. 5.

M.       Holdings, the Parent Borrower, the Administrative Agent and the Revolving Lenders party thereto entered into that certain Sixth Amendment (“Amendment No. 6”), dated as of December 15, 2021 (the “Amendment No. 6 Effective Date”), under which the Amendment No. 6 Replacement and Incremental Revolving Lenders (as hereinafter defined) agreed to extend credit to the Parent Borrower in the form of the Amendment No. 6 Replacement and Incremental Revolving Facility (as hereinafter defined) in an original aggregate principal amount equal to $140,000,000.

N.       Pursuant to Amendment No. 6, the Administrative Agent, Holdings, the Parent Borrower and the Amendment No. 6 Replacement and Incremental Revolving Lenders agreed to certain amendments as provided in Amendment No. 6.

O.       Holdings, the Parent Borrower, the Administrative Agent and the Revolving Lenders party thereto entered into Amendment No. 7 on the Amendment No. 7 Effective Date, under which the Additional Amendment No. 6 Replacement and Incremental Revolving Lenders (as defined in Amendment No. 7) agreed to extend credit to the Parent Borrower in the form of Additional Amendment No. 6 Replacement and Incremental Revolving Commitments (as defined in Amendment No. 7) in an original aggregate principal amount equal to $25,000,000.

P.       Pursuant to Amendment No. 7, the Administrative Agent, Holdings, the Parent Borrower and the Revolving Lenders party thereto agreed to certain amendments as provided in Amendment No. 7.

Q.       Holdings, the Parent Borrower, the Administrative Agent and the Lenders party thereto entered into that certain Eighth Amendment (“Amendment No. 8”), dated as of February 8, 2023 (the “Amendment No. 8 Effective Date”), under which (x) the Amendment No. 8 Term Lenders (as hereinafter defined) extended credit to the Parent Borrower in the form of Amendment No. 8 Term Loans (as hereinafter defined) in an original aggregate principal amount equal to $900,000,000 and (y) the Amendment No. 8 Incremental Revolving Lenders (as defined in Amendment No. 8) agreed to extend credit to the Parent Borrower in an original aggregate principal amount equal to $35,000,000.

R.       Pursuant to Amendment No. 8, the Administrative Agent, Holdings, the Parent Borrower and the Lenders party thereto agreed to certain amendments as provided in Amendment No. 8.

S.       Holdings, the Parent Borrower, the Administrative Agent and the Lenders party thereto entered into that certain Ninth Amendment (“Amendment No. 9”), dated as of June 13, 2023 (the “Amendment No. 9 Effective Date”), under which (x) the Amendment No. 9 Incremental Term Lenders (as hereinafter defined) extended credit to the Parent Borrower in the form of Amendment No. 9 Incremental Term Loans (as hereinafter defined) in an original aggregate principal amount equal to $250,000,000 and (y) the Amendment No. 9 Incremental Revolving Lenders (as hereinafter defined) agreed to extend credit to the Parent Borrower in an original aggregate principal amount equal to $35,000,000.

T.       Pursuant to Amendment No. 9, the Administrative Agent, Holdings, the Parent Borrower and the Amendment No. 9 Incremental Lenders agreed to certain amendments as provided in Amendment No. 9.

~~S~~U. Accordingly, the parties hereto agree as follows:

Article 1            DEFINITIONS

Section 1.01.          Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means the Intercreditor Agreement, a Market Intercreditor Agreement, or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent (which may, if applicable, consist of a payment “waterfall”).

“ACH” means automated clearing house transfers.

“Acquisition” means the Mergers and the other transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of June 6, 2017, by and among, inter alios, Parent, Merger Sub 1, Merger Sub 2, the Target and the other Persons party thereto.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Borrower” has the meaning assigned to such term in Section 1.12(a).

“Additional Borrower Agreement” has the meaning assigned to such term in Section 1.12(a).

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 or 9.02(c) (including, for the avoidance of doubt, the Amendment No. 2 Term Loan Commitments, the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments ~~and~~, the Amendment No. 8 Term Loan Commitments and the Amendment No. 9 Incremental Term Loan Commitments).

“Additional Credit Facilities” means any credit facilities added pursuant to Sections 2.22, 2.23 or 9.02(c) (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Facility).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Letter of Credit Facility” means any letter of credit facility established by the Parent Borrower and/or any Restricted Subsidiary outside of this Agreement to obtain letters of credit required by customers, suppliers or landlords or otherwise required in the ordinary course of business.

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii) (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments).

“Additional Revolving Credit Exposure” means, with respect to any Person at any time, the aggregate outstanding principal amount at such time of all Additional Revolving Loans of such Person, plus the aggregate amount at such time of such Person’s LC Exposure and Swingline Exposure, in each case, attributable to its Additional Revolving Credit Commitment (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Credit Exposure).

“Additional Revolving Facility” means any revolving credit facility added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii) (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Facility).

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Lenders).

“Additional Revolving Loans” means any revolving loan added pursuant to Sections 2.22, 2.23 or 9.02(c)(ii) (including, for the avoidance of doubt, the Amendment No. 6 Replacement and Incremental Revolving Loans).

“Additional Term Loan Commitments” means any term loan commitment added pursuant to Sections 2.22, 2.23 or 9.02(c)(i) (including, for the avoidance of doubt, the Amendment No. 2 Term Loan Commitment ~~and~~, the Amendment No. 8 Term Loan Commitments and the Amendment No. 9 Incremental Term Loan Commitments).

“Additional Term Loans” means any term loan added pursuant to Section 2.22, 2.23 or 9.02(c)(i) (including, for the avoidance of doubt, the Amendment No. 2 Term Loans, the Amendment No. 3 Incremental Term Loans ~~and~~, the Amendment No. 8 Term Loans and the Amendment No. 9 Incremental Term Loans).

“Adjusted Daily Simple SOFR” means (i) for any Amendment No. 8 Term Loan, an interest rate per annum equal to Daily Simple SOFR for the applicable Interest Period plus 0.00% and (ii) for any Revolving Loan, an interest rate per annum equal to Daily Simple SOFR plus 0.10%.

“Adjusted Term SOFR Rate” means (i) for any Amendment No. 8 Term Loan, an interest rate per annum equal to the Term SOFR Rate for the applicable Interest Period plus 0.00% and (ii) for any Revolving Loan, an interest rate per annum equal to the Term SOFR Rate for the applicable Interest Period plus (x) for a one month Interest Period, 0.10%, (y) for a three month Interest Period, 0.15% and (z) for a six month Interest Period, 0.25%.

“Adjustment Date” means the date of delivery of financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, the Parent Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holdings, the Parent Borrower or any of its Restricted Subsidiaries, threatened in writing, against or affecting Holdings, the Parent Borrower or any of its Restricted Subsidiaries or any property of Holdings, the Parent Borrower or any of its Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any subsidiary thereof solely because it is an unrelated portfolio company of any Investor and none of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender or any Debt Fund

Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, the Parent Borrower and/or any of its Restricted Subsidiaries.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Parent Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Exposures at such time.

“Agreement” has the meaning assigned to such term in the preamble to this First Lien Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Adjusted Term SOFR Rate (which rate shall be calculated based upon an Interest Period of one month as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day)) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate) as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology, (c) the Prime Rate and (d) solely with respect to Amendment No. 8 Term Loans, 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be.

“Amendment No. 1” means the First Incremental Amendment, dated as of the Amendment No. 1 Effective Date, among the Parent Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.

“Amendment No. 1 Effective Date” means March 28, 2018.

“Amendment No. 1 Incremental Term Lender” means any Person with an Initial Term Loan Commitment to make Amendment No. 1 Incremental Term Loans.

“Amendment No. 1 Incremental Term Loans” means the Term Loans funded pursuant to Amendment No. 1 on the Amendment No. 1 Effective Date, the proceeds of which shall be used to consummate the Amendment No. 1 Transactions, to pay fees and expenses in connection with the foregoing and for general corporate purposes or other actions or purposes permitted hereunder.

“Amendment No. 1 Transactions” means the entering into of Amendment No. 1, the incurrence of the Amendment No. 1 Incremental Term Loans, the repayment in full of all outstanding amounts under the Second Lien Credit Agreement and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Amendment No. 2” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 2 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 2 Term Lender” means each “2018 Refinancing Term Loan Lender” as such term is defined in Amendment No. 2.

“Amendment No. 2 Term Loan Commitment” means the “2018 Refinancing Term Loan Commitment” as such term is defined in Amendment No. 2.

“Amendment No. 2 Term Loans” means the “2018 Refinancing Term Loans” as such term is defined in Amendment No. 2 and all Amendment No. 3 Incremental Term Loans.

“Amendment No. 2 Transactions” means the entering into of Amendment No. 2, the incurrence of the Amendment No. 2 Term Loans and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Amendment No. 3” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 3 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 3 Incremental Term Lender” means each Lender under this Agreement that holds an Amendment No. 3 Incremental Term Loan and/or a commitment to make an Amendment No. 3 Incremental Term Loan (as applicable).

“Amendment No. 3 Incremental Term Loan Commitment” means an aggregate principal amount set forth opposite such Amendment No. 3 Incremental Term Lender’s name contained in Schedule 1 in Amendment No. 3. The aggregate amount of the Amendment No. 3 Incremental Term Loan Commitments on the Amendment No. 3 Effective Date is $105,000,000.

“Amendment No. 3 Incremental Term Loans” means the Term Loans funded pursuant to Amendment No. 3 on the Amendment No. 3 Effective Date, the proceeds of which shall be used to consummate the Amendment No. 3 Transactions, to pay fees and expenses in connection with the foregoing and for general corporate purposes or other actions or purposes permitted hereunder.

“Amendment No. 3 Transactions” means the entering into of Amendment No. 3, the incurrence of the Amendment No. 3 Incremental Term Loans and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Amendment No. 4” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 4 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 5” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 5 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 6” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 6 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 6 Replacement and Incremental Revolving Credit Commitment” means, with respect to any Person, the commitment of such Person to make Amendment No. 6 Replacement and Incremental Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Amendment No 6. Replacement and Incremental Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments as of the Amendment No. ~~8~~9 Effective Date is $~~200,000,000~~235,000,000.

“Amendment No. 6 Replacement and Incremental Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount of all Amendment No. 6 Replacement and Incremental Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Amendment No. 6 Replacement and Incremental Revolving Credit Commitment.

“Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date” means the date that is the earlier of (i) five years after the Amendment No. 6 Effective Date and (ii) the date that is 90 calendar days prior to the scheduled maturity date of any Term Loans outstanding in an aggregate principal amount exceeding $175,000,000.

“Amendment No. 6 Replacement and Incremental Revolving Facility” means the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments and the Amendment No. 6 Replacement and Incremental Revolving Loans and other extensions of credit thereunder.

“Amendment No. 6 Replacement and Incremental Revolving Lender” means any Person with an Amendment No. 6 Replacement and Incremental Revolving Credit Commitment or any Amendment No. 6 Replacement and Incremental Revolving Credit Exposure.

“Amendment No. 6 Replacement and Incremental Revolving Loan” means any revolving loan made by the Amendment No. 6 Replacement and Incremental Revolving Lenders to the Parent Borrower pursuant to Section 2.01(a)(ii).

“Amendment No. 7” means the Seventh Amendment dated as of December 17, 2021 among Holdings, the Parent Borrower, the Administrative Agent and the Revolving Lenders party thereto.

“Amendment No. 7 Effective Date” means the “Seventh Amendment Effective Date” as defined in Amendment No. 7.

“Amendment No. 8” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 8 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 8 Term Lender” means each “Amendment No. 8 Term Lender” as such term is defined in Amendment No. 8.

“Amendment No. 8 Term Loan Commitment” means each “Amendment No. 8 Term Loan Commitment” as such term is defined in Amendment No. 8.

“Amendment No. 8 Term Loan Maturity Date” means the date that is five years after the Amendment No. 8 Effective Date.

“Amendment No. 8 Term Loans” means the “Amendment No. 8 Term Loans” as such term is defined in Amendment No. 8 and all Amendment No. 9 Incremental Term Loans. For the avoidance of doubt, when funded, Amendment No. 9 Incremental Term Loans shall constitute the same Class hereunder as the Amendment No. 8 Term Loans.

“Amendment No. 8 Transactions” means the entering into of Amendment No. 8, the incurrence of the Amendment No. 8 Term Loans and the Amendment No. 8 Incremental Revolving Commitments (as defined in Amendment No. 8), the other transactions contemplated thereby and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Amendment No. 9” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 9 Effective Date” has the meaning assigned to such term in the preamble to this Agreement.

“Amendment No. 9 Incremental Lenders” means, collectively, the Amendment No. 9 Incremental Term Lenders and the Amendment No. 9 Incremental Revolving Lenders.

“Amendment No. 9 Incremental Revolving Lenders” means the “Amendment No. 9 Incremental Revolving Lenders” as such term is defined in Amendment No. 9.

“Amendment No. 9 Incremental Term Lender” means each Lender under this Agreement that holds an Amendment No. 9 Incremental Term Loan and/or a commitment to make an Amendment No. 9 Incremental Term Loan (as applicable).

“Amendment No. 9 Incremental Term Loan Commitment” means an aggregate principal amount set forth opposite such Amendment No. 9 Incremental Term Lender’s name contained in Schedule 1 in Amendment No. 9. The aggregate amount of the Amendment No. 9 Incremental Term Loan Commitments on the Amendment No. 9 Effective Date is $250,000,000.

“Amendment No. 9 Incremental Term Loans” means the Term Loans funded pursuant to Amendment No. 9 on the Amendment No. 9 Effective Date. For the avoidance of doubt, when funded, Amendment No. 9 Incremental Term Loans shall constitute the same Class hereunder as the Amendment No. 8 Term Loans.

“Amendment No. 9 Transactions” means the entering into of Amendment No. 9, the incurrence of the Amendment No. 9 Incremental Term Loans, the incurrence of the Amendment No. 9 Incremental Revolving Commitments (as defined in Amendment No. 9) and the payment of all fees, expenses and other costs incurred in connection with the foregoing.

“Applicable Charges” has the meaning set forth in Section 9.19.

“Applicable Percentage” means, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under such Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein, when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender with respect to such Class, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Applicable Rate” means, (a) for any day from and after the Amendment No. 8 Effective Date, for Amendment No. 8 Term Loans, (i) in the case of ABR Loans, 2.50% per annum and (ii) in the case of Adjusted Term SOFR Loans, 3.50% per annum and (b) for any day from and after the Amendment No. 6 Effective Date, for Revolving Loans, the rate per annum set forth below under the caption “ABR Spread” or “Adjusted Term SOFR Rate Spread”, as the case may be, based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period; provided that until the first Adjustment Date following the completion of at least one full Fiscal Quarter ended after the Amendment No. 6 Effective Date, the “Applicable Rate” for any Revolving Loans shall have been the applicable rate per annum set forth below in Category 1.

First Lien Leverage Ratio	ABR Spread for Revolving Loans	Adjusted Term SOFR Rate Spread for Revolving Loans
Category 1
Greater than 4.35 to 1.00	2.00%	3.00%
Category 2
Less than or equal to 4.35 to 1.00 and greater than 3.85 to 1.00	1.75%	2.75%
Category 3
Less than or equal to 3.85 to 1.00	1.50%	2.50%

The Applicable Rate for Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for Revolving Loans shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

The Applicable Rate for any Class of Additional Revolving Loans or Additional Term Loans shall be as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

“Approved Counterparty” means any Person that is, or is an Affiliate of, the Administrative Agent, a Lender or an Arranger, or that is a Person designated in writing by the Parent Borrower to the Administrative Agent as an “Approved Counterparty”.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” has the meaning assigned to such term in the preamble to this Agreement and shall include for purposes of Section 9.03, the “Amendment No. 2 Lead Arrangers” (as defined in Amendment No. 2) ~~and~~, the “Amendment No. 8 Lead Arrangers” (as defined in Amendment No. 8) and the “Amendment No. 9 Lead Arrangers” (as defined in Amendment No. 9).

“Assignment Agreement” means, collectively, each Assignment and Assumption and each Affiliated Lender Assignment and Assumption.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Parent Borrower.

“ASU” has the meaning assigned to such term in Section 1.04(c).

“Atairos” means Atairos Group, Inc. and the funds, partnerships, investment vehicles or other co-investment vehicles or other entities managed, advised or controlled by Atairos Group, Inc. or its Affiliates (but in any event excluding any portfolio company of any of the foregoing).

“Attributable Debt” means, at any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person (except in the footnotes thereto) prepared in accordance with GAAP, other than (a) Capital Lease Obligations arising as a result of a modification of the Carlyle Sale/Leaseback Documents or the Carlyle Sale/Leaseback 2014 Documents to the extent such modification is not prohibited hereunder, (b) Capital Lease Obligations arising as a result of the classification of the Carlyle Sale/Leaseback, the Carlyle Sale/Leaseback 2014 or any Excluded Property Sale/Leaseback Transaction as a Capital Lease, (c) Capital Lease Obligations arising as a result of any Excluded Property Sale/Leaseback Transaction and (d) Capital Lease Obligations arising as a result of any Sale and Lease-Back Transaction (if any). For the avoidance of doubt, this definition of “Attributable Debt” shall be subject in all respects to the provisions of Section 1.04(c).

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by the Parent Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to the definition of “Dutch Auction”.

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Auction Party” has the meaning set forth in the definition of “Dutch Auction”.

“Auction Response Date” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Availability Period” means the period from and including the Closing Date to but excluding the earliest of (a) the date of termination of the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments pursuant to Section 2.09, (b) the date of termination of the Amendment No. 6 Replacement and Incremental Revolving Credit Commitment of each Amendment No. 6 Replacement and Incremental Revolving Lender to make Amendment No. 6 Replacement and Incremental Revolving Loans and the obligation of each Issuing Bank to issue Letters of Credit pursuant to Section 7.01 and (c) the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)       the sum of:

(i)       the greater of $119,000,000 and 35% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; plus

(ii)       the CNI Growth Amount (provided that such amount shall not be available for any Restricted Payment pursuant to Section 6.04(a)(iii)(A) or Restricted Debt Payment pursuant to Section 6.04(b)(vi)(A), in each case, if any Event of Default exists pursuant to Section 7.01(a) or, with respect to the Parent Borrower, Sections 7.01(f) or (g) at the time of determination pursuant to Section 1.04(e)); plus

(iii)       the amount of any capital contributions or other proceeds of any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of an issuance of Disqualified Capital Stock, (y) received from the Parent Borrower or any Restricted Subsidiary or (z) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)) received as Cash equity by the Parent Borrower or any of its Restricted Subsidiaries, plus the fair market value, as determined by the Parent Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Parent Borrower or any Restricted Subsidiary as a capital contribution or in return for any issuance of Capital Stock (other than any amounts (x) constituting a Cure Amount or an Available Excluded Contribution Amount or proceeds of any issuance of Disqualified Capital Stock or (y) received from the Parent Borrower or any Restricted Subsidiary), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)       the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Parent Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Parent Borrower or any Restricted Subsidiary), which has been converted into or exchanged for Capital Stock of the Parent Borrower, any Restricted Subsidiary or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash or Cash Equivalents (as determined by the Parent Borrower in good faith) and the fair market value (as determined by the Parent Borrower in good faith) of any property or assets received by the Parent Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)       the net proceeds received by the Parent Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than the Parent Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)       to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Parent Borrower or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans and interest payments on loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) or, without duplication, otherwise received by the Parent Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary (including any proceeds received on account of any issuance of Capital Stock by any Unrestricted Subsidiary (other than solely on account of the issuance of Capital Stock to the Parent Borrower or any Restricted Subsidiary)); plus

(vii)       an amount equal to the sum of (A) the amount of any Investments by the Parent Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary, (B) the amount of any Investments by the Parent Borrower or any Restricted Subsidiary pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Parent Borrower or any Restricted Subsidiary and (C) the fair market value (as determined by the Parent Borrower in good faith) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Parent Borrower or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)       the amount of any Declined Proceeds; minus

(b)       an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time, or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets or property (as determined by the Parent Borrower in good faith, but excluding any Cure Amount and any amounts that are used to increase the Available Amount) received by the Parent Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(1)       contributions in respect of Qualified Capital Stock (other than any amounts or other assets received from the Parent Borrower or any of its Restricted Subsidiaries), and

(2)       the sale of Qualified Capital Stock of the Parent Borrower or any of its Restricted Subsidiaries (other than (x) to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, (y) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (z) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(ii)), in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer on or promptly after the date the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which are excluded from the calculation of the Available Amount.

“Available RDP Capacity Amount” means the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 6.04(b)(iv)(A) minus the amount of the Available RDP Capacity Amount utilized by the Parent Borrower or any Restricted Subsidiary to make Investments pursuant to Section 6.06(q)(ii).

“Available RP Capacity Amount” means the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 6.04(a)(ii)(D), (a)(vii), and (a)(x) minus the aggregate amount of the Available RP Capacity Amount utilized by the Parent Borrower or any Restricted Subsidiary to (a) make Investments pursuant to Section 6.06(q)(ii), (b) make Restricted Debt Payments pursuant to Section 6.04(b)(iv)(B) or (c) incur Indebtedness pursuant to Section 6.01(ll).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 1.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of any Loan Party or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between any Loan Party or Restricted Subsidiary and a counterparty that is an Approved Counterparty at such time or (b) under any arrangement that is entered into after the Closing Date by any Loan Party or Restricted Subsidiary with any counterparty that is an Approved Counterparty at the time such arrangement is entered into (or thereafter, if such counterparty is so designated as an Approved Counterparty at a later date), in each case, in connection with Banking Services (other than Banking Services designated to the Administrative Agent in writing by the Parent Borrower as not constituting “Banking Services Obligations” for purposes of the Loan Documents), it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and the Intercreditor Agreement and each other Acceptable Intercreditor Agreement, in each case as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Adjusted Daily Simple SOFR; and

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities. Each Benchmark Replacement Adjustment shall be subject to the consent of the Parent Borrower (not to be unreasonably withheld or delayed).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Parent Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary (in consultation with the Parent Borrower) in connection with the administration of this Agreement and the other Loan Documents, so long as consistent with the treatment of similar Dollar-denominated syndicated credit facilities for companies owned by top-tier financial sponsors in North America in respect of which the Administrative Agent acts as administrative agent).

“Benchmark Replacement Date” means, the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof) or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark only upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark only if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Parent Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Parent Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with clause (a)(i) or (a)(ii) of the definition of “Disqualified Institution” or any reasonably identifiable Affiliate of any such Person on the basis of such Affiliate’s name.

“Borrowers” means (a) as of the Closing Date, the Parent Borrower and (b) from time to time, in respect of a given Class of Loans or Commitments, each Additional Borrower with respect to such Class,

in each case individually or collectively as the context may require or permit. Following the consummation of a transaction permitted hereunder that results in a Successor Borrower or Successor Parent Borrower, such Successor Borrower or Successor Parent Borrower shall be substituted for the existing Borrower to which it is the successor. In the event that more than one Borrower is liable in respect of the Obligations of any Class, such Borrowers shall jointly and severally liable with respect to the Obligations of such Class unless provided to the contrary in the applicable Additional Borrower Agreement. For the avoidance of doubt, any reference in any Loan Document to a Borrower (or the Borrowers) shall be construed, where the context requires, to refer to a Borrower (or the Borrowers) in respect of the relevant Class of Loans or Commitments, and not to make any Borrower primarily liable for Obligations of any Class in respect of which it is not a Borrower.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Adjusted Term SOFR Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Parent Borrower.

“Bowling Equipment” means all pin setting machines (pinsetters/pinspotters), ball returns, settees, scoring systems (including front desk systems), lanes, lane cleaning machines, bumpers, approaches, foul lights, gutters and masking units.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, as applied to any Person for any period, the aggregate amount, without duplication, of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that in accordance with GAAP, are, or are required to be included as, capital expenditures on the consolidated statement of cash flows for such Person for such period.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (but subject to Section 1.04(c)), is or should be accounted for as a capital or finance lease on the balance sheet of that Person.

“Capital Lease Obligations” means, with respect to any Person, the amount of obligations attributable to any Capital Lease capitalized as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Carlyle Sale/Leaseback” means the Sale and Lease-Back Transactions effected pursuant to the Carlyle Sale/Leaseback Documents.

“Carlyle Sale/Leaseback 2014” means the Sale and Lease-Back Transactions effected pursuant to the Carlyle Sale/Leaseback 2014 Documents.

“Carlyle Sale/Leaseback 2014 Documents” means (i) the Lease Agreement, dated as of September 18, 2014, by and among BW Bowling Properties LP, BW Bowling Properties Canada Inc. and BW Bowling Properties LLC (collectively as landlord) and Leiserv, LLC and Brunswick Centres, Inc. (jointly and severally, as tenant), as amended by that certain First Lease Amendment, dated as of December 26, 2017, that certain Second Lease Amendment, dated as of April 16, 2021, and that certain Third Lease Amendment, dated as of November 16, 2021, and (ii) the Guaranty dated as of September 18, 2014 by Holdings in favor of BW Bowling Properties LP, BW Bowling Properties Canada Inc. and BW Bowling Properties LLC, in each case as the same may be amended, modified, supplemented, restated, refinanced or replaced through the date hereof and from time to time hereafter, and including all basic lease information and all other agreements, documents and instruments relating to the Carlyle Sale/Leaseback 2014 and all exhibits and schedules to any of the foregoing.

“Carlyle Sale/Leaseback Documents” means (I) (a) the Amended and Restated Lease I Agreement dated as of May 20, 2019, by and among CNLI AMF I LP (as successor to iStar Bowling Centers I LP) and, solely with respect to the Puerto Rico Site (as defined therein), CNLI AMF I PR LP (as successor to iStar Bowling Centers PR LP), as landlord, and AMF Bowling Centers, Inc., Bowlero Sawgrass, LLC, and Bowlero East Hartford, LLC, as tenant, as amended by (i) that certain First Amendment to Amended and Restated Lease I Agreement (to Remove Shirley Site), dated as of June 28, 2019, (ii) that certain Second Amendment to Amended and Restated Lease I Agreement (to Remove Westchester Site), dated as of December 30, 2019, (iii) that certain Third Amendment to Amended and Restated Lease I Agreement, dated as of May 18, 2020, (iv) that certain Fourth Amendment to Amended and Restated Lease I Agreement (to Remove Marietta Site), dated as of June 2, 2020, (v) that certain Fifth Amendment to Amended and Restated Lease I Agreement, dated as of September 25, 2020, (vi) that certain Sixth Amendment to Amended and Restated Lease I Agreement (to Remove Lincoln Site), dated as of January 29, 2021, (vii) that certain Seventh Amendment to Amended and Restated Lease I Agreement (to Remove Venice Lanes Site), dated as of March 29, 2021, (viii) that certain Eighth Amendment to Amended and Restated Lease I Agreement (to Remove Pro Bowl Lanes Site), dated as of May 14, 2021, (ix) that certain Ninth Amendment to Amended and Restated Lease I Agreement (to Remove Country Club Lanes Site), dated as of September 28, 2021, (x) that certain Tenth Amendment to Amended and Restated Lease I Agreement, dated November 16, 2021, (xi) that certain Eleventh Amendment to Amended and Restated Lease I Agreement (to Remove Colonial Lanes Site), dated as of January 12, 2022, (xii) that certain Twelfth Amendment to Amended and Restated Lease I Agreement (to Extend Original IC Expiration Date), dated as of September 20, 2022, (xiii) that certain Thirteenth Amendment to Amended and Restated Lease I Agreement (to Extend Original IC Expiration Date), dated as of November 30, 2022, and (xiv) that certain Fourteenth Amendment to Amended and Restated Lease I Agreement (to Add Woodbridge and Short Pump), dated as of December 30, 2022, and (b) that certain Amended and Restated Guaranty dated as of May 20, 2019 by Holdings in favor of CNLI AMF I LP (as successor to iStar Bowling Centers I LP) and CNLI AMF I PR LP (as successor to iStar Bowling Centers PR LP), and (II) the Amended and Restated Lease II Agreement dated as of May 20, 2019, by and between CNLI AMF II LP (as successor to iStar Bowling Centers II LP), as landlord, and AMF Bowling Centers, Inc., as tenant, as amended by (i) that certain First Amendment to Amended and Restated Lease II Agreement (to Remove Humble Lanes Site), dated as of July 15, 2019, (ii) that certain Second Amendment to Amended and Restated Lease II Agreement (to Remove Laurel Lanes Site), dated as of December 19, 2019, (iii) that certain Third Amendment to Amended and Restated Lease II Agreement, dated as of May 18, 2020, (iv) that certain Fourth Amendment to Amended and Restated Lease II

Agreement, dated as of September 25, 2020, (v) that certain Fifth Amendment to Amended and Restated Lease II Agreement (to Remove Deer Valley Lanes Site), dated as of March 29, 2021, (vi) that certain Sixth Amendment to Amended and Restated Lease II Agreement, dated as of November 16, 2021, (vii) that certain Seventh Amendment to Amended and Restated Lease II Agreement (to Remove Terrace Gardens Lanes Site), dated as of January 21, 2022, (viii) that certain Eighth Amendment to Amended and Restated Lease II Agreement (to Extend Original IC Expiration Date), dated as of September 29, 2022, (ix) that certain Ninth Amendment to Amended and Restated Lease II Agreement (to Remove Smithtown Lanes Site), dated as of October 28, 2022, and (x) that certain Tenth Amendment to Amended and Restated Lease II Agreement (to Extend Original IC Expiration Date), dated as of November 30, 2022, and (b) that certain Amended and Restated Guaranty dated as of May 20, 2019 by Holdings in favor of CNLI AMF II LP (as successor to iStar Bowling Centers II LP), in each case as the same may be amended, modified, supplemented, restated, refinanced or replaced through the date hereof and from time to time hereafter, and including all basic lease information and all other agreements, documents and instruments relating to the Carlyle Sale/Leaseback and all exhibits and schedules to any of the foregoing.

“Cash” or “cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof or (ii) issued by any agency or instrumentality of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, the obligations of which are backed by the full faith and credit of the U.S., U.K., Canada or a member state of the European Union or any political subdivision thereof, in each case maturing within two years after such date and, in each case, including repurchase agreements and reverse repurchase agreements relating thereto; (b) readily marketable direct obligations issued by any state of the U.S. or any political subdivision of any such state or any public instrumentality thereof or by any foreign government, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (d) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or “Lender” in respect of the Second Lien Facility or by any bank organized under, or authorized to operate as a bank under, the laws of the U.S., any state thereof or the District of Columbia or any political subdivision thereof or any foreign bank or its branches or agencies and that has capital and surplus of not less than $75,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto; (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $75,000,000; (f) Indebtedness or Preferred Capital Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating organization) with maturities of 12 months or less from the date of acquisition; (g) bills of exchange issued in the U.S., U.K., Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law; and (i) shares or other interests of any investment company, money market mutual fund or other money market or enhanced high yield fund that invests 95% or more of its assets in instruments of the types specified in clauses (a) through (h) above (which investment company or fund may also hold Cash pending investment or distribution).

The term “Cash Equivalents” shall also include (x) foreign currencies (in addition to Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union and any other currency held by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business); provided that such amounts, if received by the Parent Borrower or any Restricted Subsidiary, are converted into Dollars, Canadian dollars, Euros, Pound Sterling, Mexican Pesos, any national currency of any member state of the European Union or any other currency held by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business as promptly as practicable (and in any event within ten Business Days following receipt thereof), (y) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (i) and in this paragraph.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or U.S. regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)       the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Closing Date), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Closing Date), but excluding (i) any Employee Benefit Plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with a public offering, of Capital Stock of Holdings representing more than 50% of the total voting power of all of the outstanding voting Capital Stock of Holdings; and

(b)       the Parent Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings (other than during the pendency of any Holdings Reorganization Transaction or Permitted Reorganization).

Notwithstanding the foregoing, a passive holding company or special purpose acquisition vehicle or a Subsidiary thereof shall not be considered a “Person” and instead the equityholders of such passive holding company or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered for purposes of the foregoing.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act as in effect on the Closing Date, (i) a Person or group shall not be deemed to beneficially own Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred so long as one or more Permitted Holders hold in excess of 50% of the issued and outstanding Capital Stock owned, directly or indirectly, by such group and (iii) a Person or group will not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of the Capital Stock or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Amendment No. 2 Term Loans (including, for the avoidance of doubt, Amendment No. 3 Incremental Term Loans), Amendment No. 8 Term Loans (including, for the avoidance of doubt, Amendment No. 9 Incremental Term Loans), other Additional Term Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), Initial Revolving Loans, Amendment No. 6 Replacement and Incremental Revolving Loans or other Additional Revolving Loans of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii) or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, an Amendment No. 2 Term Loan Commitment (including, for the avoidance of doubt, Amendment No. 3 Incremental Term Loan Commitments), an Amendment No. 8 Term Loan Commitment, an Amendment No. 9 Incremental Term Loan Commitment, another Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(i), an Initial Revolving Credit Commitment, an Amendment No. 6 Replacement and Incremental Revolving Credit Commitment or another Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Sections 2.22, 2.23 or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class (or Revolving Loans incurred or Letters of Credit issued under a Revolving Credit Commitment of a particular Class).

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is July 3, 2017.

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Company Material Adverse Effect” in the Acquisition Agreement as in effect on the Closing Date (it being understood that capitalized terms used in such definition and defined in the Acquisition Agreement shall have the meanings ascribed to such terms in the Acquisition Agreement as in effect on the Closing Date).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CNI Growth Amount” means, at any date of determination, an amount (which amount shall not be less than zero) equal to 50% of Consolidated Net Income for the cumulative period from the first day of the Fiscal Quarter of the Parent Borrower during which the Closing Date occurred to and including the last day of the most recently ended Fiscal Quarter of the Parent Borrower prior to such date for which consolidated financial statements required pursuant to Section 5.01(a) or (b) have been delivered or, at the Parent Borrower’s election, are internally available (treated as one accounting period).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property of any Loan Party subject to a Lien under any Collateral Document and any and all other property of any Loan Party, now existing or hereafter acquired, that is or becomes subject to a Lien pursuant to any Collateral Document to secure the Secured Obligations. For the avoidance of doubt, in no event shall “Collateral” include any Excluded Asset, unless specifically consented to by the Company.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document (including any Acceptable Intercreditor Agreement) and (y) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that:

(a)       the Administrative Agent shall have received;

(i)       (A) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (B) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (C) if the respective Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12 owns registrations of or applications for U.S. Patents, U.S. Trademarks and/or U.S. Copyrights that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as an exhibit hereto, (D) a completed Perfection Certificate, (E) Uniform Commercial Code financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request and (F) an executed joinder to the Intercreditor Agreement in substantially the form attached as an exhibit thereto; and

(ii)       each item of Collateral required to be delivered in physical form on or prior to such time pursuant to the Collateral Documents.

(b)       the Administrative Agent shall have received with respect to any Material Real Estate Asset (other than an Excluded Asset) acquired after the Closing Date, a Mortgage and any necessary UCC fixture filing in respect thereof, in each case together with, to the extent customary and appropriate (as reasonably determined by the Administrative Agent and the Parent Borrower):

(i)       evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Material Real Estate Asset in favor of the

Administrative Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)       a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Administrative Agent (not to exceed the fair market value of such Material Real Estate Asset (as determined by the Parent Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the relevant Mortgage as having created a valid subsisting Lien on the real property described therein with the ranking or the priority which it is expressed to have in such Mortgage, subject only to Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent the same are available in the applicable jurisdiction;

(iii)       a customary legal opinion of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Estate Asset is located and, if applicable, in the jurisdiction of formation of the relevant Loan Party, in each case as the Administrative Agent may reasonably request; and

(iv)       (A) appraisals (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and (B) “Life-of-Loan” flood certifications under Regulation H (together with evidence of federal flood insurance for any such Flood Hazard Property); provided that the Administrative Agent may in its reasonable discretion accept any existing appraisal so long as such existing appraisal satisfies any applicable local law requirements and sufficient for the applicable title insurance company to issue the endorsements referenced in clause (ii) above.

Notwithstanding any provision of any Loan Document to the contrary, if any mortgage tax or similar tax or charge is owed on the entire amount of the Obligations evidenced hereby in connection with the delivery of a mortgage or UCC fixture filing pursuant to clause (b) above, then, to the extent permitted by, and in accordance with, applicable Requirements of Law, the amount of such mortgage tax or similar tax or charge shall be calculated based on the lesser of (x) the amount of the Obligations allocated to the applicable Material Real Estate Asset and (y) the fair market value of the applicable Material Real Estate Asset at the time the Mortgage is entered into and determined in a manner reasonably acceptable to Administrative Agent and the Parent Borrower. Notwithstanding anything herein to the contrary, no Mortgage will be executed and delivered with respect to any Material Real Estate Asset pursuant to the foregoing until the Administrative Agent has received written notice of such Mortgage at least 15 days prior to such execution and delivery and has confirmed receipt of satisfactory flood due diligence and evidence of compliance with the applicable Flood Insurance Laws.

“Collateral Documents” means, collectively, (i) the Security Agreement, (ii) each Mortgage (if any), (iii) each Intellectual Property Security Agreement, (iv) each Perfection Certificate, (v) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” and (vi) each of the other instruments and documents pursuant to which any Loan Party grants a Lien on any assets as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment (including, for the avoidance of doubt, the Amendment No. 2 Term Loan Commitment, Amendment No. 3 Incremental Term Loan Commitment, Amendment No. 6 Replacement and Incremental Revolving Credit Commitment ~~and~~, Amendment No. 8 Term Loan Commitment and Amendment No. 9 Incremental Term Loan Commitment), as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments, subject to the provisions of the last paragraph hereof, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio as of the last day of the most recently ended Test Period and (b) with respect to other Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 4.35 to 1.00	0.50%
Category 2
Equal to or less than 4.35 to 1.00 but greater than 3.85 to 1.00	0.375%
Category 3 Equal to or less than 3.85 to 1.00	0.25%

The Commitment Fee Rate with respect to the Amendment No. 6 Replacement and Incremental Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that (a) until the first Adjustment Date following the completion of at least one full Fiscal Quarter after the Amendment No. 6 Effective Date, the Commitment Fee Rate shall be the applicable rate per annum set forth above in Category 1 and (b) if financial statements are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall be the rate per annum set forth above in Category 1 until such financial statements are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Letter” means that certain Amended and Restated Commitment Letter, dated as of June 15, 2017, by and among, inter alios, Parent and the Arrangers, as amended to date.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” means any competitor of the Parent Borrower and/or any of its subsidiaries and/or the Target and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Consolidated Adjusted EBITDA” means, as to any Person for any period, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to the total of (a) Consolidated Net Income for such period plus (b) the sum, without duplication, of (to the extent deducted in calculating Consolidated Net Income, other than in respect of clauses (x), (xi), (xii), (xiv), (xix), (xx), (xxi) and (xxii) below) the amounts of:

(i)       Consolidated Interest Expense (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees and other fees in respect of any Second Lien Facility), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements);

(ii)       (A) Taxes paid and any provision for Taxes, including income, profits, capital, foreign, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, and including pursuant to any Tax sharing arrangement or as a result of any Tax distribution) of such Person paid or accrued during the relevant period and (B) any payments to a Parent Company in respect of Taxes permitted to be made hereunder;

(iii)       (A) depreciation, (B) amortization, (C) any impairment Charge (including any bad debt expense) and (D) any asset write-off and/or write-down;

(iv)       any non-cash Charge, including the excess of rent expense over actual Cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent for GAAP purposes (provided that if any such non-Cash Charge represents an accrual or reserve for potential Cash items in any future period, such Person may determine not to add back such non-Cash Charge in the then-current period);

(v)       [reserved];

(vi)       Receivables Fees and the amount of loss or discount on the sale of Receivables Facility Assets and related assets to a Receivables Subsidiary in connection with a Receivables Facility;

(vii)       the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities and expenses (including reimbursements), paid or accrued and payments made to any Investor (and/or its Affiliates or management companies) (or prior to the Closing Date, the Existing Sponsor and/or its Affiliates or management companies) for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, and payments to outside directors of the Parent Borrower or a Parent Company actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries; provided that such payment is permitted under this Agreement;

(viii)       [reserved];

(ix)       the amount of earn-out and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with (A) the Transactions, (B) acquisitions and Investments completed prior to the Closing Date and (C) any acquisition or other Investment permitted by this Agreement, in each case, which is paid or accrued during the applicable period;

(x)       pro forma “run rate” cost savings, operating expense reductions, operational improvements and cost synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) (1) that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) or (2) that have been identified to the Administrative Agent prior to the Closing Date (including by inclusion in the Acquisition Agreement or the model and quality of earnings summaries delivered to the Arrangers on or about June 4, 2017 (in the case of the model) and May 18, 2017 (in the case of the quality of earnings summary) related to (A) the Transactions and (B) any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, any similar initiative (including the effect of increased pricing in customer contracts) and/or specified transaction, in each case prior to, on or after the Closing Date (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) (in each case, calculated on a Pro Forma Basis as though such Expected Cost Savings and/or Cost Savings Initiative had been realized in full on the first day of such period); provided, that the results of such Expected Cost Savings and/or Cost Saving Initiatives are projected by the Parent Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower) within 24 months after (i) with respect to the Transactions, the Closing Date and (ii) with respect to any Cost Savings Initiative, the date of any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction;

(xi)        Charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives (including Cost Saving Initiatives), cost rationalization programs, operating expense reductions and/or synergies and/or similar initiatives and/or programs (including in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any office or facility opening and/or pre-opening), including the following: any inventory optimization program and/or any curtailment, any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring), any Charge relating to the closure or consolidation of any office or facility (including but not limited to rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any one time compensation Charge, any Charge relating to entry into a new market, any Charge relating to rights fee arrangements (including any early terminations thereof), any Charge relating to any strategic initiative or contract, any signing Charge, any Charge relating to any entry into new markets and contracts (including, without limitation, any renewals, extensions or other modifications thereof) or exiting a market or contract, any retention or completion Charge or bonus, any recruiting Charge, any lease run-off Charge, any expansion and/or relocation Charge, any Charge associated with any modification or curtailment to any pension and post-retirement employee benefit plan, any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any transition Charge, any Charge associated with improvements to IT or accounting functions, losses related to temporary decreases in work volume and expenses related to maintaining underutilized personnel, any transition Charge, any Charge in connection with unused warehouse space, any Charge relating to a new contract, any consulting Charge and/or any corporate development Charge; provided, that, in the case of any such Charge, the results of any such action relating to such Charge are projected by the Parent Borrower in good faith to be achieved within 24 months of the undertaking thereof;

(xii)       any Charge with respect to any liability or casualty event, business interruption or any product recall, (i) so long as such Person has submitted in good faith, and reasonably expects to receive payment in connection with, a claim for reimbursement of such amounts under its relevant insurance policy within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) or (ii) without duplication of amounts included in a prior period under the preceding clause (i), to the extent such Charge is covered by insurance, indemnification or otherwise reimbursable by a third party (whether or not then realized so long as the Parent Borrower in good faith expects to receive proceeds arising out of such indemnification, insurance or reimbursement obligation within the next four Fiscal Quarters) (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period);

(xiii)       unrealized net losses in the fair market value of any arrangements under Hedge Agreements;

(xiv)       the amount of any Cash actually received by such Person (or the amount of the benefit of any netting arrangement resulting in reduced Cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that any non-Cash gain relating to such Cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(i) below for any previous period and not added back;

(xv)       the amount of any “bad debt” expense related to revenue earned prior to the Closing Date;

(xvi)       any net Charges included in the Parent Borrower’s consolidated financial statements due to the application of Accounting Standards Codification Topic 810 (“ASC 810”);

(xvii)       the amount of any non-controlling interest or minority interest Charge consisting of income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(xviii)       the amount of any Charges (including facility operating losses) related to any de novo facility or any facility renovation, including any construction, pre-opening/re-opening and start-up period prior to opening (or re-opening, as applicable), until such facility has been open (or renovated) and operating for a period of 18 consecutive months;

(xix)       the amount of any earned or billed amounts or other revenue that is attributable to services performed during such period but is not included in Consolidated Net Income for such period; it being understood that if such revenue is added back in calculating Consolidated Adjusted EBITDA for such period, such revenue shall not be included in Consolidated Net Income in the period in which it is actually recognized;

(xx)       any other adjustments, exclusions and add-backs (x) reflected in the model and quality of earnings summaries delivered to the Arrangers on or about June 4, 2017 (in the case of the model) and May 18, 2017 (in the case of the quality of earnings summary) or (y) that are consistent with Regulation S-X;

(xxi)       for the first 18 months following the opening of a de novo facility, an amount annualized over the applicable period based on the greater of (x) actual Consolidated Adjusted EBITDA attributable to such de novo facility for each month such de novo facility has been in operation and (y) the 12-month average Consolidated Adjusted EBITDA for all similar facilities that have been in operation for a period of at least 18 months (as determined by the Parent Borrower in good faith); provided that the aggregate amount added-back to Consolidated Adjusted EBITDA solely pursuant to this clause (xxi) and clause (xxii) below (on an aggregate basis) shall not, for any period, exceed an amount equal to 15% of Consolidated Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs; and

(xxii) for the first 18 months following the renovation of a facility, an amount annualized over the applicable period based on the greater of (x) actual Consolidated Adjusted EBITDA attributable to performance gains for such facility for each month such facility has been in operation post-renovation and (y) the 12-month average Consolidated Adjusted EBITDA attributable to performance gains for all similar facilities that have been in operation for a period of at least 18 months (as determined by the Parent Borrower in good faith); provided that the aggregate amount added-back to Consolidated Adjusted EBITDA solely pursuant to clause (xxi) above and this clause (xxii) (on an aggregate basis) shall not, for any period, exceed an amount equal to 15% of Consolidated Adjusted EBITDA for such period, calculated prior to giving effect to such add-backs;

minus (c) without duplication, to the extent such amounts increase Consolidated Net Income:

(i)       non-Cash gains or income; provided that if any non-Cash gain or income represents an accrual or deferred income in respect of potential Cash items in any future period, such Person may determine not to deduct such non-Cash gain or income in the current period;

(ii)       unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(iii)       [reserved];

(iv)       the amount added back to Consolidated Adjusted EBITDA pursuant to clause (b)(xii) above (as described in such clause) to the extent the relevant business interruption insurance proceeds were not received within the time period required by such clause;

(v)       to the extent that such Person adds back the amount of any non-Cash charge to Consolidated Adjusted EBITDA pursuant to clause (b)(iv) above, the cash payment in respect thereof in the relevant future period;

(vi)       the excess of actual Cash rent paid over rent expense during such period due to the use of straight line rent for GAAP purposes;

(vii)       any Consolidated Net Income included in the Parent Borrower’s consolidated financial statements due to the application of ASC 810; and

(viii) the amount of any non-controlling interest or minority interest gains from income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary;

(d)       increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the Secured Leverage Ratio and/or the amount of any basket based on a percentage of Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarters ended July 3, 2016, October 2, 2016, January 1, 2017 and April 2, 2017, Consolidated Adjusted EBITDA for such Fiscal Quarters shall be deemed to be $15,194,992, $34,765,574, $9,482,738 and $58,534,750 (which amounts are agreed not to include adjustments pursuant to clauses (b)(x), (b)(xx), (b)(xxi) and (b)(xxii) above), respectively, in each case, as adjusted (i) on a Pro Forma Basis, as applicable and (ii) pursuant to clauses (b)(x), (b)(xx), (b)(xxi) and (b)(xxii) above, as applicable for each Test Period.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a first priority Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral; provided that, for the avoidance of doubt, “Consolidated First Lien Debt” shall be calculated after applying or excluding (as applicable) the Netted Amounts.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of any debt issuance cost and/or original issue discount, any premium paid to obtain payment, financial assurance or similar bonds, any interest capitalized during construction, any non-cash interest payment, the interest component of any deferred payment obligation, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility, the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), any commission, discount and/or other fee or charge owed with respect to any letter of credit, bank guarantee and/or bankers’ acceptance or any similar facilities, any fee and/or expense paid to the Administrative Agent in connection with its services hereunder, any other bank, administrative agency (or trustee) and/or financing fee and any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed)), plus (b) any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party, plus (c) any net losses, obligations or payments arising from or under any Hedge Agreement and/or other derivative financial instrument issued by such Person for the benefit of such Person or its subsidiaries, in each case determined on a consolidated basis for such period. For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, as to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded, without duplication,

(a)       (i) any net income (loss) of any Person if such Person is not the Parent Borrower or a Restricted Subsidiary, except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalent (or converted into Cash or Cash Equivalents) by such Person to the Parent Borrower or any other Restricted Subsidiary (subject, in the case of any such Restricted Subsidiary that is not a Loan Party, to the limitations contained in clause (ii) below) and (ii) solely for the purpose of determining the amount available for Restricted Payments under Section 6.04(a)(iii)(A) or the amount of Excess Cash Flow, any net income (loss) of any Restricted Subsidiary (other than a Loan Party) if such Restricted Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower or a Loan Party by operation of its organizational documents or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable thereto (other than (x) any restriction that has been waived or otherwise released and (y) any restriction set forth in the Loan Documents, the documents related to any Incremental Equivalent Debt, the documents relating to any Second Lien Facility and the documents relating to any Replacement Debt or Refinancing Indebtedness in respect of any of the foregoing), except that Consolidated Net Income will be increased by the amount of dividends, distributions or other payments made in Cash or Cash Equivalents (or converted into Cash or Cash Equivalents) by the Restricted Subsidiary (subject, in the case of a dividend, distribution or other payment to another Restricted Subsidiary, to the limitations in this clause (ii));

(b)       any gain or Charge attributable to any asset Disposition (including asset retirement costs or sales or issuances of Capital Stock) or of returned or surplus assets, in each case, outside the ordinary course of business (as determined in good faith by such Person);

(c)       (i) any gain or Charge from (A) any extraordinary item (as determined in good faith by such Person) and/or (B) any non-recurring or unusual item (as determined in good faith by such Person) and/or (ii) any Charge associated with and/or payment of any legal settlement, fine, judgment or order;

(d)       (i) any unrealized or realized net foreign currency translation or transaction gains or Charges impacting net income (including currency re-measurements of Indebtedness, any net gains or Charges resulting from Hedge Agreements for currency exchange risk associated with the above or any other currency related risk, any gains or Charges relating to translation of asset and liabilities denominated in a foreign currency and those resulting from intercompany Indebtedness), (ii) any realized or unrealized gain or Charge in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (iii) unrealized gains or losses in respect of any Hedge Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedge Agreements;

(e)       any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than, at the option of the Parent Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof), (ii) any disposal, abandonment, divestiture and/or discontinuation of any asset, property or operation (other than, at the option of the Parent Borrower, relating to assets or properties held for sale or pending the divestiture or discontinuation thereof) and/or (iii) any facility that has been closed during such period;

(f)       any net income or Charge (less all fees and expenses related thereto) attributable to (i) the early extinguishment or cancellation of Indebtedness or (ii) any Derivative Transaction;

(g)       (i) any Charge incurred as a result of, in connection with or pursuant to (or incurred by a Parent Company to the extent permitted to be paid by the Parent Borrower hereunder) any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, pension plan (including a non-cash deemed finance Charge), any stock subscription or shareholders agreement or any distributor equity plan or any similar equity plan or agreement (including any deferred compensation arrangement or trust), (ii) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of any Parent Company, the Parent Borrower and/or any of its subsidiaries, in each case under this clause (ii), to the extent that any such cash Charge is funded with net Cash proceeds contributed to the Subject Person as a capital contribution or as a result of the sale or issuance of Capital Stock (other than Disqualified Capital Stock) of the Subject Person and (iii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder;

(h)       any Charge that is established, adjusted and/or incurred, as applicable, (i) within 12 months after the Closing Date that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP, (ii) within 12 months after the closing of any other acquisition that is required to be established, adjusted or incurred, as applicable, as a result of such acquisition in accordance with GAAP or (iii) as a result of any change in, or the adoption or modification of, accounting principles or policies;

(i)       any (A) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (B) goodwill or other asset impairment charges, write-offs or write-downs and (C) amortization of intangible assets (including amortization of goodwill, software, deferred or capitalized financing fees, debt issuance costs, commissions and expenses and other intangible assets);

(j)       (A) the effects of adjustments (including the effects of such adjustments pushed down to the Subject Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, rights fee arrangements, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) and/or (B) the cumulative effect of any change in accounting principles or policies (effected by way of either a cumulative effect adjustment or as a retroactive application, in each case, in accordance with GAAP) (except that, if the Parent Borrower determines in good faith that the cumulative effects thereof are not material to the interests of the Lenders, the effects of any change in any such principles or policies may be included in any subsequent period after the Fiscal Quarter in which such change, adoption or modification was made);

(k)       the income or loss of any Person accrued prior to the date on which such Person became a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person or any Restricted Subsidiary of such Subject Person or the date that such other Person’s assets are acquired by such Subject Person or any Restricted Subsidiary of such Subject Person (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis in accordance with Section 1.04);

(l)       any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(m)       [reserved];

(n)       earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, including in respect of any acquisition consummated prior to the Closing Date;

(o)       [reserved];

(p)       (A) Transaction Costs, (B) any Charges incurred (1) in connection with any transaction (in each case, regardless of whether consummated), whether or not permitted under this Agreement, including any issuance and/or incurrence of Indebtedness and/or any issuance and/or offering of Capital Stock (including, in each case, by any Parent Company), any Investment, any acquisition, any Disposition, any recapitalization, any merger, consolidation or amalgamation, becoming a standalone company, any option buyout or any repayment, redemption, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction, and/or (2) in connection with the merger of Isos Acquisition Corporation and Bowlero Corp. on December 15, 2021 and the other transactions consummated in connection therewith, (C) the amount of any Charges that are actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period, any excess amount received may be carried forward and applied against any expense in any future period); provided that in respect of any reimbursable Charge that is added back in reliance on clause (C) above, such relevant Person in good faith expects to receive reimbursement for such Charge within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within the next four Fiscal Quarters) and/or (D) Public Company Costs;

(q)       non-cash Charges incurred or accrued in connection with any single or one-time event (as determined in good faith by such Person), including in connection with (A) the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 8 Transactions and/or any acquisition consummated after the Closing Date (including legal, accounting and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Closing Date), (B) the closing, consolidation or reconfiguration of any facility during such period or (C) one-time consulting costs;

(r)       non-cash compensation Charges and/or any other non-cash Charges arising from the granting of any stock, stock option or similar arrangement (including any profits interest), the granting of any restricted stock, stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, restricted stock, stock appreciation right, profits interest or similar arrangement or the vesting of any warrant); and

(s)       to the extent such amount would otherwise increase Consolidated Net Income, Taxes paid (including pursuant to any Tax sharing arrangement) in cash (including, to the extent paid in cash, Taxes arising out of any tax examination) and (B) Tax distributions made in cash during such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as the Parent Borrower in good faith expects to receive such proceeds within the next four Fiscal Quarters (with a deduction in the applicable future period for any amount so added back to the extent not so received within the next four Fiscal Quarters)).

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of such Person or its Restricted Subsidiaries that constitutes Collateral; provided that, for the avoidance of doubt, “Consolidated Secured Debt” shall be calculated after applying or excluding (as applicable) the Netted Amounts.

“Consolidated Total Assets” means, as to any Person, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (excluding, for the avoidance of doubt, all undrawn letters of credit and all Attributable Debt or other Capital Lease Obligations) as reflected on a balance sheet of such Person prepared in accordance with GAAP; provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount, (iii) to exclude obligations under any Derivative Transaction, any Qualified Receivables Facility, or under any Indebtedness that is non-recourse to the Parent Borrower and its Restricted Subsidiaries and (iv) to exclude any Excluded Property Transaction (items (i) through (iv) of this proviso, the “Netted Amounts”).

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedge Agreement and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of Holdings, the Parent Borrower or any Parent Company (which may be guaranteed by Holdings and/or any Subsidiary) permitted to be incurred hereunder that is either (a) convertible into or exchangeable for Qualified Capital Stock of Holdings, the Parent Borrower or any Parent Company (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Qualified Capital Stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Qualified Capital Stock of the Holdings, the Parent Borrower or any Parent Company and/or cash (in an amount determined by reference to the price of such Qualified Capital Stock).

“Copyright” means the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Covered Affiliate” has the meaning assigned to such term in Section 9.02(g)(i).

“Credit Extension” means each of (i) the making of a Revolving Loan or Swingline Loan or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Credit Suisse” has the meaning assigned to such term in the preamble to this Agreement.

“Cure Amount” has the meaning assigned to such term in Section 6.15(b).

“Cure Right” has the meaning assigned to such term in Section 6.15(b).

“Current Assets” means, at any date, all assets of the Parent Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Parent Borrower and/or any Restricted Subsidiary), (ii) permitted loans to third parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred Taxes and (v) assets held for sale or pension assets).

“Current Liabilities” means, at any date, all liabilities of the Parent Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities, other than (i) current maturities of long term debt, (ii) outstanding revolving loans and letter of credit exposures, (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred Taxes, (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Parent Borrower and/or any Restricted Subsidiary, (ix) the current portion of any Capital Lease, (x) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (xi) the current portion of any other long term liability for borrowed money.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower.

“Debt Fund Affiliate” means any Affiliate (other than a natural person) of any Investor that is a bona fide debt fund or investment vehicle that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement,

receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including without limitation, to make a Loan within two Business Days of the date required to be made by it hereunder or to fund its participation in a Letter of Credit or Swingline Loan required to be funded by it hereunder within two Business Days of the date such obligation arose or such Loan, Letter of Credit or Swingline Loan was required to be made or funded, (b) notified the Administrative Agent, any Issuing Bank or the Swingline Lender or any Loan Party in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two Business Days after the request of Administrative Agent or the Parent Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become (or any parent company thereof has become) the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Parent Borrower and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Parent Borrower and the Administrative Agent), to continue to perform its obligations as a Lender hereunder or (f) become (or any parent company thereof has become) the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Delaware Divided LLC” means any Delaware LLC formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument or negotiable certificate of deposit (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that, (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Parent Borrower or its subsidiaries shall constitute a Derivative Transaction and (ii) no Packaged Right, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall, in each case, constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Parent Borrower in good faith) of non-Cash consideration received by the Parent Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Disposition” or “Dispose” means the sale, lease, sublease or other disposition of any property of any Person, including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division. The fair market value of any assets or other property Disposed of shall be determined by the Parent Borrower in good faith.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to 91 days following such Latest Maturity Date at the time such Capital Stock is issued shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change of control or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Parent Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any Permitted Payee shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

Notwithstanding the foregoing, in all cases both the Series A Preferred Stock and any preferred Capital Stock required by applicable Requirements of Law to be issued in connection with obtaining liquor licenses shall be deemed not to be Disqualified Capital Stock hereunder.

“Disqualified Institution” means:

(a)                (i) any Person identified as such in writing to the Administrative Agent on January 26, 2023 by way of email from the Parent Borrower (or its attorneys on such date), (ii) any Person identified as such by the Parent Borrower in writing after January 26, 2023 (and reasonably satisfactory) to the Administrative Agent, (iii) any Affiliate of any Person described in clauses (i) or (ii) above that is clearly identifiable as an Affiliate of such Person on the basis of such Affiliate’s name and (iv) any other Affiliate of any Person described in clauses (i) or (ii) above that is identified by the Parent Borrower in a written notice to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date) (other than Bona Fide Debt Funds other than such Bona Fide Debt Funds excluded pursuant to clause (a)(i) or (a)(ii) of this paragraph) (each such person described in clauses (i) through (iv) above, a “Disqualified Lending Institution”);

(b)                (i) any Person that is a Company Competitor and/or any Affiliate of any Company Competitor (other than any Affiliate that is a Bona Fide Debt Fund) and is identified by the Parent Borrower as such in writing to the Arrangers (if prior to the Closing Date) or the Administrative Agent (if after the Closing Date), (ii) any Affiliate of any Person described in clause (i) above (other than any Affiliate that is a Bona Fide Debt Fund) that is clearly identifiable as an Affiliate of such person on the basis of such Affiliate’s name and (iii) any other Affiliate of any Person described in clause (i) above that is identified by the Parent Borrower in a written notice to the Arrangers (if prior to the Closing Date) or to the Administrative Agent (if after the Closing Date) (it being understood and agreed that no Bona Fide Debt Fund may be designated as a Disqualified Institution pursuant to this clause (iii), but such Bona Fide Debt Fund may be designated as a Disqualified Lending Institution pursuant to clause (a) above); and

(c)                any Affiliate or Representative of any Arranger and/or any Initial Lender that is engaged as a principal primarily in mezzanine financing or venture capital;

it being understood and agreed that no written notice delivered pursuant to clauses (a)(ii), (a)(iv), (b)(i) and/or (b)(iii) above shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Loans if such Person was not a Disqualified Institution at the time of acquisition of such assignment or participation interest.

“Disqualified Lending Institution” has the meaning assigned to such term in the definition of “Disqualified Institution”.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary that has no material assets other than the Capital Stock and/or Indebtedness of one or more Foreign Subsidiaries, IP Rights related to such Foreign Subsidiaries, Cash or Cash Equivalents, and other incidental assets related thereto or that has no material assets other than Capital Stock and/or Indebtedness of one or more Disregarded Domestic Subsidiaries.

“Dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the U.S., any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by any Affiliated Lender or any Debt Fund Affiliate (any such Person, the “Auction Party”) in order to purchase Initial Term Loans (or any Additional Term Loans), in accordance with the following procedures (as may be modified by such Affiliated Lender or Debt Fund Affiliate (as applicable) and the applicable “auction agent” in connection with a particular Auction transaction); provided that no Auction Party shall initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Term Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(a)       Notice Procedures. In connection with any Auction, the Auction Party will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Term Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Term Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans subject to such Auction), that represents the range of purchase prices that the Auction Party would be willing to accept in the Auction, (iii) be extended, at the sole discretion of the Auction Party, to (x) each Lender and/or (y) each Lender with respect to any Term Loan on an individual Class basis and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as the Auction Party may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(b)       Reply Procedures. In connection with any Auction, each Lender holding the relevant Term Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Term Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Term Loans) must be within the Discount Range and (ii) a principal amount of such Term Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Term Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Term Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (c) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Term Loans.

(c)       Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with the Auction Party, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. The Auction Party shall purchase the relevant Term Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender (e.g., a Reply Price of $100 with a discount to par of 1%, when compared to an Applicable Price of $100 with a 2% discount to par, will not be deemed to be a Qualifying Bid, while, however, a Reply Price of $100 with a discount to par of 2.50% would be deemed to be a Qualifying Bid). The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) the Parent Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Term Loans and the tranches thereof to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Term Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount and the tranches of Term Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount and the tranches of the Term Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Parent Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(d)       Additional Procedures.

(i)       Once initiated by an Auction Notice, the Auction Party may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(ii)       To the extent not expressly provided for herein, each purchase of Term Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Parent Borrower.

(iii)       In connection with any Auction, the Parent Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by the Auction Party in connection therewith as agreed between the Auction Party and the Auction Agent.

(iv)       Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(v)       The Parent Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Term Loans provided for in this definition as well as activities of the Auction Agent.

“EAP Substitution” has the meaning assigned to such term in the Carlyle Sale/Leaseback Documents.

“EAP Substitution Property” means any property that is the subject of an EAP Substitution.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Prepayment Amount” has the meaning assigned to such term in Section 2.11(b)(i).

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Parent Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity), but excluding (i) any advisory, arrangement, commitment, consent, structuring, success, underwriting, ticking, unused line fees, amendment fees and/or any similar fees payable in connection therewith (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not paid directly by a Borrower generally to all relevant lenders ratably (or, if only one lender (or affiliated group of lenders) is providing such Indebtedness, are fees of the type not customarily shared with lenders generally); provided, that with respect to any Indebtedness that includes a “SOFR floor” or “Base Rate floor”, that (A) to the extent that the Term SOFR Reference Rate (for an Interest Period of three months) or Alternate Base Rate (in each case without giving effect to any floor specified in the definition thereof on the date on which the Effective Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Term SOFR Reference Rate (for an Interest Period of three months) or Alternate Base Rate (in each case, without giving effect to any floor specified in the definitions thereof) is greater than such floor, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender or (e) to the extent permitted under Section 9.05(g) or with respect to the Revolving Loans and Revolving Credit Commitments of any Defaulting Lender, any Affiliated Lender or any Debt Fund Affiliate; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or Defaulting Lender or (iii) except as permitted under Section 9.05(g) or except with respect to the Revolving Loans and Revolving Credit Commitments of any Defaulting Lender, any Borrower or any of its Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) which is sponsored, maintained or contributed to by, or required to be contributed to by, the Parent Borrower or any of its Subsidiaries.

“Environmental Claim” means any written investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged Hazardous Materials Activity.

“Environmental Laws” means any and all applicable foreign or domestic, federal, state or local (or any subdivision thereof), statutes, ordinances, orders, decrees, rules, regulations, judgments, Governmental Authorizations, or any other applicable binding requirements of Governmental Authorities or the common law relating to (a) pollution or the protection of the environment or natural resources, human health and safety (to the extent relating to the exposure to any hazardous material) or other environmental matters; or (b) any Hazardous Materials Activity or any exposure of any Person to any hazardous material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Materials Activity, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; and (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan; (c) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (d) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Pension Plan; (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (f) the withdrawal by the Parent Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Parent Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the filing by the PBGC of judicial proceedings to terminate any Pension Plan; (h) the imposition of liability on the Parent Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Multiemployer Plan if there is any potential liability therefor under Title IV of ERISA, or the receipt by the Parent Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (j) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to:

(a)       the sum, without duplication, of the amounts for such period of the following:

(i)       Consolidated Adjusted EBITDA for such period without giving effect to clause (b)(x) of the definition thereof, plus

(ii)       the Consolidated Working Capital Adjustment for such period, plus

(iii)       cash gains of the type described in clauses (b), (c), (d), (e) and (f) of the definition of “Consolidated Net Income”, to the extent not otherwise included in calculating Consolidated Adjusted EBITDA (except to the extent such gains consist of proceeds utilized in calculating Net Proceeds falling under paragraph (a) of the definition thereof or Net Insurance/Condemnation Proceeds subject to Section 2.11(b)(ii)), plus

(iv)       to the extent not otherwise included in the calculation of Consolidated Adjusted EBITDA for such period, cash payments received by the Parent Borrower or any of its Restricted Subsidiaries with respect to amounts deducted from Excess Cash Flow in a prior period pursuant to clause (b)(vii) below, minus

(b)       the sum, without duplication, of the amounts for such period (or, in the case of clauses (b)(i), (b)(iii), (b)(iv), (b)(x), (b)(xi), (b)(xiii) and (b)(xiv), at the option of the Parent Borrower, amounts after such period to the extent paid prior to the date of the applicable Excess Cash Flow payment) of the following:

(i)       the aggregate principal amount of (i) all optional prepayments of Indebtedness (other than any (A) optional prepayment of Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(b)(i) or (B) revolving Indebtedness except to the extent any related commitment is permanently reduced in connection with such repayment), (ii) all mandatory prepayments and scheduled repayments of Indebtedness and (iii) the aggregate amount of any premiums, make-whole or penalty payments actually paid in Cash by the Parent Borrower and/or any Restricted Subsidiary that are or were required to be made in connection with any prepayment of Indebtedness, in each case, except to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(ii)       [reserved], plus

(iii)       Consolidated Interest Expense to the extent paid or payable in Cash (including (A) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (B) other bank, administrative agency (or trustee) and financing fees (including rating agency fees and other fees in respect of any Second Lien Facility), (C) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (D) commissions, discounts and other fees and charges owed with respect to revolving commitments, letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and Hedge Agreements), plus

(iv)       Taxes (including Taxes paid or payable pursuant to any Tax sharing arrangement or arrangements and/or any Tax distribution) paid or payable, and provisions for Taxes, to the extent payable in Cash with respect to such Excess Cash Flow Period, plus

(v)       [reserved], plus

(vi)       any foreign translation losses paid or payable in Cash (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk) to the extent included in calculating Consolidated Adjusted EBITDA, plus

(vii)       amounts added back under (i) clauses (b)(xii), (b)(xiv), (b)(xix), (b)(xx), (b)(xxi) or (b)(xxii) of the definition of “Consolidated Adjusted EBITDA” or (ii) the last paragraph of the definition of Consolidated Net Income with respect to business interruption insurance, in each case to the extent such amounts have not yet been received by the Parent Borrower or its Restricted Subsidiaries, plus

(viii)       an amount equal to (A) all Charges either (1) excluded in calculating Consolidated Net Income or (2) added back in calculating Consolidated Adjusted EBITDA, in each case, to the extent paid or payable in cash and (B) without duplication of amounts deducted in clause (c)(i) of the definition of Consolidated Adjusted EBITDA, any non-cash item of gain or income included in calculating Consolidated Net Income, plus

(ix)       [reserved], plus

(x)       to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of Charges paid or payable in Cash by the Parent Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness), plus

(xi)       Cash payments (other than in respect of Taxes, which are governed by clause (iv) above) made during such period for any liability the accrual of which in a prior period did not reduce Consolidated Adjusted EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to Consolidated Adjusted EBITDA or Excess Cash Flow related to such payment), except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness), plus

(xii)       [reserved], plus

(xiii)       amounts paid in Cash (except to the extent financed with long term funded Indebtedness (other than revolving Indebtedness)) during such period on account of (A) items that were accounted for as non-Cash reductions of Consolidated Net Income or Consolidated Adjusted EBITDA in a prior period and (B) reserves or amounts established in purchase accounting to the extent such reserves or amounts are added back to, or not deducted from, Consolidated Net Income, plus

(xiv)       the amount of any payment of Cash made during such period to be amortized or expensed over a future period and recorded as a long-term asset, plus

(xv)       the amount of any Tax obligation of the Parent Borrower and/or any Restricted Subsidiary that is estimated in good faith by the Parent Borrower as due and payable (but is not currently due and payable) by the Parent Borrower and/or any Restricted Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to the Parent Borrower and/or any Restricted Subsidiary, plus

(xvi)       to the extent included in the calculation of Consolidated Adjusted EBITDA for such period, the amount of any insurance proceeds received by the Parent Borrower or any Restricted Subsidiary during such period under the Representation and Warranty Insurance Policy, plus

(xvii)       the aggregate amount of any extraordinary, unusual, special or non-recurring cash Charges paid or payable during such period (whether or not incurred in such Excess Cash Flow Period) that were excluded in calculating Consolidated Adjusted EBITDA (including any component definition used therein) for such period, plus

(xviii)       to the extent included in calculating Consolidated Adjusted EBITDA, the aggregate amounts received by the Parent Borrower or any Restricted Subsidiary pursuant to any Excluded Property Transaction or any Sale and Lease-Back Transaction.

“Excess Cash Flow Period” means each full Fiscal Year of the Parent Borrower ending after the Closing Date (commencing, for the avoidance of doubt, with the Fiscal Year ending on or about June 30, 2018).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)       any asset (including any General Intangibles and any contract, instrument, lease, license, permit, agreement or other document, or any property or other right subject thereto (including pursuant to a purchase money security interest, capital lease or similar arrangement or, in the case of after-acquired property, pre-existing secured Indebtedness not incurred in anticipation of the acquisition by the Loan Party of such property)) the grant or perfection of a security interest in which would (i) constitute a violation of a restriction in favor of a third party (other than a Loan Party) or result in the abandonment, invalidation or unenforceability of any right or assets of the relevant Loan Party, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) (there being no requirement pursuant to any Loan Document to obtain any consent in respect thereof from any Person that is not also a Loan Party) or (iii) permit any Person (other than any Loan Party) to amend any rights, benefits and/or obligations of the relevant Loan Party or Restricted Subsidiary in respect of such relevant asset or permit such Person to require any Loan Party or any subsidiary of the Parent Borrower to take any action materially adverse to the interests of such subsidiary or Loan Party; provided, however, that any such asset will only constitute an Excluded Asset under clause (i), clause (ii) or clause (iii) above to the extent such violation or breach, termination (or right of termination), default or right to amend would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Requirement of Law; provided, further, that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such General Intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(b)       the Capital Stock of any (i) Captive Insurance Subsidiary, (ii) Unrestricted Subsidiary, (iii) broker-dealer subsidiary, (iv) not-for-profit subsidiary and/or (v) special purpose entity used for any securitization facility permitted hereunder or any Receivables Subsidiary,

(c)       any (i) foreign IP Rights and/or (ii) intent-to-use (or similar) Trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, only to the extent, if any, that, and solely during the period, in which, if any, the grant of a security interest therein may impair the validity or enforceability, or result in the voiding of, such intent-to-use Trademark application or any registration issuing therefrom under applicable law,

(d)       any asset or property (including Capital Stock), the grant or perfection of a security interest in which would (A) require any governmental or regulatory consent, approval, license or authorization (there being no requirement under any Loan Document to obtain the consent, approval, license or authorization of any Governmental Authority or other Person (other than any Loan Party), including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (B) be prohibited or restricted by applicable Requirements of Law (including enforceable anti-assignment provisions of applicable Requirements of Law), except, in the case of this clause (B), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the UCC of any relevant jurisdiction notwithstanding such prohibition, (C) trigger termination of any contract pursuant to a “change of control” or similar provision or (D) result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Parent Borrower in good faith following consultation with the Administrative Agent,

(e)       (i) except to the extent a security interest therein can be perfected by the filing of an “all-assets” UCC-1 financing statement, any leasehold interest, (ii) any real property or real property interest that is not a Material Real Estate Asset, (iii) any real property (including improvements) or real property interest (including improvements) that was leased by the Parent Borrower or any of its Subsidiaries and later deeded or conveyed to the Parent Borrower or any other Loan Party, (iv) any real property (including improvements) or real property interest (including improvements) owned by a Loan Party immediately prior to the Closing Date and not required to be subject to a mortgage or security interest pursuant to the terms of the Existing Credit Facilities (including the real property (and improvements thereto) set forth on Schedule 1.01(e) hereto) or the terms hereunder and (v) any Excluded Property,

(f)       any Capital Stock of any Person that is not a Wholly-Owned Restricted Subsidiary or that is an Immaterial Subsidiary,

(g)       any Margin Stock,

(h)       the voting Capital Stock of any Foreign Subsidiary that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) or Disregarded Domestic Subsidiary, other than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary or Disregarded Domestic Subsidiary, as applicable,

(i)       any Letter-of-Credit-Right (other than to the extent a security interest in such Letter-of-Credit-Right can be perfected by filing an “all-assets” UCC financing statement, without need for any other action) and all Commercial Tort Claims,

(j)       any Cash or Cash Equivalents (other than Cash and Cash Equivalents representing identifiable proceeds of other Collateral, a security interest in which can be perfected through the filing of an “all-assets” UCC financing statement or which is perfected or arises by law (including without limitation, the UCC), in each case without need for any action by any Loan Party or any Affiliate thereof),

(k)        any Deposit Account or commodity or securities account (including any securities entitlement and any related asset) (except to the extent a security interest therein can be perfected through the filing of an “all assets” UCC financing statement (without need for any other action); it being understood that Cash and Cash Equivalents representing identifiable proceeds of other Collateral as referred to in the preceding clause (j) are not excluded hereby, and shall constitute Collateral (but any other Cash or Cash Equivalents shall not constitute Collateral), but there shall be no requirement for any control agreement (or similar agreement)),

(l)       any motor vehicle, airplane or other asset subject to a certificate of title (other than to the extent a security interest therein can be perfected by filing an “all assets” UCC financing statement (without need for any other action) and without the requirement to list any VIN, serial or similar number),

(m)       any governmental or regulatory license or state or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable Requirements of Law; provided, however, that any such asset will only constitute an Excluded Asset under this clause (m) to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction,

(n)       Receivables Facility Assets and related assets sold or otherwise transferred to a Receivables Subsidiary or otherwise pledged, transferred or sold in connection with a Receivables Facility, factoring transaction or any similar arrangement permitted hereunder,

(o)       any asset with respect to which the Administrative Agent and the relevant Loan Party have determined in good faith that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, and

(p)       any league deposits to the extent identifiable as such pursuant to the ledgers maintained by the Loan Parties.

“Excluded Lender” has the meaning assigned to such term in Section 9.02(g)(ii).

“Excluded Property” means any SLB Property, the properties (and improvements) set forth on Schedule 1.01(f) hereto, any EAP Substitution Property, any other Real Estate Asset not required to be subject to a Mortgage in favor of the Administrative Agent and any other property purchased with the proceeds of a Disposition of any of the foregoing.

“Excluded Property Limited Recourse Financing” means any financing (other than a Sale and Lease-Back Transaction) with respect to an Excluded Property that constitutes Limited Recourse Financing with respect to the Parent Borrower or any Subsidiary.

“Excluded Property Limited Recourse Financing Documents” means all definitive documentation, guarantees, agreements, certificates, instruments and related ancillary documentation entered into by the Parent Borrower or any Subsidiary after the date hereof in connection with any Excluded Property Limited Recourse Financing, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with the provisions thereof, and including all basic financing information and all other agreements, documents and instruments relating to the Excluded Property Limited Recourse Financing and all exhibits and schedules to any of the foregoing.

“Excluded Property Sale/Leaseback Transaction” means any Sale and Lease-Back Transaction with respect to one or more Excluded Properties effected after the date hereof, including any amendment or modification of the Carlyle Sale/Leaseback or the Carlyle Sale/Leaseback 2014.

“Excluded Property Sale/Leaseback Transaction Documents” means the definitive documentation, guarantees, agreements, certificates, instruments and related ancillary documentation entered into by the Parent Borrower or any Subsidiary after the date hereof in connection with any Excluded Property Sale/Leaseback Transaction, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with the provisions thereof, and including all basic lease information and all other agreements, documents and instruments relating to the Excluded Property Sale/Leaseback Transaction and all exhibits and schedules to any of the foregoing.

“Excluded Property Transaction” means any Excluded Property Sale/Leaseback Transaction and any Excluded Property Limited Recourse Financing.

“Excluded Property Transaction Documents” means the Excluded Property Sale/Leaseback Transaction Documents and any Excluded Property Limited Recourse Financing Documents.

“Excluded Subsidiary” means:

(a)       any Restricted Subsidiary that is not a Wholly-Owned Subsidiary,

(b)       any Immaterial Subsidiary,

(c)       any Restricted Subsidiary that is prohibited or restricted by law, rule or regulation or contractual obligation from providing a Loan Guaranty or that would require a governmental (including regulatory) or third party consent, approval, license or authorization to provide a Loan Guaranty (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) unless such consent has been received, it being understood that Holdings and its subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization,

(d)       any not-for-profit subsidiary,

(e)       any Captive Insurance Subsidiary or subsidiary that is a broker-dealer,

(f)       any special purpose entity (including a special purpose entity used for any permitted securitization or receivables facility or financing, or established in connection with any Excluded Property Transaction) and any Receivables Subsidiary,

(g)       any Foreign Subsidiary,

(h)       (i) any Disregarded Domestic Subsidiary or (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Disregarded Domestic Subsidiary,

(i)       any Unrestricted Subsidiary,

(j)       any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such subsidiary from becoming a Guarantor,

(k)       [reserved],

(l)       any Restricted Subsidiary if the provision of a Loan Guaranty could reasonably be expected to result in adverse tax or regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Parent Borrower in good faith, and

(m)       any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Parent Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the Loan Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income or franchise Taxes (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Lender, any U.S. withholding tax that is imposed on amounts payable to such Lender at the time such Lender acquires an interest in a Loan or Commitment (or designates a new lending office), except (i) pursuant to an assignment or designation of a new lending office under Section 2.19 and (ii) to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any tax imposed as a result of a failure by the Administrative Agent or any Lender or Issuing Bank to comply with Section 2.17(f) and (e) any withholding tax under FATCA.

“Existing Credit Facilities” has the meaning assigned to such term in Section 4.01(h).

“Existing Letter of Credit” means in respect of the Initial Revolving Facility, each letter of credit set forth on Schedule 1.01(b).

“Existing Letter of Credit Issuer” means each Lender or Affiliate of a Lender that issued an Existing Letter of Credit.

“Existing Sponsor” means Cerberus Capital Management, L.P. and its respective Affiliates.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension” has the meaning assigned to such term in Section 2.23(a)(ii).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (to the extent required by Section 2.23) and the Parent Borrower, executed by each of (a) the Parent Borrower, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or, except with respect to Articles 5 and 6, heretofore owned, leased, operated or used by the Parent Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Failed Auction” has the meaning assigned to such term in the definition of “Dutch Auction”.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any law, regulation, rules, practice or other published administrative guidance adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such section of the Code.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act (41 U.S.C. § 15).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if such rate as determined above is at any time negative, the Federal Funds Effective Rate at such time shall instead be zero.

“Fee Letter” means that certain Amended and Restated Fee Letter, dated as of June 15, 2017, by and among, inter alios, Parent and the Arrangers, as amended to date.

“Financial Covenant” means the covenant in the first sentence of Section 6.15(a).

“First Lien Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated First Lien Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “First Lien Leverage Ratio” is used in this Agreement, in each case for the Parent Borrower and its Restricted Subsidiaries.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that, subject to the Intercreditor Agreement or any other applicable intercreditor agreement, such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent Borrower ending on or about June 30 of each calendar year, as such fiscal year end may be adjusted in accordance with the terms of this Agreement.

“Fixed Amounts” has the meaning assigned to such term in Section 1.04(g).

“Flood Hazard Property” means any Material Real Estate Asset subject to a Mortgage if any building included in such Material Real Estate Asset is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Asset Disposition” means a Disposition where the relevant asset is (A) the stock of or assets of a Foreign Subsidiary or (B) one or more assets of the Parent Borrower or any Restricted Subsidiary which are located outside the United States or any territory thereof.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 2.03(f).

“GAAP” means generally accepted accounting principles in the U.S. in effect and applicable to the accounting period in respect of which reference to GAAP is made.

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the U.S., a foreign government or any political subdivision of either thereof.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“GS Bank” has the meaning assigned to such term in the preamble to this Agreement.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any chemical, material, substance or waste, or any constituent thereof, which is prohibited, limited or regulated by any Environmental Law due to its hazardous, toxic or similar characteristics, including any chemical, material, substance or waste defined or listed as “hazardous” or “toxic” in any Environmental Law.

“Hazardous Materials Activity” means the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment,

abatement, removal, investigation, remediation, disposal, disposition or handling of any Hazardous Material, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” means (a) initially, Bowlero Corp., a Delaware corporation, and (b) following the consummation of a transaction permitted hereunder that results in a New Holdings, New Holdings.

“Holdings Reorganization Transaction” means (a) the contribution by Holdings of 100% of the Capital Stock of the Parent Borrower to a newly formed domestic “shell” company owned or controlled by the Permitted Holders or (b) the merger or other consolidation of Holdings with another Person that, after giving effect thereto, shall hold 100% of the Capital Stock of the Parent Borrower, in each case, so long as, contemporaneously therewith (as applicable) (i) New Holdings delivers to the Administrative Agent any new certificate issued (if any) to evidence the contributed Capital Stock of the Parent Borrower and grants a security interest in such Capital Stock in favor of the Administrative Agent pursuant to the Security Agreement or a joinder thereto in a form reasonably satisfactory to the Administrative Agent and (ii) New Holdings assumes the Loan Guaranty provided by Holdings and all other obligations of Holdings under this Agreement and each of the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto that is reasonably acceptable to the Administrative Agent.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Borrower (a) that does not have assets in excess of 2.5% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries and (b) that does not contribute Consolidated Adjusted EBITDA in excess of 2.5% of the Consolidated Adjusted EBITDA of the Parent Borrower and its Restricted Subsidiaries, in each case, as of the last day of the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Parent Borrower and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Target delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling or step-siblings (and linear descendants either thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, any of the foregoing individual’s (including the initial individual) estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Cap” means:

(a)       the Shared Incremental Amount, plus

(b)       in the case of any Incremental Facility or Incremental Equivalent Debt that effectively extends the Maturity Date with respect to any Class of Loans and/or commitments hereunder, an amount equal to the portion of the relevant Class of Loans or commitments that will be replaced by such Incremental Facility or Incremental Equivalent Debt, plus

(c)       in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Credit Commitment or Additional Revolving Credit Commitment terminated in accordance with Section 2.19 hereof, an amount equal to the relevant terminated Revolving Credit Commitment or Additional Revolving Credit Commitment, plus

(d)       (i) the amount of any optional prepayment of any Loan (including any Incremental Loan) in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, (ii) the amount of any optional prepayment, redemption or repurchase of Incremental Equivalent Debt incurred pursuant to the Shared Incremental Amount, (iii) the amount of any optional prepayment, redemption or repurchase of any Replacement Term Loan or Loans under any Replacement Revolving Facility (to the extent accompanied by a permanent reduction in commitments) or any borrowing or issuance of Replacement Debt previously applied to the permanent prepayment of any Loan hereunder or of any Incremental Equivalent Debt, (iv) the amount of any optional prepayment, redemption or repurchase of “Incremental Loans” and/or “Incremental Equivalent Debt” incurred pursuant to the “Shared Incremental Amount” or of any “Replacement Term Loans” previously applied to the permanent prepayment of any of the foregoing (each as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility) and (v) the aggregate amount of any Indebtedness referred to in clauses (i) through (iv) repaid or retired resulting from any assignment of such Indebtedness to (and/or assignment and/or purchase of such Indebtedness by) Holdings, the Parent Borrower and/or any Restricted Subsidiary; provided that for each of clauses (i) through (v), the relevant prepayment, redemption, repurchase or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness (other than revolving Indebtedness), plus

(e)       an unlimited amount so long as, in the case of this clause (e), on a Pro Forma Basis after giving effect to the incurrence of the Incremental Facility or the Incremental Equivalent Debt, as applicable, and the application of the proceeds thereof (but without netting the cash proceeds thereof, but giving effect to any related Subject Transaction) and to any relevant Subject Transaction (and, in the case of any Incremental Revolving Facility then being established, assuming a full drawing thereunder), (i) if such Indebtedness is secured by a first priority Lien on the Collateral, the First Lien Leverage Ratio does not exceed the greater of (x) 4.20:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the First Lien Leverage Ratio as of the last day of the most recently ended Test Period, (ii) if such Indebtedness is secured by a Lien on the Collateral other than on a first priority basis or is secured by a Lien on assets of the Parent Borrower or any Restricted Subsidiary that are not Collateral, the Secured Leverage Ratio does not exceed the greater of (x) 5.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Secured Leverage Ratio as of the last day of the most recently ended Test Period and (iii) if such Indebtedness is unsecured, at the election of the Parent Borrower, either (A) the Total Leverage Ratio does not exceed the greater of (x) 5.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Total Leverage Ratio as of the last day of the most recently ended Test Period or (B) the Interest Coverage Ratio is not less than the lesser of (x) 2.00:1.00 and (y) if such Indebtedness is incurred to finance an acquisition or other Investment permitted hereunder, the Interest Coverage Ratio as of the last day of the most recently ended Test Period;

provided that:

(1)        any Incremental Facility and/or Incremental Equivalent Debt may be incurred under one or more of clauses (a) through (e) of this definition as selected by the Parent Borrower in its sole discretion (provided that, in the case of clause (e), an Incremental Facility may be incurred only under clause (i) thereof),

(2)        if any Incremental Facility or Incremental Equivalent Debt is intended to be incurred under clause (e) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under clause (e) of this definition shall be calculated first without giving effect to any Incremental Facilities or Incremental Equivalent Debt to be incurred under any other clause of this definition, but giving full pro forma effect to the use of proceeds of the entire amount of such Incremental Facility or Incremental Equivalent Debt and the related transactions and (B) the incurrence of the portion of such Incremental Facility or Incremental Equivalent Debt to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(3)        any portion of any Incremental Facility or Incremental Equivalent Debt that is incurred under clauses (a) through (d) of this definition, unless otherwise elected by the Parent Borrower, shall automatically and without need for action by any Person, be reclassified as having been incurred under clause (e) of this definition if, at any time after the incurrence thereof, when financial statements required pursuant to Section 5.01(a) or (b) are delivered or, at Parent Borrower’s election, are internally available, such portion of such Incremental Facility or Incremental Equivalent Debt would, using the figures reflected in such financial statements, be (or have been) permitted under the First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio test, as applicable, set forth in clause (e) of this definition.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loans.

“Incremental Equivalent Debt” means any Indebtedness that satisfies the following conditions:

(a)                the aggregate outstanding principal amount thereof does not exceed the Incremental Cap as in effect at the time of determination (after giving effect to any reclassification on or prior to such date of determination),

(b)                (A) unless such Indebtedness is in the form of revolving loans or a revolving facility or purchase money Indebtedness, or the determination is being made with respect to obligations in respect of Capital Leases and/or any Sale and Lease-Back Transaction (as applicable), the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity of the Amendment No. 8 Term Loans and the final maturity date of such Indebtedness is no earlier than the Latest Term Loan Maturity Date applicable to the Amendment No. 8 Term Loans and (B) if such Indebtedness is in the form of revolving loans or a revolving facility, such Indebtedness shall mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date, in each case as determined on the date of the issuance or incurrence, as applicable, thereof; provided, that the foregoing limitations shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness (other than revolving loans) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (b) or (ii) Indebtedness subject to the Permitted Earlier Maturity Indebtedness Exception,

(c)                subject to clause (b), such Indebtedness may otherwise have an amortization schedule as determined by the applicable Borrowers and the lenders providing such Indebtedness,

(d)                if such Indebtedness is in the form of broadly-syndicated floating rate Dollar denominated term “B” loans that are secured on a pari passu basis with the Amendment No. 8 Term Loans in right of payment and with respect to security (other than customary bridge loans with a maturity date of not longer than one year that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than term loans that are pari passu with the Amendment No. 8 Term Loans in right of payment and with respect to security), the MFN Provisions of Section 2.22(a)(v) shall apply to such Indebtedness (as if, but only to the extent, including after giving effect to applicable exclusions and sunset provisions, such Indebtedness was an Incremental Term Facility of the type subject to the provisions of Section 2.22(a)(v), mutatis mutandis),

(e)                if such Indebtedness is secured by assets that constitute Collateral, the holders of such Indebtedness (or a representative therefor) shall be party to an Acceptable Intercreditor Agreement,

(f)                 such Indebtedness may provide for the ability to participate (A)(A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B)(B) to the extent secured on a pari passu basis with the Amendment No. 8 Term Loans, on a pro rata basis (but not on a greater than pro rata basis other than in the case of a prepayment with proceeds of Indebtedness refinancing such Incremental Equivalent Debt) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b) or less than a pro rata basis with the then-outstanding Term Facility, and

(g)                if any financial maintenance covenant is added to any such Indebtedness and such financial maintenance covenant is more favorable to the lenders under such Indebtedness than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Parent Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant).

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.22) and the Parent Borrower executed by each of (a) Holdings, the Parent Borrower and each Borrower thereunder, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Liquidity Facility Credit Agreement” has the meaning assigned to such term in Amendment No. 6.

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(g).

“Indebtedness” as applied to any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) the Attributable Debt of such Person in respect of any Capital Lease of such Person; (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; (d) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (w) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in the applicable agreement governing the applicable transaction, (x) any such obligations incurred under ERISA or under any employee consulting agreements, (y) accrued expenses, trade accounts payable and accruals for payroll, in the ordinary course of business (including on an intercompany basis) and (z) liabilities associated with customer prepayments and deposits), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all Indebtedness of others secured by any Lien on any property or asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person; (f) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (g) the Guarantee by such Person of the Indebtedness of another; (h) all obligations of such Person in respect of any Disqualified Capital Stock; and (i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that (i) in no event shall obligations under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement, (ii) in all cases Indebtedness shall exclude any Excluded Property Limited Recourse Financing, (iii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iv) the amount of any Limited Recourse Debt of any Person shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (or such lower amount of maximum liability as is expressly provided for under the documentation pursuant to which the respective Lien is granted) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or any Joint Venture (other than any Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder), (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed to be an incurrence of Indebtedness hereunder) and (z) Indebtedness of any Parent Company appearing on the balance sheet of the Parent Borrower or any of its Subsidiaries solely by reason of push down accounting under GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning set forth in Section 3.11(a).

“Information Memorandum” means the Confidential Information Memorandum finalized on or about June 20, 2017, relating to the Parent Borrower and its subsidiaries and the Transactions.

“Initial Lenders” means the Arrangers and the affiliates of the Arrangers who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to any Person, the commitment of such Person to make Initial Revolving Loans (and acquire participations in Letters of Credit and Swingline Loans) hereunder as set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Closing Date was $50,000,000. On the Amendment No. 6 Effective Date, the Initial Revolving Credit Commitments were refinanced in full by the Amendment No. 6 Replacement and Incremental Revolving Facility.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure and Swingline Exposure, in each case, attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means the date that is five years after the Closing Date.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder. On the Amendment No. 6 Effective Date, the Initial Revolving Facility was refinanced in full by the Amendment No. 6 Replacement and Incremental Revolving Facility.

“Initial Revolving Lender” means any Person with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to a Borrower pursuant to Section 2.01(a)(ii). On the Amendment No 6. Effective Date, the Initial Revolving Loans were refinanced in full by Amendment No. 6 Replacement and Incremental Revolving Loans.

“Initial Term Lender” means any Person with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to any Person, the commitment of such Person to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Person’s name on the Commitment Schedule, as the same may be (a) reduced from time to time pursuant to Section 2.09 or Section 2.19 and (b) reduced or increased from time to time pursuant to (x) assignments by or to such Person pursuant to Section 9.05 or (y) an Additional Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $585,000,000. The aggregate amount of the Initial Term Loan Commitments on the Amendment No. 1 Effective Date is $113,000,000.

“Initial Term Loan Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loans” means the term loans (including, without limitation, any Amendment No. 1 Incremental Term Loans) made by the Initial Term Lenders to a Borrower pursuant to Section 2.01(a)(i).

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement, including any of the following: (a) a Trademark Security Agreement substantially in the form of Exhibit H-1 hereto, (b) a Patent Security Agreement substantially in the form of Exhibit H-2 hereto or (c) a Copyright Security Agreement substantially in the form of Exhibit H-3 hereto.

“Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit N hereto, dated as of the Closing Date, among, inter alios, the Second Lien Collateral Agent, as agent for the Second Lien Claimholders referred to therein, the Administrative Agent, as agent for the First Lien Claimholders referred to therein, if applicable, the provider of any Additional Letter of Credit Facility (or a representative thereof) and the Loan Parties from time to time party thereto.

“Interest Coverage Ratio” means, as of any date of determination, the ratio for the most recently ended Test Period of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Ratio Interest Expense for such Test Period; provided that, for purposes of calculating the Interest Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Ratio Interest Expense shall be an amount equal to actual Ratio Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Interest Election Request” means a request by a Borrower in the form of Exhibit D hereto or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of March 2023) or the maturity date applicable to such Loan and (b) with respect to any Adjusted Term SOFR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of an Adjusted Term SOFR Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” means with respect to any Adjusted Term SOFR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, to the extent acceptable to all applicable Lenders, a shorter period); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition by the Parent Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Parent Borrower, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures or payroll expenses or advances in the ordinary course of business) or capital contribution by the Parent Borrower or any of its Restricted Subsidiaries to any other Person. Subject to Section 5.10, the amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“Investors” means (a) Atairos, (b) Isos Acquisition Sponsor, LLC, (c) the Shannon Holders, (d) the Management Investors, (e) other investors identified to the Administrative Agent in writing that, directly or indirectly, beneficially own Capital Stock in Holdings on the Closing Date and (f) any Related Investor Party of any of the foregoing.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the U.S. Internal Revenue Service.

“ISDA CDS Definitions” has the meaning assigned to such term in Section 9.02(g)(iv).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means, as the context may require, (a) JPM, (b) solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with the terms of this Agreement), each Existing Letter of Credit Issuer and (c) each other Revolving Lender party hereto from time to time that is appointed as an Issuing Bank in accordance with Section 2.05(i). Subject to the reasonable consent of the Parent Borrower (subject to the standards set forth in Section 9.05(b)), any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means the Thousand Oaks Company, a Texas corporation, and any other joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Parent Borrower or any of its Subsidiaries which (i) is engaged in a line of business in accordance with Section 5.16 and (ii) is formed or organized in a manner that limits the exposure of the Parent Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Parent Borrower and its Subsidiaries therein permitted under Section 6.06 and (B) any Indebtedness of any Joint Venture or any Guarantee by the Parent Borrower or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guarantee are permitted at the time under Section 6.01.

“Junior Indebtedness” means any Indebtedness for borrowed money (other than Indebtedness among Holdings, the Parent Borrower and/or its subsidiaries) of the Parent Borrower or any of its Restricted Subsidiaries that is a Loan Party that is expressly subordinated in right of payment to the Obligations.

“Kingpin Intermediate” means Kingpin Intermediate Holdings LLC, a Delaware limited liability company.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, Additional Term Loan, Revolving Loan, Additional Revolving Loan, Initial Revolving Credit Commitment or Additional Commitment.

“Latest Revolving Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any revolving loan or revolving credit commitment hereunder at such time, including the latest maturity or expiration date of any Revolving Loan, any Additional Revolving Loan, the Revolving Credit Commitment or any Additional Revolving Credit Commitment.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Additional Term Loan or Additional Term Loan Commitment hereunder at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate LC Exposure at such time.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any Additional Lender, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement or as a result of the application of Section 9.05(g).

“Letter of Credit” means any Standby Letter of Credit or Commercial Letter of Credit issued pursuant to this Agreement (and shall be deemed to include all Existing Letters of Credit).

“Letter-of-Credit Right” has the meaning set forth in Article 9 of the UCC.

“Letter of Credit Sublimit” means $50,000,000, as increased from time to time in accordance with Section 2.22 hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Liquor License Subsidiaries” means (i) as of the Amendment No. 8 Effective Date, each of the Subsidiaries listed on Schedule 1.01(g) hereto and (ii) thereafter, any other Restricted Subsidiary of the Parent Borrower established solely for the purpose of satisfying applicable requirements of local Law with respect to the ownership and use of liquor licenses and which has entered into or has a bona fide intent to enter into (A) a lease pursuant to which such Restricted Subsidiary leases, as lessee, from Holdings or one or more of its Subsidiaries (other than another Liquor License Subsidiary) snack bar and related space at one or more bowling centers and (B) a management services agreement with a Loan Party, pursuant to which such Loan Party provides employees, management and related services to such Subsidiary.

“Limited Condition Transaction” means any acquisition, Investment, Disposition, Restricted Payment or Restricted Debt Payment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Recourse Financing” means, with respect to any Person, Indebtedness to the extent: (i) such Person, subject to customary exceptions for nonrecourse Indebtedness financing, shall not have personal liability with respect to the Indebtedness and the lender thereunder shall only seek recourse for satisfaction of the Indebtedness against the property or collateral secured thereunder; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or Loans under any Second Lien Facility) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan Documents” means this Agreement, any Promissory Note, each Loan Guaranty, the Collateral Documents, the Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document”, including any Incremental Facility Amendment (including Amendment No. 1), Refinancing Amendment or Extension Amendment or any other amendment hereto or thereto (including Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 ~~and~~, Amendment No. 8 and Amendment No. 9). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means (a) the Guaranty Agreement, substantially in the form of Exhibit I hereto, executed by each Loan Party party thereto and the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty agreement executed by any Person pursuant to Section 5.12 in substantially the form attached as Exhibit I hereto or another form that is otherwise reasonably satisfactory to the Administrative Agent and the Parent Borrower.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means Holdings, the Parent Borrower, any Borrower and each Subsidiary Guarantor.

“Loans” means any Initial Term Loan, any Additional Term Loan (including the Amendment No. 2 Term Loans, the Amendment No. 3 Incremental Term Loans ~~and~~, the Amendment No. 8 Term Loans and the Amendment No. 9 Incremental Term Loans), any Revolving Loan, any Swingline Loan or any Additional Revolving Loan (including the Amendment No. 6 Replacement and Incremental Revolving Loans).

“Management Investors” means the officers, directors, managers, employees and members of management of (i) the Parent Borrower, (ii) any Parent Company and/or (iii) any subsidiary of the Parent Borrower (including, on the Closing Date, those of the Target and its subsidiaries) and the Related Investor Parties of any of the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Capitalization” means, at any date of determination pursuant to Section 1.04(e), the amount equal to (a) the total number of then issued and outstanding shares of common Capital Stock of Holdings or any Parent Company multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding such date.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement the terms of which are either (a)(i) consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (ii) taken as a whole, not materially less favorable to the Lenders than the terms of any Acceptable Intercreditor Agreement governing similar priorities that is then in effect, in each case as determined by the Parent Borrower in good faith or (b) in the event a “Market Intercreditor Agreement” has been entered into after the Closing Date meeting the requirement of the preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the Lenders than the terms of such Market Intercreditor Agreement to the extent such agreement governs similar priorities.

“Material Acquisition” means any Permitted Acquisition or other similar Investment (including any Investment in a Similar Business and including any transaction in the form of a business combination) (or, in each case, any series thereof) the aggregate consideration for which exceeds $200,000,000.

“Material Adverse Effect” means (a) on the Closing Date, a Closing Date Material Adverse Effect and (b) after the Closing Date, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Parent Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the material rights and remedies (taken as a whole) of the Administrative Agent under the applicable Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to the Security Agreement.

“Material Disposition” means any Disposition not prohibited hereunder (or any series thereof) the aggregate consideration for which exceeds $200,000,000.

“Material Indebtedness” means third party Indebtedness for borrowed money in an aggregate principal amount exceeding the greater of $34,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Material Intellectual Property” means any registered Patents, Trademarks and Copyrights (excluding, for the avoidance of doubt, customer lists) owned by the Parent Borrower and the other Loan Parties that is material to the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Parent Borrower in good faith).

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset acquired by any Loan Party after the Amendment No. 8 Effective Date (other than as part of any EAP Substitution) having a fair market value (as determined by the Parent Borrower in good faith after taking into account any liabilities with respect thereto that impact such fair market value or, if not then readily determinable, a book value) in excess of $30,000,000 as of the date of acquisition thereof.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Amendment No. 2 Term Loans (including any Amendment No. 3 Incremental Term Loans), the Initial Term Loan Maturity Date, (c) with respect to the Amendment No. 6 Replacement and Incremental Revolving Facility, the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date, (d) with respect to the Amendment No. 8 Term Loans, the Amendment No. 8 Term Loan Maturity Date, (e) with respect to any other Replacement Term Loans or any other Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (f) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Amendment and (g) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Merger Sub 1” has the meaning assigned to such term in the Preamble to this Agreement.

“Merger Sub 1 Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Merger Sub 2” has the meaning assigned to such term in the Preamble to this Agreement.

“Merger Sub 2 Merger” has the meaning assigned to such term in the Recitals to this Agreement.

“Mergers” or “Merger” means the Merger Sub 1 Merger and/or the Merger Sub 2 Merger, as the context may require.

“MFN Provision” has the meaning assigned to such term in Section 2.22(a)(v).

“Minimum Equity Percentage” has the meaning assigned to such term in the Recitals to this Agreement.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral.

“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA, that is subject to the provisions of Title IV of ERISA, and in respect of which the Parent Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Narrative Report” means, with respect to the financial statements with respect to which it is delivered, a management discussion and narrative report describing the operations of the Parent Borrower and its Restricted Subsidiaries for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then-current Fiscal Year to the end of the period to which the relevant financial statements relate.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds (including Cash Equivalents) received by the Parent Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of the Parent Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of the Parent Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) in respect of the Loan Parties or any of their respective subsidiaries, Affiliates or direct or indirect equityholders (i) any actual out-of-pocket costs and expenses incurred in connection with the adjustment, settlement or collection of any claims in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any Second Lien Facility and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due or would be in default under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) in the case of any covered loss or taking from any non-Wholly-Owned Subsidiary, the pro rata portion thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a Wholly-Owned Subsidiary as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (with respect to any Loan Party or its subsidiaries, Affiliates or direct or indirect equity owners) (i) selling costs and out-of-pocket expenses (including broker’s fees or commissions, legal fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and transfer and similar Taxes and the Parent Borrower’s good faith estimate of income Taxes paid or payable (including pursuant to Tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve, other than to make a payment for which such amount was reserved, such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans, Indebtedness under any Second Lien Facility and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Secured Obligations) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due or would be in default and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to the Parent Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition and (v) in the case of any Disposition by any non-Wholly-Owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to any minority interest and not available for distribution to or for the account of the Parent Borrower or a Wholly-Owned Subsidiary as a result thereof; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“Net Short Lender” has the meaning assigned to such term in Section 9.02(f).

“net short position” has the meaning assigned to such term in Section 9.02(g)(iv).

“Netted Amounts” has the meaning assigned to such term in the definition of “Consolidated Total Debt”.

“New Holdings” means the Person that shall, immediately following the consummation of a Holdings Reorganization Transaction in accordance with the provisions of the definition thereof, hold 100% of the Capital Stock of the Parent Borrower.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means any Investor and any Affiliate of such Investor, other than any Debt Fund Affiliate.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.15(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement or limited liability company agreement and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under the jurisdiction in which such entity is organized to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(i).

“Other Connection Taxes” means, with respect to any Lender or Administrative Agent, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any intangible, recording, filing or similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19). For the avoidance of doubt, Other Taxes do not include any Excluded Taxes.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans,

as the case may be, occurring on such date, (b) with respect to any Letters of Credit, the aggregate amount available to be drawn under such Letters of Credit after giving effect to any changes in the aggregate amount available to be drawn under such Letters of Credit or the issuance or expiry of any Letters of Credit, including as a result of any LC Disbursements and (c) with respect to any LC Disbursements on any date, the amount of the aggregate outstanding amount of such LC Disbursements on such date after giving effect to any disbursements with respect to any Letter of Credit occurring on such date and any other changes in the aggregate amount of the LC Disbursements as of such date, including as a result of any reimbursements by the Parent Borrower of unreimbursed LC Disbursements.

“Packaged Right” shall mean warrants, options or other rights to acquire shares of any class of the Capital Stock of Holdings, the Parent Borrower, any Parent Company or any Restricted Subsidiary (whether settled in Capital Stock, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of Holdings, the Parent Borrower or any Parent Company or any Restricted Subsidiary (which may be guaranteed by Holdings or any Restricted Subsidiary) permitted to be incurred hereunder, even if such Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Parent” means A-B Parent LLC, a Delaware limited liability company.

“Parent Borrower” has the meaning assigned to such term in the Recitals to this Agreement.

“Parent Company” means (a) Holdings and (b) any other Person or group of Persons that are Affiliates of any Investor (but in any event not any portfolio company of any Investor), of which the Parent Borrower is an indirect Subsidiary.

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations in part thereof; (d) all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present and future infringements thereof; and (f) all rights corresponding to any of the foregoing.

“Payment” has the meaning assigned to such term in Section 8.02(a).

“Payment Notice” has the meaning assigned to such term in Section 8.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which the Parent Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability for, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of each Loan Party, (b) the filing of Intellectual Property Security Agreements or other appropriate assignments or notices with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office, as applicable, (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset constituting Collateral, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, (d) the delivery to the Administrative Agent of any stock certificate or promissory note to the extent required to be delivered by the applicable Loan Documents and (e) other filings, recordings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent or to enforce the rights of the Administrative Agent and the Secured Parties under the Loan Documents.

“Permitted Acquisition” means any acquisition by the Parent Borrower or any of its Restricted Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or a substantial portion of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product or facility) of, any Person or of a majority of the outstanding Capital Stock of any Person (and, in any event, including any Investment in any Restricted Subsidiary which serves to increase the Parent Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary), in each case if (1) such Person is or becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys all or a substantial portion of its assets (or such division, business line, unit or product line or facility) to, or is liquidated into, the Parent Borrower and/or any Restricted Subsidiary as a result of such transaction; provided that (i) the target Person, assets, business or division in respect of such acquisition is a business permitted under Section 5.16 and (ii) at the applicable time elected by the Parent Borrower in accordance with Section 1.04(e), with respect to such acquisition, no Event of Default under Section 7.01(a), (f) or (g) shall be continuing.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Holdings’, the Parent Borrower’s or a Parent Company’s common equity purchased in connection with the issuance of any Convertible Indebtedness by Holdings, the Parent Borrower or a Parent Company; provided that the purchase price for such Permitted Bond Hedge Transaction (to the extent paid by the Parent Borrower or a Restricted Subsidiary thereof), less the proceeds received by the Parent Borrower or its Restricted Subsidiaries from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Borrower and its Restricted Subsidiaries from (or on account of) the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Facility and any Incremental Equivalent Debt permitted to be incurred hereunder, that up to the aggregate principal amount of such Indebtedness outstanding at any time (the “Specified Debt”) not to exceed the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period may have a final maturity date that is earlier than, and a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to maturity of, the Indebtedness with respect to which such Specified Debt is otherwise required to have a later final maturity date or Weighted Average Life.

“Permitted Equity” has the meaning assigned to such term in the Recitals to this Agreement.

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors and/or the Shannon Holders form a “group” (within the meaning of Section 14(d) of the

Exchange Act as in effect on the date hereof) so long as, in the case of this clause (b), the relevant Investors collectively own more than 50% of the relevant voting stock beneficially owned by the group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Payee” means any future, current or former director, officer, member of management, manager, employee, independent contractor or consultant (or any Immediate Family Member or transferee of any of the foregoing) of the Parent Borrower (or any Parent Company or any subsidiary).

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with the Collateral and Guarantee Requirements and Section 5.12 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Warrant Transaction” means any call option on, or warrant or right to purchase (or substantively equivalent derivative transaction), Holdings’, the Parent Borrower’s or a Parent Company’s common equity sold by Holdings, the Parent Borrower or a Parent Company substantially concurrently with any purchase by Holdings, the Parent Borrower or a Parent Company of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Capital Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Asset Sale” means any Disposition by the Parent Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(h).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets (including component definitions thereof) that each Subject Transaction shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line), as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)       (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of the Parent Borrower or any Restricted Subsidiary or (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(b)       any Expected Cost Savings as a result of any Cost Savings Initiative shall be calculated on a pro forma basis as though such Expected Costs Savings had been realized on the first day of the applicable Test Period and as if such Expected Cost Savings were realized in full during the entirety of such period; provided that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with, subject to the limitations set forth in and without duplication with respect to the application of, the definition of “Consolidated Adjusted EBITDA”,

(c)       any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(d)       any Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a Responsible Officer of the Parent Borrower in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent Borrower, and

(e)       the acquisition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into the Parent Borrower or any of its subsidiaries, or the Disposition of any assets (including Cash and Cash Equivalents) included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

In the case of any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio or Consolidated Total Assets for any event described above that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 5.01(b) for the Fiscal Year ended on or about June 30, 2017, any such calculation required to be made on a “Pro Forma Basis” shall use the consolidated financial statements of Holdings delivered to the Arrangers for the Fiscal Quarter ended April 2, 2017. Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15 as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the projections of the Parent Borrower and its Subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of a Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit G hereto, evidencing the aggregate outstanding principal amount of Loans of such Borrower to such Lender resulting from the Loans made by such Lender.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in each case, any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified Receivables Facility” means any Receivables Facility that meets the following conditions: (a) the Parent Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and its Restricted Subsidiaries; (b) all sales of Receivables Facility Assets and related assets by the Parent Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made at fair market value (as determined in good faith by the Parent Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Parent Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non-recourse

(except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualifying Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Qualifying Lender” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Ratio Interest Expense” means, with respect to any Person for any period, (a) consolidated total cash interest expense of such Person and its Restricted Subsidiaries for such period, (i) including the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP) and (ii) excluding (A) amortization, accretion or accrual of deferred financing fees, original issue discount, debt issuance costs, discounted liabilities, commissions, fees and expenses, (B) any expense arising from any bridge, commitment, structuring and/or other financing fee (including fees and expenses associated with the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 3 Transactions and agency and trustee fees), (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, acquisition accounting, (D) fees and expenses associated with any Dispositions, acquisitions, Investments, issuances of Capital Stock or Indebtedness (in each case, whether or not consummated), (E) costs associated with obtaining, or breakage costs in respect of, any Hedge Agreement or any other derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness, (F) penalties and interest relating to Taxes, (G) any “additional interest” or “liquidated damages” for failure to timely comply with registration rights obligations, (H) interest expense with respect to Indebtedness of any Parent Company of such Person appearing on the balance sheet of such Person solely by reason of push-down accounting under GAAP, (I) any payments with respect to make-whole, prepayment or repayment premiums or other breakage costs of any Indebtedness, (J) any interest expense attributable to the exercise of appraisal rights or other rights of dissenting shareholders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions or any acquisition or Investment permitted hereunder and (K) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Hedge Agreement or any other derivative instrument and/or any payment obligation arising under any Hedge Agreement or derivative instrument other than any interest rate Hedge Agreement or interest rate derivative instrument with respect to Indebtedness minus (b) cash interest income for such period. For purposes of this definition, (x) interest in respect of any Capital Lease shall be deemed to accrue at an interest rate determined by such Person in good faith to be the rate of interest implicit in such Capital Lease in accordance with GAAP and (y) for the avoidance of doubt, unless already included in the calculation of interest expense, interest expense shall be calculated after giving effect to any payments made or received under any Hedge Agreement or any other derivative instrument with respect to Indebtedness.

“Real Estate Asset” means, at any time of determination, all right, title and interest of any Loan Party in and to any and all parcels of or interests in real property owned, leased or subleased by a Loan Party (including, but not limited to, land, improvements and fixtures thereon) of such Loan Party.

“Receivables Facility” means any of one or more receivables financing facilities or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Parent Borrower or any of the Restricted Subsidiaries sells or grants a security interest in its Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling or granting a security interest in its Receivables Facility Assets to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case, that constitutes a Qualified Receivables Facility.

“Receivables Facility Asset” means (a) any accounts receivable, revenue stream or other right of payment, real estate asset, mortgage receivable or related asset and (b) contract rights, lockbox accounts and records with respect to such assets customarily transferred therewith, in each case subject to a Receivables Facility.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any Receivables Facility Asset or participation interest therein issued or sold in connection with, and other fees and expenses paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Parent Borrower or any subsidiary makes an Investment and to which the Parent Borrower or any subsidiary transfers Receivables Facility Assets.

“Reference Time” with respect to any setting of the then-current Benchmark, (i) if such Benchmark is the Term SOFR Reference Rate, means 6:00 a.m. (New York City time) on the day that is two Business Days preceding the date of such setting and (ii) if such Benchmark is not the Term SOFR Reference Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning assigned to such term in Section 4.01(h).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by (a) Holdings, the Parent Borrower and each Borrower thereunder, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c) (including, for the avoidance of doubt, Amendment No. 6).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b).

“Regulated Bank” has the meaning assigned to such term in Section 9.02(g)(iii).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Investor Party” means, with respect to any Person, (1) any Immediate Family Member of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of such Person and/or such other Persons referred to in the immediately preceding clause (1) and/or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of such Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, managers, officers, trustees, employees, partners, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Replacement Debt” means any Refinancing Indebtedness (whether borrowed in the form of secured or unsecured loans, issued in a public offering, Rule 144A under the Securities Act or other private placement or bridge financing in lieu of the foregoing or otherwise) incurred in respect of Indebtedness permitted under Section 6.01(a) (and any subsequent refinancing of such Replacement Debt).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c).

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Reply Price” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Representation and Warranty Insurance Policy” means the representation and warranty insurance policy obtained in connection with the Mergers.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the optional prepayment (or mandatory prepayment pursuant to Section 2.11(b)(iii)), repayment, refinancing, substitution or replacement of all or a portion of the Amendment No. 8 Term Loans substantially concurrently with the incurrence by any Loan Party of any broadly syndicated floating rate Dollar denominated long-term term “B” loans secured on a pari passu basis with the Amendment No. 8 Term Loans (including any first-lien secured Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Amendment No. 8 Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would have the effect of reducing the Effective Yield applicable to the Amendment No. 8 Term Loans; provided that the primary purpose (as determined by the Parent Borrower in good faith) of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Amendment No. 8 Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Material Acquisition or Material Disposition constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of the definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 4.00:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00 and greater than 3.50:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 3.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay Subject Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the First Lien Leverage Ratio shall be determined on the scheduled date of prepayment (after giving pro forma effect to such prepayment and to any other repayment or prepayment at or prior to the time such Excess Cash Flow prepayment is due).

“Required Lenders” means, at any time, Lenders having Loans or unused Revolving Credit Commitments or Additional Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.

“Required Net Proceeds Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 4.00:1.00, 100%, (b) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00 and greater than 3.50:1.00, 50% and (c) if the First Lien Leverage Ratio is less than or equal to 3.50:1.00, 0%; it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Net Proceeds or Net Insurance/Condemnation Proceeds that are required to be applied to prepay Subject Loans under Section 2.11(b)(ii) for any payment, the First Lien Leverage Ratio shall be determined on the date on which such proceeds are received by the Parent Borrower or applicable Restricted Subsidiary (giving pro forma effect to the subject Dispositions and/or casualty events and the application of the relevant proceeds thereof).

“Required Revolving Lenders” means, at any time, Lenders having Initial Revolving Loans, Additional Revolving Loans, unused Initial Revolving Credit Commitments or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Initial Revolving Loans, Additional Revolving Loans and such unused Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means, an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person means the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent (including, for the avoidance of doubt, by electronic means). Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Parent Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Parent Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and, in the case of quarterly financial statements, the absence of footnotes.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Debt” means any Junior Indebtedness that is required by the terms of this Agreement to mature after the Amendment No. 8 Term Loan Maturity Date to the extent the outstanding principal amount thereof is equal to or greater than the Threshold Amount.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Parent Borrower, except a dividend payable solely in shares of Qualified Capital Stock (or in options, warrants or other rights to purchase such Qualified Capital Stock) to the holders of such class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Parent Borrower and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Parent Borrower now or hereafter outstanding. The amount of any Restricted Payment (other than Cash) shall be the fair market value, as determined in good faith by the Parent Borrower on the applicable date set forth in Section 1.04(e), of the assets or securities proposed to be transferred or issued by the Parent Borrower pursuant to such Restricted Payment. For the avoidance of doubt, any payment or delivery on account of any Indebtedness convertible into or exchangeable for Capital Stock (including, for the avoidance of doubt, Convertible Indebtedness) or on account of Packaged Rights shall be deemed not to be a Restricted Payment.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of the Parent Borrower.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction”.

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility and, if applicable, any Incremental Revolving Facility, any facility governing any Extended Revolving Credit Commitment or Extended Revolving Loans and any Replacement Revolving Facility.

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the aggregate Outstanding Amount of (a) all Revolving Loans (including Swingline Loans) as of such date, (b) LC Disbursements as of such date that have not been reimbursed within three Business Days and (c) Letters of Credit (excluding (i) any Letter of Credit to the extent cash collateralized or back-stopped and (ii) other Letters of Credit (or any portion thereof) in an aggregate face amount up to $25,000,000 (with only such Letter of Credit amounts in excess of $25,000,000 being applied for purposes hereof)) exceeds an amount equal to 35% of the Total Revolving Credit Commitment.

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender. Unless the context otherwise requires, the term “Revolving Lenders” shall include the Swingline Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person  listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State.

“Scheduled Consideration” has the meaning assigned to such term in Section 2.11(b)(i).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Lien Claimholders” has the meaning set forth in the Intercreditor Agreement.

“Second Lien Collateral Agent” has the meaning set forth in the Intercreditor Agreement.

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the Closing Date, among, inter alios, Holdings, the Parent Borrower and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the lenders from time to time party thereto.

“Second Lien Facility” means the credit facility governed by the Second Lien Credit Agreement and one or more debt facilities or other financing arrangements (including indentures) providing for loans, notes or other long-term indebtedness that replace or refinance such facility or other financing arrangement, including any such replacement or refinancing facility or indenture or other financing arrangement that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such indentures or facilities or other financing arrangement that replace or refinance such credit facility (or any subsequent replacement thereof), in each case to the extent permitted or not restricted by this Agreement.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between any Loan Party or Restricted Subsidiary and a counterparty that is an Approved Counterparty at such time or (b) is entered into after the Closing Date between any Loan Party or Restricted Subsidiary and any counterparty that is an Approved Counterparty at the time such Hedge Agreement is entered into (or thereafter, if such counterparty is so designated as an Approved Counterparty at a later date), for which such Loan Party or Restricted Subsidiary agrees to provide or procure security and in each case that has not been designated to the Administrative Agent in writing by the Parent Borrower as not constituting a “Secured Hedging Obligation” for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Sections 9.03 and 9.10 and the Intercreditor Agreement and each other Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Secured Leverage Ratio” is used in this Agreement, in each case for the Parent Borrower and its Restricted Subsidiaries; provided that solely for purposes of calculating the Secured Leverage Ratio in connection with the incurrence of Incremental Equivalent Debt, clause (a) of this definition shall also include Consolidated Total Debt as of such date that is secured by a Lien on any non-Collateral assets of the Parent Borrower or any Restricted Subsidiary.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (i) the Lenders, the Swingline Lender and each Issuing Bank, (ii) the Administrative Agent, (iii) each counterparty to a Hedge Agreement with a Loan Party or a Restricted Subsidiary the obligations under which constitute Secured Obligations, (iv) each provider of Banking Services to any Loan Party or a Restricted Subsidiary the obligations under which constitute Secured Obligations, (v) the Arrangers and (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of assets subject to a Qualified Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to such seller.

“Security Agreement” means the First Lien Pledge and Security Agreement, substantially in the form of Exhibit J, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Series A Preferred Stock” means the shares of preferred stock of Holdings, designated as “Series A Preferred Stock”, having the terms set forth in the certificate of incorporation of the Target, as amended and restated in connection with the Merger Sub I Merger.

“Shannon Holders” means (i) Thomas Shannon, (ii) Cobalt Recreation LLC, (iii) any Immediate Family Member of Thomas Shannon, (iv) a trust, family-partnership or estate-planning vehicle or other legal entity substantially all the economic interests of which are held by or for the benefit of Thomas Shannon and/or any of his Immediate Family Members, (v) any executor, administrator, trustee, manager, director or other similar fiduciary of the entity referred to in the immediately preceding clause (iv), acting solely in such capacity and (vi) any other Affiliate of Thomas Shannon or any other Shannon Holder, including The Cobalt Group LLC.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of (i) $340,000,000 and (ii) 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (b) (i) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date and (ii) the aggregate principal amount of “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility) originally incurred or issued in reliance on the Shared Incremental Amount outstanding on such date, in each case after giving effect to any reclassification of any such Indebtedness as having been incurred under clause (e) of the definition of “Incremental Cap” hereunder or clause (e) of the definition of “Incremental Cap” (as defined in the Second Lien Credit Agreement or any equivalent term under any documentation governing any Second Lien Facility).

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.16 if the references to “Restricted Subsidiaries” in Section 5.16 were read to refer to such Person.

“SLB Property” means the real property interests (and Bowling Equipment and other tangible personal property located thereon) that are subject to the Carlyle Sale/Leaseback or the Carlyle Sale/Leaseback 2014.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement which are material to the interests of the Lenders, but only to the extent that Merger Sub (or its applicable affiliate) has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Indebtedness” has the meaning assigned to such term in Section 9.02(f).

“Specified Representations” means the representations and warranties set forth in Section 3.01(a)(i) (as it relates to Holdings and any Borrower), Section 3.02 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 3.03(b)(i) (limited to the execution, delivery and performance of the Loan Documents, incurrence of the Indebtedness thereunder and the granting of Guarantees and Liens in respect thereof), Section 3.08, Section 3.12, Section 3.14 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last sentence of Section 4.01), Section 3.16 and Sections 3.17(a)(ii) and (c).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary of the Parent Borrower which the Parent Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Subject Loans” means, as of any date of determination, (a) Initial Term Loans and (b) any Additional Term Loans that are subject to ratable prepayment requirements in accordance with Section 2.11(b) on such date of repayment.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or any facility, or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in any Restricted Subsidiary which serves to increase the Parent Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of a subsidiary (or any business unit, line of business or division of the Parent Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness (other than revolving Indebtedness), (f) any Cost Savings Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent Borrower.

“Subsidiary Guarantor” means (x) on the Closing Date, each subsidiary of the Parent Borrower (other than any subsidiary that is an Excluded Subsidiary on the Closing Date) and (y) thereafter, each subsidiary of the Parent Borrower, other than a Borrower, that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Parent Borrower may from time to time, upon notice to the Administrative Agent (or in the case of a Foreign Subsidiary, the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed)), elect to cause any subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Guarantor hereunder (but shall have no obligation to do so), subject to the satisfaction of guarantee and collateral requirements consistent with the Collateral and Guarantee Requirements or otherwise reasonably acceptable to the Parent Borrower and the Administrative Agent (which shall include, in the case of a Foreign Subsidiary, guarantee and collateral requirements customary under local law, including customary local limitations).

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Parent Borrower” has the meaning assigned to such term in Section 6.07(a).

“Surviving Person” has the meaning assigned to such term in Section 6.07(a).

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be equal to its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPM, in its capacity as lender of Swingline Loans hereunder, or any successor lender of Swingline Loans hereunder.

“Swingline Loan” means any Loan made pursuant to Section 2.04.

“Target” means Bowlmor AMF Corp., a Delaware corporation.

“Tax Group” has the meaning assigned to such term in Section 6.04(a)(xv).

“Taxes” means any and all present and future taxes (including “business activities” taxes), levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means a Person with an Initial Term Loan Commitment or outstanding Initial Term Loan or an Additional Term Loan Commitment (including the Amendment No. 2 Term Loan Commitments, Amendment No. 3 Incremental Term Loan Commitments ~~and~~, Amendment No. 8 Term Loan Commitments and Amendment No. 9 Incremental Term Loan Commitments) or an outstanding Additional Term Loan (including the Amendment No. 2 Term Loans which, for the avoidance of doubt, include the Amendment No. 3 Incremental Term Loans, and Amendment No. 8 Term Loans which, for the avoidance of doubt, include the Amendment No. 9 Incremental Term Loans).

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans (including the Amendment No. 2 Term Loans, Amendment No. 3 Incremental Term Loans ~~and~~, Amendment No. 8 Term Loans and Amendment No. 9 Incremental Term Loans).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Adjusted Term SOFR Rate Borrowing for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that the Term SOFR Rate for any Interest Period shall not be less than 0.00% per annum ~~with respect to any Revolving Loans~~.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Adjusted Term SOFR Rate Borrowing for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Adjusted Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 6.15(a), the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) and (b) for any other purpose, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or Section 5.01(b), as applicable, have been delivered (or are required to have been delivered) or, at Parent Borrower’s election, are internally available; it being understood and agreed that prior to the first delivery (or required delivery) of financial statements under Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which financial statements of Holdings and its consolidated subsidiaries are available.

“Threshold Amount” means the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt outstanding as of such date to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended or the Test Period otherwise specified where the term “Total Leverage Ratio” is used in this Agreement in each case for the Parent Borrower and its Restricted Subsidiaries.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date was $50,000,000. The Total Revolving Credit Commitment as of the Amendment No. 8 Effective Date is $200,000,000.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the laws of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (d) all rights to sue for past, present and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all domestic rights corresponding to any of the foregoing.

“Transaction Costs” means fees, premiums, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by any Parent Company and/or its subsidiaries in connection with the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 8 Transactions and, in each case, the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder, (b) the Acquisition, (c) the Equity Contribution, (d) the Refinancing, (e) the execution, delivery and performance of, including the incurrence of Indebtedness under, the Second Lien Credit Agreement and (f) the payment of the Transaction Costs.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the U.S. federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of (a) unrestricted Cash and Cash Equivalents of such Person and its Restricted Subsidiaries and (b) Cash and Cash Equivalents of such Person and its Restricted Subsidiaries that are restricted in favor of the Credit Facilities, any Second Lien Facility and/or other permitted pari passu or junior secured Indebtedness (which may also include Cash and Cash Equivalents securing other Indebtedness that is secured by a Lien on Collateral along with the Credit Facilities, any Second Lien Facility and/or any other permitted pari passu or junior secured Indebtedness), in each case as determined in accordance with GAAP.

“Unrestricted Subsidiary” means any subsidiary of the Parent Borrower designated by the Parent Borrower as an Unrestricted Subsidiary on the Closing Date and listed on Schedule 5.10 hereto or after the Closing Date pursuant to Section 5.10.

“Unused Revolving Credit Commitment” of any Lender, at any time, means the remainder of the Revolving Credit Commitment of such Lender at such time, if any, less the sum of (a) the aggregate Outstanding Amount of Revolving Loans made by such Lender, (b) such Lender’s LC Exposure at such time and (c) except for purposes of Section 2.12(a), such Lender’s Applicable Percentage of the aggregate Outstanding Amount of Swingline Loans.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that (x) the effect of any prepayment made in respect of such Indebtedness shall be disregarded in making such calculation and (y) any “AHYDO catch-up” payment that may be required to be made in respect of such Indebtedness shall be disregarded in making such calculation.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) are owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for an EEA Member Country or the United Kingdom, as applicable.

Section 1.02.          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., an “Adjusted Term SOFR Rate Loan”) or by Class and Type (e.g., an “Adjusted Term SOFR Rate Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., an “Adjusted Term SOFR Rate Borrowing”) or by Class and Type (e.g., an “Adjusted Term SOFR Rate Term Loan Borrowing”).

Section 1.03.          Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “ordinary course of business” or “ordinary course” shall, with respect to any Person, be deemed to refer to items or actions that are consistent with industry practice of such Person’s business industry or such Person’s past practice (it being understood that the sale of accounts receivable (and related assets) pursuant to supply-chain, factoring or reverse factoring arrangements entered into by the Parent Borrower and its Restricted Subsidiaries shall be deemed to be in the ordinary course of business so long as such accounts receivable (and related assets) are sold for Cash in an amount not less than 95% of the face amount thereof). Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document, the Second Lien Credit Agreement and any Loan Document referred to therein) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (ii) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (iii) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (v) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (vi) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (vii) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights, (viii) the words “permitted” shall be construed to also refer to actions or undertakings that are “not prohibited” and (ix) any reference to “open market purchases” (or words of similar effect) shall, for the avoidance of doubt, include any privately negotiated purchase at any price agreed among the parties thereto (including for cash and/or other consideration). For the avoidance of doubt, all references to Amendment No. 2 Loans herein, shall, from and after the Amendment No. 3 Effective Date (as applicable), include (and be deemed to include) Amendment No. 3 Incremental Term Loans in order to result in equivalent treatment thereof. For the avoidance of doubt, all references to Amendment No. 8 Term Loans herein, shall, from and after the Amendment No. 9 Effective Date (as applicable), include (and be deemed to include) Amendment No. 9 Incremental Term Loans in order to result in equivalent treatment thereof.

(b)                For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.06 and 6.07, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition, as applicable, or portion thereof, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a) (in the case of Indebtedness incurred on the Closing Date) and (x)), 6.02 (other than Sections 6.02(a) and (t) (with respect to Section 6.01(x)), 6.04, 6.06 and 6.07 (each of the foregoing, a “Reclassifiable Item”), the Parent Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category; provided that, upon delivery of any financial statements pursuant to Section 5.01(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on Section 6.01(z) (in the case of Indebtedness and Liens) or any “ratio-based” basket or exception (in the case of all other Reclassifiable Items), such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of Section 6.01(z) or such “ratio-based” basket or exception, as applicable (in each case, subject to any other applicable provision of Section 6.01(z) or such “ratio-based” basket or exception, as applicable). It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment and/or Disposition under Sections 6.01, 6.02, 6.04, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination thereof or under any other available exception.

Section 1.04.          Accounting Terms; GAAP.

(a)                (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that (A) if any change in GAAP or in the application thereof or any change as a result of the adoption or modification of accounting policies (including (x) the conversion to IFRS as described below and (y) the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) is implemented or takes effect after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (B) if the Parent Borrower elects or is required to report under IFRS, the Parent Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Parent Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be and (y) the relevant affected provisions shall be interpreted on the basis of GAAP and the currency, in each case, as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Parent Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby. Any consent required from the Administrative Agent or any Required Lender with respect to the foregoing shall not be unreasonably withheld, conditioned or delayed.

(ii)       All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value,” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) the application of Accounting Standards Codification 480, 815, 805 and 718 (to the extent these pronouncements under Accounting Standards Codification 718 result in recording an equity award as a liability on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). If the Parent Borrower notifies the Administrative Agent that the Parent Borrower (or its applicable Parent Company) is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided thereafter, the Parent Borrower cannot elect to report under GAAP). Any calculation or determination in this Agreement that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter.

(b)                Notwithstanding anything to the contrary herein, but subject to Sections 1.04(d), (e) and (g), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Consolidated Net Income and Consolidated Adjusted EBITDA (other than, for the avoidance of doubt, for purposes of calculating Excess Cash Flow)) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio, test or amount (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test or amount shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents), as of the last day of such Test Period), it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating quarterly compliance with Section 6.15 and (y) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, the date of the required calculation shall be the last day of the Test Period, and no Subject Transaction occurring thereafter shall be taken into account.

(c)                Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Attributable Debt”, “Capital Lease” or “Capital Lease Obligation”, unless the Parent Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables under this Agreement or any other Loan Document (including the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements. Notwithstanding anything contained in any Loan Document to the contrary, the leases relating to the Carlyle Sale/Leaseback, the Carlyle Sale/Leaseback 2014, any Excluded Property Sale/Leaseback Transaction and any other Sale and Lease-Back Transaction shall be deemed not to be and shall not otherwise be classified as a Capital Lease (and the obligations in respect thereof shall not be considered Indebtedness) but shall instead be accounted for and classified as operating leases for all purposes of this Agreement and any other Loan Document (including with respect to the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA).

(d)                For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or financial test (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Adjusted EBITDA, Consolidated Net Income or Consolidated Total Assets), subject to the succeeding clause (e), such financial ratio, test or amount shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio, financial test or amount occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e)                Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), if the terms of this Agreement require (i) compliance with any financial ratio or financial test (including, without limitation, Section 6.15(a) hereof, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA, (ii) accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of default or event of default) or (iii) compliance with any basket, as a condition to (A) the consummation of any transaction (including in connection with any acquisition or similar Investment or the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, in each case in connection with a Limited Condition Transaction, the determination of whether the relevant condition is satisfied may be made, at the election of the Parent Borrower, (1) in the case of any acquisition or similar Investment or any Disposition and any transaction related thereto, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition, Investment or Disposition or (y) the consummation of such acquisition, Investment or Disposition, (2) in the case of any Restricted Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) the declaration of such Restricted Payment or (y) the making of such Restricted Payment and (3) in the case of any Restricted Debt Payment, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) (x) delivery of notice with respect to such Restricted Debt Payment or (y) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant acquisition, Restricted Payment and/or Restricted Debt Payment or other transaction on a Pro Forma Basis (including, in each case, giving effect to the relevant transaction, any relevant Indebtedness (including the intended use of proceeds thereof) and, at the election of the Parent Borrower, giving pro forma effect to other prospective Limited Condition Transactions that are acquisitions or similar Investments for which definitive agreements have been executed, and no Default or Event of Default shall be deemed to have occurred solely as a result of an adverse change in such financial ratio or test occurring after the time such election is made (but any subsequent improvement in the applicable financial ratio or test may be utilized by the Parent Borrower or any Restricted Subsidiary). For the avoidance of doubt, if the Parent Borrower shall have elected the option set forth in clause (x) of any of the preceding clauses (1), (2) or (3) in respect of any transaction, then the Parent Borrower shall be permitted to consummate such transaction even if any applicable test or condition shall cease to be satisfied subsequent to the Parent Borrower’s election of such option. The provisions of this paragraph (e) shall also apply in respect of the incurrence of any Incremental Facility.

(f)                 [Reserved].

(g)                Notwithstanding anything to the contrary herein, unless the Parent Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred under the Revolving Facility, any Additional Revolving Facility or any other permitted revolving facility or any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x) (as it relates to the incurrence of any “fixed” or similar amount incurred under any Second Lien Facility)) that does not require compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including Section 6.01(x) (as it relates to the incurrence of any “incurrence based” or similar amount incurred under any Second Lien Facility)) that requires compliance with a financial ratio or financial test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Parent Borrower elects otherwise, the Parent Borrower shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Parent Borrower prior to utilization of any amount under a Fixed Amount then available to the Parent Borrower. For the avoidance of doubt, all Indebtedness substantially concurrently incurred will be included for purposes of calculating compliance with Sections 6.04(a)(xiii), 6.04(b)(vii) and 6.06(dd) (in each case, giving pro forma effect to the intended use of proceeds thereof).

(h)                The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

(i)                 The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 6.02.

(j)                 For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated Adjusted EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated Adjusted EBITDA to be exceeded if calculated based on the Consolidated Adjusted EBITDA on the date of such refinancing or replacement, such percentage of Consolidated Adjusted EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

(k)                Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.          Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06.          Timing of Payment and Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07.          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08.          Currency Equivalents Generally.

(a)                Notwithstanding anything to the contrary in clause (b) below, for purposes of any determination under Article 5, Article 6 (other than Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “relevant transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a relevant transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such relevant transaction (which, in the case of any Restricted Payment, Restricted Debt Payment, Investment, Disposition or incurrence of Indebtedness, shall be determined as set forth in Section 1.04(e)); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any relevant transaction so long as such relevant transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.15 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap) on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Sections 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Parent Borrower would not be in compliance with Section 6.15(a) if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with Section 6.15(a) if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness), then, solely for purposes of compliance with Section 6.15(a), the First Lien Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b)                Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09.          Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10.          Alternative Currencies.

(a)                The Parent Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Revolving Lenders of the applicable Class that will provide such Loans, and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the applicable Issuing Banks, in each case as set forth in Section 9.02(b)(ii)(E).

(b)                Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the requested date of the making of such Revolving Loan or issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Banks, in its or their sole discretion). In the case of any such request pertaining Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuings Bank thereof. Each applicable Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)                Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Revolving Lenders consent to making Adjusted Term SOFR Rate Revolving Loans or issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and the Parent Borrower and the Revolving Lenders shall amend this Agreement and the other Loan Documents as necessary to accommodate such Borrowings and/or Letters of Credit (as applicable), in accordance with Section 9.02(b)(ii)(E). If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent Borrower.

Section 1.11.          Benchmark Replacement Setting.

(a)                Replacing Benchmarks. Solely to the extent set forth in clause (f) below, notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date on which notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(b)                Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Parent Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent (or the Administrative Agent together with the Parent Borrower where so specified) will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.11.

(d)          Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)          Disclaimer and Exculpation With Respect to Replacement Rates and any Benchmark. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Adjusted Term SOFR Rate, Daily Simple SOFR, any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, comparable, replacement or successor rate thereto, including whether the composition or characteristics of any such alternative, comparable, replacement or successor rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Adjusted Term SOFR Rate, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or other conforming changes made to this Agreement or any other Loan Document to implement any replacement of the aforementioned benchmark rates.

(f)                 Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for an Adjusted Term SOFR Rate Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Adjusted Term SOFR Rate Borrowing is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Adjusted Term SOFR Rate Borrowing, then until such time as a Benchmark Replacement is implemented pursuant to this Section 1.11, (A) any Adjusted Term SOFR Rate Borrowing shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 1.12.          Additional Borrowers; Parent Borrower as Representative.

(a)          From time to time on or after the Amendment No. 8 Effective Date, and with at least five Business Days’ notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree), subject to completion of customary “know your customer” procedures and delivery of related information reasonably requested by the Administrative Agent, including information required pursuant to Section 9.16, the Parent Borrower may designate any Restricted Subsidiary as an additional Borrower (each such person, an “Additional Borrower”) hereunder in respect of any specified Class or Classes of Obligations; provided that (i) the Additional Borrower shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia and (ii) the Additional Borrower shall expressly assume the Obligations of a Borrower in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent (it being understood that an Additional Borrower may be designated as such pursuant to the terms of any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment) (any such documentation, an “Additional Borrower Agreement”). Upon satisfaction of such requirements, the Additional Borrower shall be a “Borrower” hereunder and will have the right to request Term Loans, Revolving Loans or Letters of Credit, as the case may be, in each case of the applicable Class, in accordance with Article 2 hereof until the earlier to occur of the applicable Maturity Date or the date on which such Additional Borrower resigns as an Additional Borrower in accordance with clause (b) below.

(b)          An Additional Borrower may elect to resign as an Additional Borrower; provided that: (i) such resigning Additional Borrower has delivered to the Administrative Agent a written notice of resignation at least five Business Days in advance and (ii) either (A) such resigning Additional Borrowers’ obligations in its capacity as Subsidiary Guarantor shall continue to be legal, valid, binding and enforceable after giving effect to such resignation or (B) such resigning Additional Borrower is released from its obligations as a Subsidiary Guarantor pursuant to Section 9.22 substantially concurrently with such resignation pursuant to the Loan Documents. Upon satisfaction of such requirements, the applicable Additional Borrower shall cease to be an Additional Borrower and a Borrower (but in the case of a resignation pursuant to clause (A) above shall continue to be a Subsidiary Guarantor) and at the request of the Parent Borrower any Promissory Note in respect of such Additional Borrower shall be returned by the holder thereof to such Additional Borrower for cancellation.

(c)          Each Borrower from time to time hereby designates the Parent Borrower as its agent and representative. The Parent Borrower may act as the agent and/or representative of any Borrower for the purposes of (i) delivering Borrowing Requests, continuation or conversion notices and other notices pursuant to Article 2 hereof (and for the purpose of giving instructions with respect to the disbursement of the proceeds of any Loans or the issuance of any Letters of Credit), (ii) delivering and receiving all other notices, consents, certificates and similar instruments contemplated hereunder or under any of the other Loan Documents and (iii) taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower under any Loan Document. The Parent Borrower hereby accepts such appointment.

Article 2            THE CREDITS

Section 2.01.          Commitments.

(a)                Subject to the terms and conditions set forth herein, (i) (x) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the applicable Borrowers on the Closing Date in Dollars in a principal amount not to exceed its Initial Term Loan Commitment as of the Closing Date and (y) each Amendment No. 1 Incremental Term Lender severally, and not jointly, agrees to make Amendment No. 1 Incremental Term Loans to the applicable Borrowers on the Amendment No. 1 Effective Date in a principal amount not to exceed its Initial Term Loan Commitment as of the Amendment No. 1 Effective Date and (ii) (x) each Initial Revolving Lender severally, and not jointly, agrees to make Initial Revolving Loans to the applicable Borrowers in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment and (y) each Amendment No. 6 Replacement and Incremental Revolving Lender severally, and not jointly, agrees to make Amendment No. 6 Replacement and Incremental Revolving Loans to the applicable Borrowers in Dollars at any time and from time to time on and after the Amendment No. 6 Effective Date, and until the earlier of the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date and the termination of the Amendment No. 6 Replacement and Incremental Revolving Credit Commitment of such Amendment No. 6 Replacement and Incremental Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Amendment No. 6 Replacement and Incremental Revolving Loans, the Outstanding Amount of such Amendment No. 6 Replacement and Incremental Revolving Lender’s Amendment No. 6 Replacement and Incremental Revolving Credit Exposure shall not exceed such Amendment No. 6 Replacement and Incremental Revolving Lender’s Amendment No. 6 Replacement and Incremental Revolving Credit Commitment. Subject to the terms and conditions set forth in Amendment No. 2 (x) each Converting Lender (as defined in Amendment No. 2) severally, and not jointly, agreed to exchange its Existing Term Loans (as defined in Amendment No. 2) for a like principal amount of Amendment No. 2 Term Loans on the Amendment No. 2 Effective Date (or such lesser amount allocated to such Lender by the Administrative Agent) and (y) each Amendment No. 2 Term Lender severally, and not jointly, agreed to make Amendment No. 2 Term Loans to the applicable Borrowers on the Amendment No. 2 Effective Date in a principal amount not to exceed its Amendment No. 2 Term Loan Commitment as of the Amendment No. 2 Effective Date. Subject to the terms and conditions set forth herein, each Amendment No. 3 Incremental Term Lender severally, and not jointly, agreed to make Amendment No. 3 Incremental Term Loans to the applicable Borrowers on the Amendment No. 3 Effective Date in a principal amount not to exceed its Amendment No. 3 Incremental Term Loan Commitment as of the Amendment No. 3 Effective Date. Subject to the terms and conditions set forth in Amendment No. 8 (x) each Converting Lender (as defined in Amendment No. 8) severally, and not jointly, ~~agrees~~agreed to exchange its Existing Term Loans (as defined in Amendment No. 8) for a like principal amount of Amendment No. 8 Term Loans on the Amendment No. 8 Effective Date (or such lesser amount allocated to such Lender by the Administrative Agent) and (y) each Amendment No. 8 Term Lender severally, and not jointly, ~~agrees~~agreed to make Amendment No. 8 Term Loans to the applicable Borrowers on the Amendment No. 8 Effective Date in a principal amount not to exceed its Amendment No. 8 Term Loan Commitment as of the Amendment No. 8 Effective Date. Subject to the terms and conditions set forth herein, each Amendment No. 9 Incremental Term Lender severally, and not jointly, agreed to make Amendment No. 9 Incremental Term Loans to the applicable Borrowers on the Amendment No. 9 Effective Date in a principal amount not to exceed its Amendment No. 9 Incremental Term Loan Commitment as of the Amendment No. 9 Effective Date. The Amendment No. 9 Incremental Term Loans (if and when funded) shall have the same terms and conditions as, and shall be treated as a single Class with, the Amendment No. 8 Term Loans (it being understood, for the avoidance of doubt, that interest shall accrue on the Amendment No. 9 Incremental Term Loans from the date of funding thereof). Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the applicable Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans, Amendment No. 2 Term Loans, Amendment No. 3 Incremental Term Loans ~~or~~, Amendment No. 8 Term Loans or Amendment No. 9 Incremental Term Loans may not be reborrowed.

(b)                Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

Section 2.02.          Loans and Borrowings.

(a)                Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Each Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)                Subject to Section 2.01 and Section 2.14, each Borrowing in Dollars shall be comprised entirely of ABR Loans or Adjusted Term SOFR Rate Loans as the Borrowers may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Adjusted Term SOFR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such Adjusted Term SOFR Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Adjusted Term SOFR Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 2.17 with respect to such Adjusted Term SOFR Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Loan was made).

(c)                At the commencement of each Interest Period for any Adjusted Term SOFR Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Loan Borrowing may be made in a lesser aggregate amount that is (x) equal to the entire aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 different Interest Periods in effect for Adjusted Term SOFR Rate Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)                Notwithstanding any other provision of this Agreement, no Borrower shall, nor shall it be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Loans.

Section 2.03.          Requests for Borrowings. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Adjusted Term SOFR Rate Loans shall be made upon irrevocable notice by a Borrower to the Administrative Agent (provided that notices in respect of any Borrowings (x) to be made on the Closing Date may be conditioned on the closing of the Acquisition and (y) to be made in connection with any acquisition, Investment or irrevocable repayment, redemption or refinancing of Indebtedness may be conditioned on the closing of such acquisition, Investment or irrevocable repayment, redemption or refinancing of such Indebtedness). Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than

12:00 p.m. (i) three Business Days prior to the requested day of any Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans (or one Business Day in the case of any Borrowing of Adjusted Term SOFR Rate Loans to be made on the Closing Date) and (ii) on the requested date of any Borrowing of or conversion to ABR Loans (other than Swingline Loans) (or, in each case, such later time as shall be acceptable to the Administrative Agent); provided, however, that if a Borrower wishes to request Adjusted Term SOFR Rate Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Parent Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to them and (B) not later than 10:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers whether or not the requested Interest Period has been consented to by all the appropriate Lenders. Each written notice (or confirmation of telephonic notice) with respect to a Borrowing pursuant to this Section 2.03 shall be delivered to the Administrative Agent in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of a Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the Class of such Borrowing;

(b)          the aggregate amount of the requested Borrowing;

(c)          the date of such Borrowing, which shall be a Business Day;

(d)          whether such Borrowing is to be an ABR Borrowing or an Adjusted Term SOFR Rate Borrowing;

(e)          in the case of an Adjusted Term SOFR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(f)           the location and number of the Borrowers’ account or any other designated account(s) to which funds are to be disbursed (the “Funding Account”).

If no election as to the Type of a Borrowing in Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Adjusted Term SOFR Rate Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made as part of the requested Borrowing (x) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (y) in the case of any Adjusted Term SOFR Rate Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04.          Swingline Loans.

(a)                Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to a Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided that (x) the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan and (y) after giving effect to any Swingline Loan, the aggregate Outstanding Amount of all Revolving Loans,

Swingline Loans and LC Exposure shall not exceed the Total Revolving Credit Commitment. Each Swingline Loan shall be in a minimum principal amount of not less than $100,000 or such lesser amount as may be agreed by the Swingline Lender; provided that, notwithstanding the foregoing, a Swingline Loan may be in an aggregate amount that is (x) equal to the entire unused balance of the aggregate Unused Revolving Credit Commitments or (y) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Within the foregoing limits and subject to the terms and conditions set forth herein, Swingline Loans may be borrowed, prepaid and reborrowed. To request a Swingline Loan, a Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by facsimile), not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower on a same Business Day by means of a credit to the Funding Account or otherwise in accordance with the instructions of such Borrower (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(b)                The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 p.m. on any Business Day require the Revolving Lenders to acquire participations on the second Business Day following receipt of such notice in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.04(b)), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participation in any Swingline Loan acquired pursuant to this Section 2.04(b), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other Person on behalf of the Borrowers) in respect of any Swingline Loan after receipt by the Swingline Lender of the proceeds of any sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that have made their payments pursuant to this Section 2.04(b) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrowers, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in any Swingline Loan pursuant to this Section 2.04(b) shall not relieve the Borrowers of any default in the payment thereof.

(c)                If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04 by the time specified in Section 2.04(b), the Swingline

Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

Section 2.05.          Letters of Credit.

(a)                General.

(i)              Subject to the terms and conditions set forth herein, (ii) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the fifth Business Day prior to the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date, upon the request of a Borrower, to issue Letters of Credit issued on sight basis only for the account of a Borrower (or any Restricted Subsidiary; provided that a Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (iii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.05(d). Notwithstanding anything to the contrary contained in this Agreement, no Issuing Bank shall be required to issue Commercial Letters of Credit without its consent.

(ii)        No Issuing Bank shall have an obligation to issue any Letter of Credit if (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, (y) customary “know your customer” requirements of such Issuing Bank with respect to the beneficiary of such Letter of Credit would be violated or (z) any law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular.

(b)                Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit, a Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement, in the form of Exhibit K attached hereto. To request an amendment, extension or renewal of a Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), a Borrower shall submit such a request to the applicable Issuing Bank selected by such Borrower (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit. If requested by the applicable Issuing Bank, a Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this

Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by a Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith shall be rendered null and void or reformed automatically without further action by any Person to conform to the terms of this Agreement), and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement (and, to the extent inconsistent herewith, shall be deemed to automatically incorporate the applicable standards, qualifications, thresholds and exceptions set forth herein without action by any Person). A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, (A) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans plus (y) the aggregate amount of all LC Exposures would not exceed the Total Revolving Credit Commitment and (B) the LC Exposure does not exceed the Letter of Credit Sublimit (unless otherwise increased). In addition, no Issuing Bank shall be required to issue, amend, extend or renew any Letter of Credit if the terms of such Letter of Credit extend beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class unless (1) the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date, (2) all Revolving Lenders and such Issuing Bank shall have consented to such expiry date or (3) 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is issued, amended, extended or renewed beyond such date. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender, the Administrative Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment.

(c)                Expiration Date.

(i)                 Except as set forth in Section 2.05(b) (above), no Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Standby Letter of Credit (or such later date to which the relevant Issuing Bank may agree) and (B) the Latest Revolving Loan Maturity Date; provided that, any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(ii)               Except as set forth in Section 2.05(b) (above), no Commercial Letter of Credit shall expire later than the earlier to occur of (A) one year after the issuance thereof (or such later date to which the relevant Issuing Bank may agree) and (B) the Latest Revolving Loan Maturity Date; provided that any Commercial Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (B) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date that such Letter of Credit is extended beyond the date referred to in clause (B) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement.

(i)                 If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent (or, in the case of Commercial Letters of Credit, the applicable Issuing Bank) an amount equal to such LC Disbursement not later than 1:00 p.m. on the second Business Day immediately following the date on which the Borrowers receive notice under paragraph (g) of this Section of such LC Disbursement (or, if such notice is received less than two hours prior to the deadline for requesting ABR Borrowings pursuant to Section 2.03, on the third Business Day immediately following the date on which the Borrowers receive such notice); provided that a Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Loan or a Swingline Loan and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan. If the Borrowers fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(ii)               If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)                 Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)                Interim Interest. If any Issuing Bank makes any LC Disbursement, then, unless a Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that if any Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)                 Replacement of an Issuing Bank or Addition of New Issuing Banks.

Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Parent Borrower and the successor Issuing Bank at any time by written agreement among the Parent Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, a Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit after such replacement. The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (i) shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(j)                 Cash Collateralization.

(i)                 If any Event of Default exists and the Revolving Loans have been declared due and payable in accordance with Article 7 hereof, then on the Business Day that the Parent Borrower receives notice from the Administrative Agent at the direction of the Required Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), upon such demand, a Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in Section 7.01(f) or (g).

(ii)               Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and each Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of each Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders) be applied to satisfy other Secured Obligations. If a Borrower is required to provide an amount of Cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to such Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

(k)                Existing Letters of Credit. Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without need for any further action by any Borrower or any other Person.

Section 2.06.          [Reserved].

Section 2.07.          Funding of Borrowings.

(a)                Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by a Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                Unless the Administrative Agent has received notice from any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.07(b) shall cease. If a Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08.          Type; Interest Elections.

(a)                Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of an Adjusted Term SOFR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, a Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of an Adjusted Term SOFR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their Applicable Percentages and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)                To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election either in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or by telephone by the time that a Borrowing Request would be required under Section 2.03 if a Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of such Borrower.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)               the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)             whether the resulting Borrowing is to be an ABR Borrowing or an Adjusted Term SOFR Rate Borrowing; and

(iv)              if the resulting Borrowing is an Adjusted Term SOFR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests an Adjusted Term SOFR Rate Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                If a Borrower fails to deliver a timely Interest Election Request with respect to an Adjusted Term SOFR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be converted at the end of such Interest Period to an Adjusted Term SOFR Rate Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as an Adjusted Term SOFR Rate Borrowing and (ii) unless repaid, each Adjusted Term SOFR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09.          Termination and Reduction of Commitments.

(a)                The Initial Revolving Credit Commitments were terminated on the Amendment No. 6 Effective Date. Unless previously terminated, (i) the Initial Term Loan Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, (ii) the Initial Term Loan Commitments on the Amendment No. 1 Effective Date shall automatically terminate upon the making of the Amendment No. 1 Incremental Term Loans on the Amendment No. 1 Effective Date, (iii) the Amendment No. 2 Term Loan Commitments on the Amendment No. 2 Effective Date shall automatically terminate upon the making of the Amendment No. 2 Term Loans on the Amendment No. 2 Effective Date, (iv) the Amendment No. 3 Incremental Term Loan Commitments on the Amendment No. 3 Effective Date shall automatically terminate upon the making of the Amendment No. 3 Incremental Term Loans on the Amendment No. 3 Effective Date, (v) the Amendment No. 6 Replacement and Incremental Revolving Credit Commitments shall automatically terminate on the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date, (vi) the Amendment No. 8 Term Loan Commitments on the Amendment No. 8 Effective Date shall automatically terminate upon the making of the Amendment No. 8 Term Loans on the Amendment No. 8 Effective Date, (vii) the Amendment No. 9 Incremental Term Loan Commitments on the Amendment No. 9 Effective Date shall automatically terminate upon the making of the Amendment No. 9 Incremental Term Loans on the Amendment No. 9 Effective Date, (viii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment, the undrawn amount thereof shall terminate unless otherwise provided in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment and (~~viii~~ix) any other Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment.

(b)                Upon delivering the notice required by Section 2.09(c), a Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) a Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to such termination or reduction, as applicable, and any concurrent prepayment of Revolving Loans and Swingline Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount of the Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02, as applicable.

(c)                A Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class or Classes of Revolving Credit Commitments under paragraph (b) of this Section (as selected by such Borrower) not later than 11:00 a.m. on or prior to the effective date of such termination or reduction (or at least, not later than 11:00 a.m., three Business Days prior to the effective date of such termination or reduction in the case of a termination or reduction involving a prepayment of Adjusted Term SOFR Rate Borrowings (or such later date to which the Administrative Agent may agree)), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class or Classes of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of such reduction amount.

Section 2.10.          Repayment of Loans; Evidence of Debt.

(a)                The Borrower of Amendment No. 8 Term Loans hereby unconditionally promises to repay the outstanding principal amount of the Amendment No. 8 Term Loans to the Administrative Agent for the account of each applicable Term Lender (i) commencing on or about September 29, 2023, on the last Business Day of each March, June, September and December prior to the Amendment No. 8 Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in an amount equal to ~~0.25% of the original principal amount of the Amendment No. 8 Term Loans previously advanced~~$2,875,000 (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Amendment No. 8 Term Loans pursuant to Section 2.22(a)) and (ii) on the Amendment No. 8 Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Amendment No. 8 Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The applicable Borrowers shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Additional Term Loans pursuant to Section 2.22(a)).

(b)                Each Borrower of Revolving Loans or Swingline Loans, as the case may be hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the 10th Business Day following the incurrence of such Swingline Loan and (y) the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date. On the Amendment No. 6 Replacement and Incremental Revolving Credit Maturity Date, the applicable Borrowers shall (A) cancel and return all outstanding Letters of Credit (or alternatively, with respect to any outstanding Letter of Credit, furnish to the Administrative

Agent a Cash deposit (or if reasonably acceptable to the relevant Issuing Bank, a backup standby letter of credit) equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) as of such date) and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility then due, together with accrued and unpaid interest (if any) thereon.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or the Issuing Bank and each Lender’s share or the Issuing Bank’s share thereof.

(e)                The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(f)                 Any Lender may request that Loans made by it be evidenced by a Promissory Note. In such event, the applicable Borrowers shall prepare, execute and deliver to such Lender a Promissory Note payable to such Lender and its registered permitted assigns; it being understood and agreed that such Lender (and/or its applicable permitted assign) shall be required to return such Promissory Note to the applicable Borrowers in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the applicable Borrowers. The obligation of each Lender to execute an affidavit of loss containing a customary indemnification provision that is reasonably satisfactory to the applicable Borrowers shall survive the Termination Date.

Section 2.11.          Prepayment of Loans.

(a)                Optional Prepayments.

(i)                 Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Term Loans of one or more Classes (such Class or Classes to be selected by a Borrower in its sole discretion) in whole or in part without premium or penalty (but subject to in the case of Amendment No. 8 Term Loans only, Section 2.12(f)). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)               Upon prior notice in accordance with paragraph (a)(iii) of this Section, the applicable Borrowers shall have the right at any time and from time to time to prepay any

Borrowing of Revolving Loans of any Class or any Borrowing of Swingline Loans, including any Additional Revolving Loans, in whole or in part without premium or penalty. Prepayments made pursuant to this Section 2.11(a)(ii), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements and second, shall be applied ratably to the outstanding Revolving Loans, including any Additional Revolving Loans of the relevant Class.

(iii)             A Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed in writing) of any prepayment under this Section 2.11(a) (A) in the case of a prepayment of an Adjusted Term SOFR Rate Borrowing, not later than 1:00 p.m. three Business Days before the date of prepayment, (B) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m. on the date of prepayment or (C) in the case of a prepayment of a Swingline Loan, not later than 1:00 p.m. on the date of prepayment (or, in each case, such later date or time to which the Administrative Agent may reasonably agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by a Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and/or a Borrower may delay or rescind such notice until such condition is satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c) or such lesser amount that is then outstanding with respect to such Borrowing being repaid. Each prepayment of Term Loans shall be applied to the Class of Term Loans as determined by the applicable Borrower (or Parent Borrower) and specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by such Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b)                Mandatory Prepayments.

(i)                 No later than the fifth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Parent Borrower are delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending on or about June 30, 2019, the applicable Borrowers shall prepay Subject Loans in accordance with clause (vi) below in an aggregate principal amount (the “ECF Prepayment Amount”) equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Parent Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then most recently ended (this clause (A), the “Base ECF Prepayment Amount”), minus (B) at the option of the Parent Borrower, to the extent occurring during such Excess Cash Flow Period (or occurring after such Excess Cash Flow Period and prior to the date of the applicable Excess Cash Flow payment), and without duplication (including duplication of any amounts deducted in any prior Excess Cash Flow Period), the following (collectively, the “ECF Deductions”):

(1) the aggregate principal amount of any Initial Term Loans, Additional Term Loans, Revolving Loans or Additional Revolving Loans prepaid pursuant to Section 2.11(a);

(2) (x) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, voluntarily prepaid, repurchased, redeemed or otherwise retired and (y) the aggregate principal amount of any loans under any Second Lien Facility (including any Incremental Loans and Additional Loans (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility)) prepaid pursuant to Section 2.11(a) of the Second Lien Credit Agreement (or equivalent provision under any other document governing any Second Lien Facility) (to the extent the relevant voluntary prepayments are permitted by the terms of this Agreement) and the aggregate principal amount of Incremental Equivalent Debt and/or Replacement Debt (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility) secured on a pari passu basis with the Second Lien Facility voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired);

(3) (1) the amount of any reduction in the outstanding amount of any Initial Term Loans, Additional Term Loans, Incremental Equivalent Debt, Replacement Debt and/or any other Indebtedness permitted to be incurred pursuant to Section 6.01 to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Credit Facilities, resulting from any purchase or assignment made in accordance with Section 9.05(g) of this Agreement (including in connection with any Dutch Auction) (with respect to Initial Term Loans and/or Additional Term Loans) and any equivalent provisions with respect to any Incremental Equivalent Debt, Replacement Debt and/or such other Indebtedness and/or (2) to the extent permitted by the terms of this Agreement, the amount of any reduction in the outstanding amount of any loans under the Second Lien Facility and/or any “Incremental Equivalent Debt”, “Replacement Debt” and/or other Indebtedness permitted to be incurred thereunder to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Second Lien Facility (including any reduction resulting from any purchase or assignment made in accordance with Section 9.05(g) of the Second Lien Credit Agreement (or equivalent provision under any other document governing any Second Lien Facility) (including in connection with any Dutch Auction (as defined in the Second Lien Credit Agreement or any other document governing any Second Lien Facility)) and any equivalent provisions with respect to any such “Incremental Equivalent Debt”, “Replacement Debt” and/or such other Indebtedness;

(4) all Cash payments in respect of Capital Expenditures as would be reported in the Parent Borrower’s consolidated statement of cash flows and all Cash payments made to acquire IP Rights;

(5) Cash payments by the Parent Borrower and its Restricted Subsidiaries made (or committed) in respect of long-term liabilities (including for purposes of clarity, the current portion of such long-term liabilities) of the Parent Borrower and its Restricted Subsidiaries other than Indebtedness, except to the extent such Cash payments were deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA for such period;

(6) Cash payments in respect of any Investment (including acquisitions) permitted by Section 6.06 or otherwise consented to by the Required Lenders (other than Investments (x) in Cash or Cash Equivalents or (y) in the Parent Borrower or any Loan Party) and/or any Restricted Payment permitted by Section 6.04(a) or otherwise consented to by the Required Lenders;

(7) the aggregate consideration (i) required to be paid in Cash by the Parent Borrower or its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Capital Expenditures, acquisitions or other Investments permitted by Section 6.06 or otherwise consented to by the Required Lenders and/or Restricted Payments described in clause (6) above and/or (ii) otherwise committed or budgeted to be made in connection with Capital Expenditures, acquisitions or Investments and/or Restricted Payments described in clause (6) above (clauses (i) and (ii) of this clause (7), the “Scheduled Consideration”) (other than Investments in (x) Cash and Cash Equivalents or (y) the Parent Borrower or any Loan Party) to be consummated or made during the period of four consecutive Fiscal Quarters of the Parent Borrower following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such Capital Expenditures, acquisitions, Investments or Restricted Payments during such subsequent period of four consecutive Fiscal Quarters is less than the Scheduled Consideration, the amount of the resulting shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent period of four consecutive Fiscal Quarters;

(8) Cash expenditures in respect of any Hedge Agreement during such period to the extent (A) not otherwise deducted in the calculation of Consolidated Net Income or Consolidated Adjusted EBITDA and (B) not financed with long-term funded Indebtedness (other than revolving Indebtedness); and

(9) the aggregate amount of expenditures actually made by the Parent Borrower and/or any Restricted Subsidiary in Cash (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), in each case to the extent that such expenditures were (A) not expensed and (B) not financed with long-term funded Indebtedness (other than revolving Indebtedness);

in the case of each of clauses (1)-(9), (I) excluding any such payments, prepayments and expenditures made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year, (II) in the case of any prepayment of Revolving Loans and/or Additional Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment, (III) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of the Parent Borrower or its Restricted Subsidiaries and (IV) in each case under clause (3) above, based upon the actual amount of cash paid in connection with any relevant purchase or assignment; provided that (x) no prepayment under this Section 2.11(b)(i) shall be required unless the principal amount of Subject Loans required to be prepaid exceeds the greater of $34,000,000 and 10% of Consolidated Adjusted EBITDA as of the most recently ended Test Period (and, in such case, only such amount in excess of such amount shall be required to be prepaid) an (y) to the extent the aggregate ECF Deductions for any Excess Cash Flow Period exceeds the Base ECF Prepayment Amount for such period, the Borrowers may carry forward such excess as additional ECF Deductions to any subsequent Excess Cash Flow Period; provided, further, that if at the time that any such prepayment would be required, any Borrower (or any Restricted Subsidiary) is also required to prepay, repay, repurchase or offer to prepay, repay or repurchase any Indebtedness that is secured on a pari passu basis (without regard to the control of remedies) with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness (such Indebtedness required to be so prepaid, repaid or repurchased or offered to be so prepaid, repaid or repurchased, “Other Applicable Indebtedness”) with any portion of the ECF Prepayment Amount, then the Borrowers may apply such portion of the ECF Prepayment Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the relevant Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time) to the prepayment of the Subject Loans and to the prepayment of the relevant Other Applicable Indebtedness, and the amount of prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(i) shall be reduced accordingly; it being understood that (1) the portion of such ECF Prepayment Amount allocated to the Other Applicable Indebtedness shall not exceed the portion of such ECF Prepayment Amount required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such ECF Prepayment Amount shall be allocated to the Subject Loans in accordance with the terms hereof and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(ii)               No later than the fifth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, in each case, in excess of (x) the greater of $25,500,000 and 7.5% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in any single transaction or series of related transactions and (y) for all Net Proceeds not excluded from the requirements of this clause (ii) by the preceding clause (x), the greater of $51,000,000 and 15% of Consolidated Adjusted EBITDA as of the most recently ended Test Period in any Fiscal Year, the applicable Borrowers shall apply an amount equal to the Required Net Proceeds Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such thresholds (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans in accordance with clause (vi) below; provided that application of such thresholds shall be at the option of the Parent Borrower; provided further that (A) the Borrowers shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested in assets used or useful in the business of the Parent Borrower or any of its subsidiaries (including permitted acquisitions or other Investments, but excluding Cash or Cash Equivalents), in each case within 24 months following receipt thereof (the “Reinvestment Period”) or (y) the Parent Borrower or any of its subsidiaries has contractually committed to so reinvest or use the Subject Proceeds during such Reinvestment Period and the Subject Proceeds are so reinvested or used within six months after the expiration of such Reinvestment Period; provided, however, that if the Subject Proceeds have not been so reinvested or used prior to the expiration of the applicable period, the Parent Borrower shall promptly prepay the outstanding principal amount of Subject Loans with the Subject Proceeds not so reinvested or used as set forth above (without regard to the immediately preceding proviso) (provided that the Parent Borrower may elect to deem certain expenditures that would otherwise be permissible reinvestments but that occurred prior to the receipt of the applicable Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) as having been reinvested in accordance with the provisions of this Section 2.11(b)(ii), but only to the extent such deemed expenditure shall have been made no earlier than (x) in the case of Net Proceeds, the earliest of the execution of a definitive agreement with respect to such Prepayment Asset Sale, the provision of notice with respect to such Prepayment Asset Sale or the consummation of the applicable Disposition and (y) in the case of Net Insurance/Condemnation Proceeds, the occurrence of the event in respect of which such Net Insurance/Condemnation Proceeds were received) and (B) if, at the time that any such prepayment would be required hereunder, the Parent Borrower or any of its Restricted Subsidiaries is required to prepayment, repay or repurchase (or offer to prepay, repay or repurchase) any Other Applicable Indebtedness, then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to this Section 2.11(b)(ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof.

(iii)             In the event that the Parent Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Parent Borrower or any of its Restricted Subsidiaries (other than with respect to Indebtedness permitted under Section 6.01, except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred to refinance all or a portion of the Amendment No. 8 Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Amendment No. 8 Term Loans in accordance with the requirements of Section 9.02(c)), the Parent Borrower shall, substantially simultaneously with (and in any event not later than two Business Days thereafter) the receipt of such Net Proceeds by the Parent Borrower or its applicable Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Amendment No. 8 Term Loans in accordance with clause (vi) below.

(iv)              Notwithstanding anything in this Section 2.11(b) to the contrary, (A) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i), (ii) or (iii) above to the extent that the relevant Excess Cash Flow is generated by any Foreign Subsidiary, the relevant Prepayment Asset Sale is consummated by any Foreign Subsidiary, the relevant Net Insurance/Condemnation Proceeds are received by any Foreign Subsidiary or the relevant Indebtedness is incurred by any Foreign Subsidiary (except to the extent the relevant Indebtedness constitutes Refinancing Indebtedness incurred by any Foreign Subsidiary to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p) or Replacement Term Loans incurred to refinance Initial Term Loans or Additional Term Loans in accordance with the requirements of Section 9.02(c)), as the case may be, for so long as any Borrower determines in good faith that the repatriation to it of any such amount would be prohibited or delayed (beyond the time period during which such prepayment is otherwise required to be made pursuant to Section 2.11(b)(i), (ii) or (iii) above) under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations); it being understood and agreed that (i) solely within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of proceeds from the respective incurrence of Indebtedness, such Borrower shall take all commercially reasonable actions required by applicable Requirements of Law to permit such repatriation and (ii) if the repatriation of the relevant affected Excess Cash Flow, Subject Proceeds or Indebtedness proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, and the repatriated Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Excess Cash Flow, such Subject Proceeds or such Net Proceeds in respect of Indebtedness, as a result thereof, in each case by any Loan Party, such Loan Party’s subsidiaries, and any Affiliates or indirect or direct equity owners of the foregoing) to the repayment of the Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv), (B) the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any Joint Venture or the relevant Subject Proceeds or Net Proceeds in respect of Indebtedness are received by any Joint Venture for so long as any Borrower determines in good faith that the distribution to such Borrower of such Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness would be prohibited under the Organizational Documents (or any relevant shareholders’ or similar agreement) governing such Joint Venture; it being understood that if the relevant prohibition ceases to exist within the 365-day period following the end of the applicable Excess Cash Flow Period, the event giving rise to the relevant Subject Proceeds or the receipt of Net Proceeds in respect of any such Indebtedness, the relevant Joint Venture will promptly distribute the relevant Excess Cash Flow, the relevant Subject Proceeds or the relevant Net Proceeds in respect of Indebtedness, as the case may be, and the distributed Excess Cash Flow, Subject Proceeds or Net Proceeds in respect of Indebtedness, as the case may be, will be promptly (and in any event not later than ten Business Days after such distribution) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)) and (C) if any Borrower determines in good faith that the repatriation to such Borrower of any amounts required to mandatorily prepay the Initial Term Loans and Additional Term Loans pursuant to Sections 2.11(b)(i), (ii) or (iii) above would result in material and adverse tax consequences, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Parent Borrower in good faith, the amount that a Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i), (ii) or (iii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of any Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 365-day period following the event giving rise to the relevant Subject Proceeds, the receipt of Net Proceeds in respect of any such Indebtedness or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds, Excess Cash Flow or the Net Proceeds in respect of any such Indebtedness, as applicable, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Initial Term Loans and Additional Term Loans pursuant to Section 2.11(b) as otherwise required above (without regard to this clause (iv));

(v)                Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Initial Term Loans and Additional Term Loans required to be made by the Borrowers pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”), which Declined Proceeds may be retained by the Borrowers and used for any legal purpose permitted (or not prohibited) hereunder, including to increase the Available Amount; provided, further, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Term Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Initial Term Loans and Additional Term Loans.

(vi)              Except as may otherwise be set forth in any amendment to this Agreement in connection with any Additional Term Loan, (A) each prepayment of Initial Term Loans and Additional Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans (based upon the then outstanding principal amounts of the respective Classes of Term Loans) (provided that any prepayment constituting (w) Refinancing Indebtedness (including Replacement Debt) incurred to refinance all or a portion of the Initial Term Loans or Additional Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Loans incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to refinance all or a portion of the Term Loans in accordance with the requirements of Section 6.01(z) shall, in each case be applied solely to each applicable Class of refinanced or replaced Term Loans), (B) with respect to each Class of Initial Term Loans and Additional Term Loans, all accepted prepayments under Section 2.11(b)(i), (ii) or (iii) shall be applied against the remaining scheduled installments of principal due in respect of the Initial Term Loans and Additional Term Loans as directed by a Borrower (or, in the absence of direction from a Borrower, to the remaining scheduled amortization payments in respect of the Initial Term Loans and Additional Term Loans in direct order of maturity), and (C) each such prepayment shall be paid to the Term Lenders in accordance with their respective Applicable Percentages. The amount of such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Initial Term Loans and Additional Term Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Adjusted Term SOFR Rate Loans. Any prepayment of Amendment No. 8 Term Loans made on or prior to the date that is six months after the Amendment No. 8 Effective Date pursuant to Section 2.11(b)(iii) as part of a Repricing Transaction shall be accompanied by the fee set forth in Section 2.12(f).

(vii)            In the event that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment then in effect, the applicable Borrowers shall, within five Business Days of receipt of notice from the Administrative Agent, prepay the Revolving Loans or Swingline Loans and/or reduce LC Exposure in an aggregate amount sufficient to reduce such Aggregate Revolving Credit Exposure as of the date of such payment to an amount not to exceed the Total Revolving Credit Commitment then in effect by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) with respect to the excess LC Exposure, deposit of Cash in the LC Collateral Account or “backstopping” or replacement of the relevant Letters of Credit, in each case, in an amount equal to 100% of such excess LC Exposure (minus the amount then on deposit in the LC Collateral Account).

(viii)          At the time of each prepayment required under Section 2.11(b) (i), (ii) or (iii), a Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment. Each such certificate shall specify the Borrowings being prepaid and the principal amount of each Borrowing (or portion thereof) to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.13. All prepayments of Borrowings under this Section 2.11(b), except as set forth in the last sentence of clause (vi) above, shall be without premium or penalty.

Section 2.12.          Fees.

(a)                Each applicable Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Revolving Credit Commitment of such Class on the average daily amount of the Unused Revolving Credit Commitment of such Class of such Revolving Lender during the period from and including the Closing Date to the date on which such Lender’s Revolving Credit Commitments of such Class terminate. Accrued commitment fees shall be payable in arrears no later than 15 calendar days after the last day of each March, June, September and December for the quarterly period then ended (commencing on September 30, 2017, but in the case of the payment made on September 30, 2017, for the period from the Closing Date to such date) and on the date on which the Revolving Credit Commitments of the applicable Class terminate. For purposes of calculating the commitment fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)                Each applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class (other than any Defaulting Lender) a participation fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Adjusted Term SOFR Rate Revolving Loans on the daily face amount of such Lender’s LC Exposure attributable to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure related to its Revolving Credit Commitment of such Class in respect of such Letter of Credit (including any such Letter of Credit Exposure that may exist following the termination of such Revolving Credit Commitments) and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to the rate agreed by such Issuing Bank and the applicable Borrowers (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December shall be payable in arrears for the quarterly period then ended (or, in the case of the payment made on September 30, 2017, for the period from the Closing Date to such date) no later than 15 calendar days after the last day of such calendar quarter; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate, and any such fees accruing after the date on which the Revolving Credit Commitments of the applicable Class terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)                [Reserved].

(d)                Each Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times separately agreed upon by the Borrowers and the Administrative Agent in writing.

(e)                All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letter. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(f)                 In the event that, on or prior to the date that is six months after the Amendment No. 8 Effective Date, a Borrower (x) prepays, repays, refinances, substitutes or replaces any Amendment No. 8 Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (y) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower of the Amendment No. 8 Term Loans shall pay to the Administrative Agent, for the ratable account of each of the applicable Amendment No. 8 Term Lenders, (I) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Amendment No. 8 Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Amendment No. 8 Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the Amendment No. 8 Effective Date, all or any portion of the Amendment No. 8 Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(g)                Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.          Interest.

(a)                The Term Loans and Revolving Loans comprising each ABR Borrowing (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                [Reserved].

(c)                The Term Loans and Revolving Loans comprising each Adjusted Term SOFR Rate Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d)                Notwithstanding the foregoing, at the request of the Administrative Agent, during the existence and continuance of any Event of Default under Section 7.01(a), if any principal of or interest on any Amendment No. 8 Term Loan or Revolving Loan, any LC Disbursement or any fee payable by a Borrower hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Amendment No. 8 Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Amendment No. 8 Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section or Section 2.05(h) or (ii) in the case of any other amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(d) to any Defaulting Lender so long as such Lender is a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(d) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(e)                Accrued interest on each Amendment No. 8 Term Loan, Revolving Loan or Swingline Loan shall be payable in arrears on each Interest Payment Date for such Amendment No. 8 Term Loan, Revolving Loan or Swingline Loan and on the Maturity Date applicable to such Loan or upon the termination of the Revolving Credit Commitments, as applicable; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Amendment No. 8 Term Loan or Revolving Loan (other than a prepayment of an ABR Revolving Loan prior to the termination of the relevant revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Adjusted Term SOFR Rate Loan, as applicable, prior to the end of the current Interest Period therefor, accrued interest on such Amendment No. 8 Term Loan or Revolving Loan shall be payable on the effective date of such conversion. Accrued interest for any Class of Additional Revolving Loans or Additional Term Loans shall be payable as set forth in the applicable Refinancing Amendment, Incremental Facility Amendment or Extension Amendment.

(f)                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed for ABR Loans based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day; provided further that, in the case of any ABR Loan, interest shall accrue through and including the last day of the month preceding the applicable Interest Payment Date.

Section 2.14.          Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for an Adjusted Term SOFR Rate Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate for such Interest Period; or

(b)                the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall promptly give notice thereof to the Parent Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, which the Administrative Agent agrees promptly to do, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an Adjusted Term SOFR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests an Adjusted Term SOFR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15.          Increased Costs.

(a)                If any Change in Law:

(i)                 imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii)               imposes on any Lender or Issuing Bank any other condition affecting this Agreement or Adjusted Term SOFR Rate Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Adjusted Term SOFR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Adjusted Term SOFR Rate Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Parent Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section, the applicable Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except that this provision shall not apply to any Taxes, which shall be dealt with exclusively pursuant to Section 2.17); provided that the Borrowers shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of requests for reimbursement under clause (ii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)                If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Parent Borrower of the certificate contemplated by paragraph (c) of this Section the applicable Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Parent Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section, (ii) sets forth in reasonable detail the manner in which such amount or amounts were determined and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)                Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16.          [Reserved].

Section 2.17.          Taxes.

(a)                Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (i) if such Tax is an Indemnified Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or Issuing Bank, as applicable, on or with respect to any payment by or any payment on account of any obligation of any Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however that the Loan Parties shall not be obligated to indemnify the Administrative Agent or such Lender or such Issuing Bank with respect to any penalties resulting from any action or inaction of the Administrative Agent or such Lender or Issuing Bank; and provided further, that if such Loan Party reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender or Issuing Bank, as applicable, will use reasonable efforts to cooperate with such Loan Party to obtain a refund of such Taxes (which shall be repaid to such Loan Party in accordance with Section 2.17(g)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender or Issuing Bank, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to the Administrative Agent or such Lender or Issuing Bank, as applicable. In connection with any request for reimbursement under this Section 2.17(c), the relevant Lender, Issuing Bank or the Administrative Agent, as applicable, shall deliver a certificate to the Parent Borrower (i) setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability and (ii) certifying that it is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), no Borrower shall be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent or such Lender fails to notify the Parent Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d)                Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes on or with respect to any payment under any Loan Document that is attributable to such Lender or Issuing Bank (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s or Issuing Bank’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to any Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this clause (d).

(e)                As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f)                 Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation as the Parent Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrowers and to any successor Administrative Agent any documentation provided to the Administrative Agent pursuant to this Section 2.17(f).

(ii)               Without limiting the generality of the foregoing,

(A)     each Lender that is not a Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed original copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed original copies of IRS Form W-8ECI;

(3)                in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed original copies of IRS Form W-8BEN or W-8BEN-E; or

(4)                to the extent any Foreign Lender is not the beneficial owner, executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such partner;

(C)     each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                If the Administrative Agent or any Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent, any Lender or Issuing Bank be required to pay any amount to any Loan Party pursuant to this paragraph (g) to the extent that the payment thereof would place the Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender or Issuing Bank would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the relevant Loan Party or any other Person.

(h)                The Administrative Agent shall deliver to the Parent Borrower, on or before the date on which it becomes the Administrative Agent hereunder, either (i) a duly executed original IRS Form W-9 (or any applicable successor form) certifying that the Administrative Agent is not subject to backup withholding, or (ii) (A) a duly completed executed original IRS Form W-8ECI to establish that the Administrative Agent is not subject to withholding Taxes under the Internal Revenue Code with respect to any amounts payable for the account of the Administrative Agent under any of the Loan Documents and (B) a duly executed original IRS Form W-8IMY (or applicable successor form) certifying that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding Tax purposes with respect to payments received by it from the Borrowers for the account of others under the Loan Documents. The Administrative Agent shall promptly notify the Parent Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence. The Administrative Agent shall also, at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower, provide the Parent Borrower such documentation as prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower as may be necessary for the Borrowers to comply with their FATCA obligations, to determine whether the Administrative Agent has or has not complied with its FATCA obligations, and to determine the amount, if any, to deduct and withhold from a payment to the Administrative Agent.

(i)                 Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.18.          Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)                Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to the time expressed hereunder or under such Loan Document (or, if no time is expressly required, by 2:00 p.m.) on the date when due, in immediately available funds, without set-off (except as otherwise provided in Section 2.17) or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Parent Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15 or 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round such Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. Except as set forth in any amendment entered into pursuant to

Section 9.02(b)(ii)(E) with respect to the making of Revolving Loans or Letters of Credit denominated in a currency other than Dollars, all payments (including accrued interest) hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                Subject in all respects to the provisions of the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement, all proceeds of Collateral received by the Administrative Agent at any time when an Event of Default exists, shall, upon election by the Administrative Agent or at the direction of the Required Lenders, be applied, first, to the payment of all costs and expenses then due incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to the Swingline Lender or any Issuing Bank from the Borrowers constituting Secured Obligations, third, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, fourth, as provided for under the Intercreditor Agreement or any other applicable Acceptable Intercreditor Agreement, and fifth, to the Borrowers or as the Parent Borrower shall direct.

(c)                If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements or Swingline Loans held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements or Swingline Loans of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)                Unless the Administrative Agent has received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. In such event, if a Borrower has not in fact made such payment, then each Lender or the applicable Issuing Bank severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.          Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Term SOFR Rate Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any material unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each applicable Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                If (i) any Lender requests compensation under Section 2.15 or such Lender determines it can no longer make or maintain Adjusted Term SOFR Rate Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such

Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender, a “Non-Consenting Lender”), then any applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments and/or Additional Commitments of such Lender, and repay all Obligations of such Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more Credit Facilities or Additional Credit Facilities as such Borrower may elect or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, in each case of such Class of Loans, Commitments and/or Additional Commitments, accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect to such Class of Loans, Commitments and/or Additional Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) such assignment does not conflict with applicable law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and a Borrower may not repay the Obligations of such Lender or terminate its Commitments or Additional Commitments, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling a Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (and the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(f), the applicable Borrowers shall pay to each Lender being replaced as a result of such Repricing Transaction the fee set forth in Section 2.12(f).

Section 2.20.          Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Reference Rate, or to determine or charge interest rates based upon the Term SOFR Reference Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Adjusted Term SOFR Rate Loans in Dollars or to convert ABR Loans to Adjusted Term SOFR Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Reference Rate component of the Alternate Base

Rate, the interest rate on which ABR Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Reference Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Adjusted Term SOFR Rate Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Reference Rate component of the Alternate Base Rate) either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted Term SOFR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Reference Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Reference Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Reference Rate. Upon any such prepayment or conversion, the applicable Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21.          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)                The Commitments, Loans and LC Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)                Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Borrowers as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank and/or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Parent Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent or the Parent Borrower, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)                If any Swingline Loans or LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)                 all or any part of such Swingline Loans and LC Exposure shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Credit Commitments;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure and any obligations of such Defaulting Lender to fund participations in any Swingline Loan (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank and/or Swingline Lender with respect to such LC Exposure and/or Swingline Loans and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of Swingline Loans and LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)             (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to

Section 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Lender or any Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv)              if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)                So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided by the Borrowers in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)                 In the event that the Administrative Agent and the Parent Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentage of Swingline Loans and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) or participations in Revolving Loans as the Administrative Agent shall determine as are necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrowers while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22.          Incremental Credit Extensions.

(a)                The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Amendment (i) add one or more new tranches of term facilities and/or increase the principal amount of the Initial Term Loans or any Additional Term Loans by requesting new term loan commitments to be added to such Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) add one or more new tranches of revolving commitments and/or increase the Total Revolving Credit Commitment or any Additional Revolving Credit Commitment (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, “Incremental Facilities”, or either or any thereof, an “Incremental Facility”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i)                 no Incremental Commitment may be less than $5,000,000 (or such lesser amount to which the Administrative Agent may reasonably agree),

(ii)               except as separately agreed from time to time between a Borrower and any Lender, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender (it being agreed that no Borrower shall be obligated to offer the opportunity to any Lender to participate in any Incremental Facility),

(iii)             no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv)              any such Incremental Revolving Facility shall either (A) be subject to the same terms and conditions as any then-existing Revolving Facility (and be deemed added to, and made a part of, such Revolving Facility) (it being understood that, if required to consummate an Incremental Revolving Facility, the applicable Borrowers may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Revolving Facility being increased for all lenders under such Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders) or (B) mature no earlier than, and require no scheduled mandatory commitment reduction prior to, the Amendment No. 6 Incremental and Replacement Revolving Credit Maturity Date and all other material terms (other than pricing, maturity, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees, participation in mandatory prepayments or commitment reductions and immaterial terms, which shall be determined by the applicable Borrowers) shall be substantially consistent with the Amendment No. 6 Replacement and Incremental Revolving Loans or shall be reasonably satisfactory to the Administrative Agent; provided, that if any financial maintenance covenant is added to any such Incremental Revolving Facility and such financial maintenance covenant is more favorable to the lenders under such Incremental Revolving Facility than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Parent Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant) (it being understood that if any financial maintenance covenant or other more favorable provision is added for the benefit of any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other provision is (1) also added for the benefit of any then-existing Revolving Facility or (2) only applicable after the applicable Latest Revolving Loan Maturity Date),

(v)                the Effective Yield (and the components thereof) applicable to any Incremental Facility may be determined by the applicable Borrowers and the lender or lenders providing such Incremental Facility; provided that, in the case of any broadly-syndicated floating rate Dollar denominated term “B” loan Incremental Term Facility secured on a pari passu basis with the Amendment No. 8 Term Loans that (x) is originally incurred in reliance on clause (a) or clause (e) of the definition of “Incremental Cap” (but not any reclassification pursuant to clause (3) of the proviso therein) and (y) has a final stated maturity date that is prior to the date that is one year after the Amendment No. 8 Term Loan Maturity Date, the Effective Yield applicable thereto may not be more than 0.50% higher than the Effective Yield applicable to the Amendment

No. 8 Term Loans unless the Applicable Rate (and/or, as provided in the proviso below, the Alternate Base Rate floor or Adjusted Term SOFR Rate floor) with respect to the Amendment No. 8 Term Loans is adjusted such that the Effective Yield on the Amendment No. 8 Term Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Facility (this proviso, the “MFN Provision”); provided, further, that any increase in Effective Yield applicable to any Amendment No. 8 Term Loan due to the application or imposition of an Alternate Base Rate floor or Adjusted Term SOFR Rate floor on any Incremental Term Loan may, at the election of the Parent Borrower, be effected through an increase in the Alternate Base Rate floor or Adjusted Term SOFR Rate floor applicable to such Amendment No. 8 Term Loans or an increase in the interest rate margin applicable to such Incremental Loans; provided further that the MFN Provision shall not apply to (i) Incremental Term Facilities having an aggregate principal amount not exceeding the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (as selected by the Parent Borrower), (ii) any Incremental Term Facility incurred more than twelve months after the Amendment No. 8 Effective Date and (iii) customary bridge loans with a maturity date of not longer than one year that are convertible or exchangeable into, or are intended to be refinanced with, any Indebtedness other than term loans that are pari passu with the Amendment No. 8 Term Loans in right or payment and with respect to security,

(vi)              the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Amendment No. 8 Term Loan Maturity Date at the time of the incurrence thereof; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vi) and (ii) the Permitted Earlier Maturity Indebtedness Exception (to the extent designated by the Parent Borrower),

(vii)            the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the Amendment No. 8 Term Loans; provided, that the foregoing limitation shall not apply to (i) customary bridge loans with a maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (vii) or (ii) the Permitted Earlier Maturity Indebtedness Exception (to the extent designated by the Parent Borrower),

(viii)          subject to clauses (vi) and (vii) above, any Incremental Term Facility may otherwise have an amortization schedule as determined by the applicable Borrowers and the lenders providing such Incremental Term Facility,

(ix)              subject to clause (v) above, to the extent applicable, any fees payable in connection with any Incremental Facility shall be determined by the applicable Borrowers and the arrangers and/or lenders providing such Incremental Facility,

(x)                (A) each Incremental Facility shall rank pari passu with the Amendment No. 8 Term Loans (in the case of any Incremental Term Facility) and pari passu with the Amendment No. 6 Replacement and Incremental Revolving Loans (in the case of Incremental Revolving Loans), in each case in right of payment and security and (B) no Incremental Facility may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral,

(xi)              any Incremental Term Facility may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata basis (but not on a greater than pro rata basis, other than in the case of prepayment with proceeds of Indebtedness refinancing such Incremental Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b),

(xii)            (xii) to the extent required by the lenders providing such Incremental Facility, no Event of Default under Section 7.01(a), (f) or (g) shall exist immediately prior to or after giving effect to the effectiveness of such Incremental Facility (except in connection with any acquisition or other Investment or irrevocable notice of repayment or redemption of Indebtedness, where no such Event of Default shall exist at the time as elected by the Parent Borrower pursuant to Section 1.04(e)),

(xiii)       except as otherwise required or permitted in clauses (v) through (xi) above, all other terms of any Incremental Term Facility shall be as agreed between the applicable Borrowers and the lenders providing such Incremental Term Facility,

(xiv)          the proceeds of any Incremental Facility may be used for working capital, Capital Expenditures and other general corporate purposes of the Parent Borrower and its subsidiaries (including permitted Restricted Payments, Investments, Permitted Acquisitions, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents), and

(xv)            on the date of the making of any Incremental Term Loans that will be added to any Class of Initial Term Loans or Additional Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of) each borrowing of outstanding Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Term Lender will participate proportionately in each then outstanding borrowing of Initial Term Loans or Additional Term Loans, as applicable, of the same type with the same Interest Period of the respective Class.

(b)                Incremental Commitments may be provided by any existing Lender or by any other Eligible Assignee (any such other Eligible Assignee being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, the Swingline Lender and any Issuing Bank) shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided; further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if Incremental Commitments and related Obligations had been obtained by such Lender by way of assignment.

(c)                Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Parent Borrower all such documentation (including the relevant Incremental Facility Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)                As a condition precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall have received customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall have received, from each Additional Lender, an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”) and such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and applicable Additional Lenders shall have received all fees required to be paid in respect of such Incremental Facility or Incremental Loans and (iv) upon its request, the Administrative Agent shall have received a certificate of the Parent Borrower signed by a Responsible Officer thereof:

(A)     certifying and attaching a copy of the resolutions adopted by the governing body of the applicable Borrowers approving or consenting to such Incremental Facility or Incremental Loans, and

(B)     to the extent applicable, certifying that the condition set forth in clause (a)(xii) above has been satisfied.

(e)                Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)                 if such Incremental Revolving Facility is implemented by increasing the amount of then-existing Total Revolving Credit Commitments (rather than by establishing a new Class of Revolving Loans), (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)               if such Incremental Revolving Facility is implemented pursuant to a request to add one or more new tranches of revolving commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Facility, (B) repayments required upon the Maturity Date of the then-existing Revolving Facility and such Incremental Revolving Facility and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Facility Commitments shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, (2) all swingline loans and/or letters of credit made or issued, as applicable, under such Incremental Revolving Facility shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Facility, except that the applicable Borrowers shall be permitted to permanently repay and terminate commitments under such Incremental Revolving Facility on a greater than pro rata basis as compared with any other revolving facility with a later Maturity Date than such revolving facility.

(f)                 Effective on the date of effectiveness of each Incremental Revolving Facility, the maximum amount of LC Exposure and/or Swingline Loans, as applicable, permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the Parent Borrower and the relevant Issuing Bank and/or the Swingline Lender, as applicable.

(g)                The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Amendment and/or any amendment to any other Loan Documents with any Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments increased or extended pursuant to this Section 2.22 (including, for instance, to increase the amortization of any existing tranche of Term Loans (or to provide for any tranche of Term Loans to have (or to again have) amortization in order to have such existing tranche of Term Loans be “fungible” with any Incremental Term Facility that is to be added to such Term Loans) and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(h)                Notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance an acquisition or other Investment and the lenders providing such Incremental Facility so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality (including the making and accuracy of Specified Representations as conformed for such acquisition or other Investment).

(i)                 This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23.          Extensions of Loans and Revolving Credit Commitments.

(a)                Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the applicable Borrowers to all Lenders holding Loans of any Class or Commitments of any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the applicable Borrowers are hereby permitted from time to time to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of all or a portion of such Lender’s Loans and/or Commitments of such Class and otherwise modify the terms of all or a portion of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”); it being understood that any Extended Term Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted, so long as the following terms are satisfied:

(i)                 except as to (x) interest rates, fees and final maturity (which shall, subject to the succeeding clause (iii)(y), be determined by the applicable Borrowers and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Revolving Credit Commitments or Extended Revolving Loans that are more favorable to the lenders or the agent of such Extended Revolving Credit Commitments or Extended Revolving Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any terms or other provisions applicable only to periods after the Latest Revolving Loan Maturity Date (in each case, as of the date of such Extension), the commitment of any Revolving Lender that agrees to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a revolving commitment (or related outstandings, as the case may be) with substantially consistent terms (or terms not less favorable to existing Revolving Lenders) as the original Revolving Credit Commitments (and related outstandings) provided hereunder; provided that to the extent any non-extended portion of the Revolving Facility or any Additional Revolving Facility then exists, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on such revolving facilities (and related outstandings), (B) repayments required upon the Maturity Date of such revolving facilities and (C) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (3) below)) of Extended Revolving Loans after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility or the relevant Additional Revolving Facility, as applicable, (2) all swingline loans and/or letters of credit made or issued, as applicable, under any Extended Revolving Credit Commitment shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Extended Revolving Credit Commitment after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with such portion of the Revolving Facility and/or any Additional Revolving Facility, except that the applicable Borrower shall be permitted to permanently repay and terminate commitments of any such revolving facility on a greater than pro rata basis (I) as compared to any other Revolving Facilities with a later Maturity Date than such Revolving Facility and (II) to the extent refinanced or replaced with a Replacement Revolving Facility or Replacement Debt;

(ii)               except as to (x) interest rates, fees, amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii)(x), (iv) and (v), be determined by the applicable Borrowers and set forth in the relevant Extension Offer), (y) terms applicable to such Extended Term Loans that are more favorable to the lenders or the agent of such Extended Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents on or prior to the effectiveness of such Extension for the benefit of the Term Lenders or, as applicable, the Administrative Agent pursuant to the applicable Extension Amendment and (z) any covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have substantially consistent terms as the tranche of Term Loans subject to the relevant Extension Offer;

(iii)             (x) the final maturity date of any Extended Term Loans shall be no earlier than the then applicable Latest Term Loan Maturity Date at the time of extension and (y) no Extended Revolving Credit Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then applicable Latest Revolving Loan Maturity Date;

(iv)              the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans or any other Extended Term Loans extended thereby;

(v)                subject to clauses (iii) and (iv) above, any Extended Term Loans may otherwise have an amortization schedule as determined by the applicable Borrowers and the Lenders providing such Extended Term Loans;

(vi)              any Extended Term Loans may provide for the ability to participate (A) on a pro rata basis or non-pro rata basis in any voluntary prepayment of Term Loans made pursuant to Section 2.11(a) and (B) on a pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with proceeds of Indebtedness refinancing such Extended Term Loans) in any mandatory prepayment of Term Loans required pursuant to Section 2.11(b);

(vii)            if the aggregate principal amount of Loans or commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or commitments, as the case may be, offered to be extended by the applicable Borrowers pursuant to such Extension Offer, then the Loans or commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) held by Lenders that have accepted such Extension Offer;

(viii)          unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $5,000,000;

(ix)              any applicable Minimum Extension Condition shall be satisfied or waived by the Parent Borrower; and

(x)                all documentation in respect of such Extension shall be consistent with the foregoing.

(b)                With respect to any Extension consummated pursuant to this Section 2.23, (i) no such Extension shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (in so far as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to such Extension of the relevant Class and (iii) except as set forth in clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Parent Borrower may, at its election, specify as a condition (a “Minimum Extension Condition”) to consummating such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Parent Borrower’s sole discretion and which may be waived by the Parent Borrower in its sole discretion) of Loans or commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, any payment of any interest, fees or premium in respect of any tranche of Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement

(including Sections 2.10, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section.

(c)                No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or commitments under any Class (or a portion thereof), (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each Issuing Bank to the extent the commitment to provide Letters of Credit is to be extended and (C) with respect to any Extension of the Revolving Credit Commitments, the consent of the Swingline Lender to the extent the swingline facility is to be extended (in each case which consent shall not be unreasonably withheld or delayed). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments to this Agreement and the other Loan Documents with any Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(d)                In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Article 3            REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or Section 4.02, as applicable, Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.06, 3.07, 3.08, 3.09, 3.12, 3.13, 3.14, 3.16 and 3.17) and each Borrower hereby represent and warrant to the Lenders that:

Section 3.01.          Organization; Powers. Each of Holdings, each Borrower and each of their Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where its ownership, lease or operation of properties or conduct of its business requires such qualification; except, in each case referred to in this Section 3.01 (other than clause (a)(i) and (b), in each case with respect to the Parent Borrower) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.          Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.          Governmental Approvals; No Conflicts. The execution and delivery of the Loan Documents by each Loan Party party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii) Requirements of Law applicable to such Loan Party which, in the case of this clause (b)(ii), would reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) the Second Lien Credit Agreement or (ii) any other material Contractual Obligation in respect of Indebtedness having an aggregate principal amount exceeding the Threshold Amount to which such Loan Party is a party which, in the case of this clause (c), would reasonably be expected to result in a Material Adverse Effect.

Section 3.04.          Financial Condition; No Material Adverse Effect.

(a)                After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent Borrower on a consolidated basis as of such dates and for such periods in accordance with GAAP, (w) except as otherwise expressly noted therein, (x) subject, in the case of financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end audit adjustments and (y) except as may be necessary to reflect any differing entity and/or organizational structure prior to giving effect to the Transactions.

(b)                Since the Closing Date, there have been no events, developments or circumstances that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05.          Properties.

(a)                [Reserved.]

(b)                The Parent Borrower and each of its Restricted Subsidiaries have good and valid fee simple title to or rights to purchase, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets, free and clear of all Liens except for Permitted Liens and have good title to their personal property and assets, in each case material to the business, except (i) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interest would not reasonably be expected to have a Material Adverse Effect.

(c)                The Parent Borrower and each of its Restricted Subsidiaries own or otherwise have a license or right to use all Patents, Trademarks, Copyrights and other rights in works of authorship (including all copyrights embodied in software), domain names, trade secrets and all other intellectual property rights (“IP Rights”) necessary to the conduct of the businesses of the Parent Borrower and its Restricted Subsidiaries as presently conducted, and, to the knowledge of the Parent Borrower, such IP Rights do not infringe or misappropriate the IP Rights of any third party, except to the extent such failure to own or license or have rights to use would not, or where such infringement or misappropriation would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.          Litigation and Environmental Matters. Except as set forth on Schedule 3.06:

(a)                there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened in writing against or affecting Holdings, the Parent Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b)                except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) none of Holdings, any Borrower nor any of their Restricted Subsidiaries has received written notice of any claim with respect to any Environmental Liability, knows of any basis for any Environmental Liability or, to the knowledge of the Parent Borrower, has become subject to any Environmental Liability and (ii) none of Holdings, any Borrower nor any of their Restricted Subsidiaries is in violation of any Environmental Law or has not obtained, maintained, or complied with any permit, license or other approval required under any Environmental Law; and

(c)                none of Holdings, any Borrower nor any of their Restricted Subsidiaries has treated, stored, transported, Released or disposed of any Hazardous Material at or from any currently or formerly owned, leased or operated real estate or facility nor, to the knowledge of the Parent Borrower, has any Hazardous Material been Released from any third-party location relating to the Parent Borrower’s or any of its Restricted Subsidiaries’ businesses, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07.          Compliance with Laws. Each of Holdings, each Borrower and each of their Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that this Section 3.07 shall not apply to any law specifically referenced in Section 3.17.

Section 3.08.          Investment Company Status. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09.          Taxes. Each of Holdings, each Borrower and each of their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, such Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.          ERISA.

(a)                Each Pension Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)                No ERISA Event has occurred in the five-year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11.          Disclosure.

(a)                As of the Closing Date, to the knowledge of the Parent Borrower, all written factual information (other than the Projections, the model delivered to the Arrangers on June 4, 2017, other forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memos prepared by third party consultants)) concerning Holdings, the Parent Borrower and its Restricted Subsidiaries and the Transactions and that was included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or Holdings, the Parent Borrower or its Restricted Subsidiaries or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date (the “Information”), when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time).

(b)                The Projections have been prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent Borrower’s control, that no assurance can be given that any particular financial projections (including the Projections) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12.          Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liability meets the criteria for accrual under Statement of Financial Accounting Standards No. 5).

Section 3.13.          Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Amendment No. 8 Effective Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14.          Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01, the Legal Reservations, the Perfection Requirements, the provisions, limitations and/or exceptions set forth in this Agreement and/or the other relevant Loan Documents (including the Intercreditor Agreement or any other Acceptable Intercreditor Agreement), the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents) securing the Secured Obligations, in each case as and to the extent set forth therein. For the avoidance of doubt, notwithstanding anything herein or in any other Loan Document to the contrary, neither the Parent Borrower nor any other Loan Party makes any representation or warranty (other than any representation or warranty expressly made in such Loan Document) as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Capital Stock of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, under foreign Requirements of Law, (B) the enforcement of any security interest, or right or remedy with respect to any Collateral that may be limited or restricted by, or require any consent, authorization approval or license under, any Requirement of Law, (C) on the Closing Date and until required pursuant to Section 5.12 or the last paragraph of Section 4.01, as applicable, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent the same is not required on the Closing Date pursuant to the final paragraph of Section 4.01 or (D) any Excluded Asset.

Section 3.15.          Labor Disputes. As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Parent Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened in writing and (b) the hours worked by and payments made to employees of the Parent Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.16.          Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that results in a violation of the provisions of Regulation U and X.

Section 3.17.          Sanctions and Anti-Corruption Laws.

(a)                (i) None of Holdings, the Parent Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of the Parent Borrower, any director, officer, agent, employee or controlled Affiliate of any of the foregoing is a Sanctioned Person; and (ii) no Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any Sanctioned Person, for the purpose of financing the activities of any Sanctioned Person, or in any Sanctioned Country, or in any other matter, in each case, that would result in a violation by any Person party to this Agreement of Sanctions.

(b)                Each Loan Party is in compliance with applicable Sanctions in all material respects.

(c)                No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Parent Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other person or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption law.

Article 4            CONDITIONS

Section 4.01.          Closing Date. The obligations of (i) each Lender to make Loans and (ii) any Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto (i) a counterpart signed by each such Loan Party (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) the Loan Guaranty, (D) the Intercreditor Agreement and (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)                Legal Opinions. The Administrative Agent (or its counsel) shall have received, on behalf of itself and the Lenders and each Issuing Bank on the Closing Date, a customary written opinion of (i) Davis Polk & Wardwell LLP, in its capacity as special New York counsel for Holdings, the Parent Borrower and the Subsidiary Guarantors, (ii) DLA Piper LLP in its capacity as special Delaware counsel for Holdings, the Parent Borrower and the Subsidiary Guarantors and (iii) DLA Piper LLP in its capacity as special Virginia counsel for Holdings, the Parent Borrower and the Subsidiary Guarantors.

(c)                Financial Statements and Pro Forma Financial Statements. The Administrative Agent shall have received, (i) (x) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended at least 110 days prior to the Closing Date and (y) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (x) and ended at least 46 days before the Closing Date (in the case of this clause (y), without footnotes) and (ii) a unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations of the Target as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least 46 days (or 110 days, in case such four-fiscal quarter period is the end of the Target’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Parent Borrower). The Administrative Agent hereby acknowledges receipt of the financial statements referred to (i) in clause (i)(x) above in respect of the fiscal years ended July 29, 2014, June 28, 2015 and July 3, 2016, (ii) in clause (i)(y) above in respect of the fiscal quarters ended October 2, 2016, January 1, 2017 and April 2, 2017 and (iii) in clause (ii) above in respect of the pro forma financial statements.

(d)                Closing Certificates; Certified Charters; Good Standing Certificates. The Administrative Agent (or its counsel) shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other senior officer (as the case may be)

thereof, which shall (A) certify that attached thereto is a true and complete copy of the resolutions or written consents of its shareholders, board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Parent Borrower, the borrowings and issuance of Promissory Notes (if any) hereunder, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, (B) identify by name and title and bear the signatures of the officers, managers, directors or authorized signatories of such Loan Party authorized to sign the Loan Documents to which it is a party on the Closing Date and (C) certify (x) that attached thereto is a true and complete copy of the certificate or articles of incorporation or organization (or memorandum of association or other equivalent thereof) of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, partnership or similar agreement and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) a good standing (or equivalent) certificate (if applicable) as of a recent date for such Loan Party from the relevant authority of its jurisdiction of organization.

(e)                Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the terms of the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Closing Date Material Adverse Effect” for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto).

(f)                 Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Parent Borrower on the Closing Date pursuant to the Fee Letter and (ii) all expenses required to be paid by the Parent Borrower for which invoices have been presented at least three Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel for the Administrative Agent that are payable under the Commitment Letter entered into between the Arrangers and the Parent Borrower with respect to the Credit Facilities), in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Loans.

(g)                [Reserved.]

(h)                Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, including by use of proceeds thereof, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination of the Existing Credit Facilities and (y) the Existing Letters of Credit, all of which, on the Closing Date will be deemed to be Letters of Credit issued hereunder) under the First Lien Credit Agreement dated as of September 19, 2016 and the Second Lien Credit Agreement dated as of September 19, 2016 (in each case, as amended, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Facilities”), will be repaid in full and all commitments to extend credit under the Existing Credit Facilities will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the “Refinancing”).

(i)                 Equity Contribution. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Equity Contribution shall have been made substantially in the manner and at least in the amount set forth in the definition of Equity Contribution contained herein (to the extent not otherwise applied to the Transactions).

(j)                 Solvency. The Administrative Agent shall have received a certificate dated as of the Closing Date in substantially the form of Exhibit M from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Target certifying as to the matters set forth therein (or, at the option of Holdings, a third party opinion as to the solvency of the Target and its subsidiaries on a consolidated basis in form and substance reasonably satisfactory to the Lead Arrangers issued by a nationally recognized firm reasonably acceptable to the Lead Arrangers).

(k)                Perfection Certificate. Subject to the last paragraph of this Section 4.01, the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(l)                 Pledged Stock; Stock Powers; Pledged Notes. Subject to the last paragraph of this Section 4.01, the Administrative Agent (or its bailee) shall have received (i) the certificates representing the Capital Stock required to be pledged pursuant to the Security Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each Material Debt Instrument (if any) required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)              Filings Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation.

(n)                Transactions. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by Merger Sub 1 or its Affiliates that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) any changes to, or waivers, consents or approvals by Merger Sub 1 or its Affiliates in respect of, the definition of Closing Date Material Adverse Effect shall be deemed materially adverse, (b) any reduction in the purchase price of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price adjustment provision set forth in the Acquisition Agreement) shall be deemed not to be materially adverse, (c) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess then allocated to reduce the Equity Contribution, the principal amount of the Term Loans and the second lien term loans under the Second Lien Facility on a pro rata, dollar-for-dollar basis and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by an increase in the Equity Contribution or amounts available to be drawn under the Revolving Facility on the Closing Date or such increase is pursuant to any working capital or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement.

(o)                Closing Date Material Adverse Effect. Since June 6, 2017, there shall have not been an event, change, effect or circumstance that, individually or in the aggregate has had, or that would reasonably be expected to result in, a Closing Date Material Adverse Effect.

(p)                USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to any Loan Party at least ten Business Days in advance of the Closing Date, which documentation or other information is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Loan Party that may be perfected by the filing of a financing statement under the UCC (without need for any other action) and (ii) a pledge of the Capital Stock of the Parent Borrower, the Subsidiary Guarantors and each other wholly-owned Material Domestic Restricted Subsidiary to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Parent Borrower’s use of commercially reasonable efforts to do so without undue burden or expense (and with respect to the delivery of stock or equivalent certificates of relevant subsidiaries of the Target whose Capital Stock is required to be pledged pursuant to the Security Agreement, only to the extent received after the Parent Borrower’s use of commercially reasonable efforts to do so), then the provision of any such Lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected 90 days after the Closing Date pursuant to arrangements to be mutually agreed between the Parent Borrower and the Administrative Agent and subject to extensions as are reasonably agreed by the Administrative Agent.

Section 4.02.          Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender to make a Credit Extension (which, for the avoidance of doubt (including for purposes of the last paragraph of this Section 4.02), shall not include (A) any Incremental Loans advanced in connection with any acquisition, other Investment or irrevocable repayment or redemption of Indebtedness and/or (B) any Credit Extension under any Incremental Facility Amendment, Refinancing Amendment and/or Extension Amendment, in each case to the extent not otherwise required by the lenders in respect of thereof) is subject to the satisfaction of the following conditions:

(a)                (i) In the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03, (ii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or (iii) in the case of a Borrowing of Swingline Loans, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(a).

(b)                The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period; provided further that, during the Covenant Waiver Period, for purposes of this Section 4.02(b), as it pertains to the obligation of any Revolving Lender to make a Credit Extension, events and circumstances surrounding, and/or any matters or impacts arising from, related to, or in connection with, the outbreak and spread of the novel coronavirus known as COVID-19 shall not constitute, result in or otherwise have (or reasonably be expected to constitute, result in or otherwise have) a Material Adverse Effect of the type described in clause (b)(i) of the definition thereof, and in each case shall be disregarded.

(c)                At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default shall have occurred and be continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

Article 5            AFFIRMATIVE COVENANTS

From the Closing Date until the date that all the Revolving Credit Commitments and all other Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other Obligations payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been (x) collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or Issuing Banks or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or Issuing Banks) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), Holdings (solely with respect to Sections 5.02 and 5.03) and each Borrower hereby covenant and agree with the Lenders that:

Section 5.01.          Financial Statements and Other Reports. The Parent Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a)                Quarterly Financial Statements. As soon as available, and in any event within 45 days (or 90 days in the case of the first Fiscal Quarter ending after the Closing Date and 75 days in the case of the second and third Fiscal Quarters ending after the Closing Date) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on or about September 30, 2017, (i) the unaudited consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto and (ii) a Narrative Report; provided that such financial statements shall only be required to reflect Holdings’ good faith estimate of any purchase accounting adjustments relating to (A) the Acquisition for any Fiscal Quarter prior to on or about June 30, 2018 and (B) any acquisition consummated after the Closing Date until the last day of the Fiscal Quarter ending on or about June 30 of the Fiscal Year following the Fiscal Year in which the relevant acquisition was consummated;

(b)                Annual Financial Statements. As soon as available, and in any event within 120 days (or, in the case of the Fiscal Year ending on or about June 30, 2017, 150 days) after the end of each Fiscal Year ending after the Closing Date, (i) the consolidated balance sheet of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year and, commencing after the completion of the second full Fiscal Year ended after the Closing Date, setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, (A) a report thereon of an independent certified public accountant of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to, or disclosure of an exception or qualification resulting from, the maturity (or impending maturity) of any Credit Facility, any Second Lien Facility or any other Indebtedness occurring within one year of the date of delivery of the relevant audit opinion, any breach or anticipated breach of any financial covenant or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP and (B) a Narrative Report;

(c)                Compliance Certificate; Unrestricted Subsidiaries. (i) Within 5 Business Days after the delivery of financial statements of Holdings pursuant to Section 5.01(a) or 5.01(b) with respect to any Fiscal Quarter or Fiscal Year, as applicable, a duly executed and completed Compliance Certificate and (ii) within 5 Business Days after the delivery of financial statements of Holdings pursuant to Section 5.01(b), (A) a summary (which may be in footnote form) of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Parent Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirming that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information;

(d)                [Reserved];

(e)                Notice of Default or Event of Default. Promptly upon any Responsible Officer of the Parent Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) the occurrence of any event or change that has caused or evidences or would reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, a reasonably detailed notice specifying the nature and period of existence of such condition, event or change and what action the Parent Borrower has taken, is taking and proposes to take with respect thereto;

(f)                 Notice of Litigation. Promptly upon any Responsible Officer of the Parent Borrower obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Parent Borrower to the Administrative Agent or (ii) any material development in any Adverse Proceeding that, in the case of either clauses (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof by the Parent Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)                ERISA. Promptly upon any Responsible Officer of the Parent Borrower becoming aware of the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;

(h)                [Reserved];

(i)                 Information Regarding Collateral. Promptly (and, in any event, within 45 days of the relevant change or such later date as the Administrative Agent may agree) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization, (iii) in any Loan

Party’s jurisdiction of organization or (iv) in any Loan Party’s organizational identification number, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with certified copies of the applicable Organizational Documents reflecting the relevant change;

(j)                 Certain Reports. Promptly upon their becoming publicly available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity and (ii) all material regular and periodic reports and all material registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Parent Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 or a similar form); provided that no such delivery shall be required hereunder with respect to any of the foregoing to the extent that such are publicly available via EDGAR; and

(k)                Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Parent Borrower and its Restricted Subsidiaries; provided, however, that none of Holdings, the Parent Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of Holdings, the Parent Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Parent Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(k)); provided, further, that in the event the Parent Borrower does not provide any certificate, report or information requested pursuant to this clause (k) in reliance on the preceding proviso, the Parent Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Parent Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto at the website address listed on Schedule 9.01 (as updated from time to time); provided that, other than with respect to items required to be delivered pursuant to Section 5.01(j) above, the Parent Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on such website and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by the Parent Borrower to the Administrative Agent for posting on behalf of the Parent Borrower on IntraLinks, SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.01(j) above in respect of information filed by Holdings, the Parent Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K Reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of Holdings by furnishing (A) the applicable financial statements of the Parent Borrower (or any Parent Company) or (B) the Parent Borrower’s (or any Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by consolidating information (which consolidating information need not be audited) that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Parent Borrower or Holdings on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of Holdings as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall satisfy the applicable requirements set forth in Section 5.01(b) as if the references to “Holdings” or “the Parent Borrower” (as applicable) therein were references to such Parent Company.

No financial statement required to be delivered pursuant to Section 5.01(a) or (b) shall be required to include acquisition accounting adjustments relating to the Transactions or any Permitted Acquisition or other Investment to the extent it is not practicable to include any such adjustments in such financial statement.

Section 5.02.          Existence. Except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization or the consummation of a Holdings Reorganization Transaction, Holdings and the Parent Borrower will, and the Parent Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of the Parent Borrower, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that neither Holdings nor the Parent Borrower nor any of the Parent Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of the Parent Borrower, except as otherwise permitted under Section 6.07 or as a result of the consummation of a Permitted Reorganization), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03.          Payment of Taxes. Holdings and the Parent Borrower will, and the Parent Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii)

in the case of a Tax which has or may become a Lien against a material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of such portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04.          Maintenance of Properties. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material tangible property reasonably necessary to the normal conduct of business of the Parent Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such tangible properties or make such repairs, renewals or replacements would not reasonably be expected to have a Material Adverse Effect.

Section 5.05.          Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Parent Borrower will maintain or cause to be maintained, in each case, as determined by the Parent Borrower in good faith, with financially sound and reputable insurers, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including, but only if required by applicable law or regulation, flood insurance with respect to each Flood Hazard Property, in each case in compliance with applicable Flood Insurance Laws, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time. Each such policy of insurance shall (i) name the Administrative Agent on behalf of the Secured Parties as a loss payee and mortgagee or an additional insured, as applicable, thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder); provided that the Parent Borrower shall have 45 days after the Closing Date (or such later date as agreed by the Administrative Agent) to comply with the requirements of the foregoing clauses (i) and (ii) with respect to policies in effect on the Closing Date.

Section 5.06.          Inspections. The Parent Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of the Parent Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (subject to such accountants’ customary policies and procedures) (provided that the Parent Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (x) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (y) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (z) only one such time per calendar year shall be at the expense of the Borrowers; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither a Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of a Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which Holdings, the Parent Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.06); provided, further, that in the event any of the circumstances described in the preceding proviso exist, the Parent Borrower shall provide notice to the Administrative Agent thereof and shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Requirements of Law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable document, information or other matter.

Section 5.07.          Maintenance of Book and Records. The Parent Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of the Parent Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08.          Compliance with Laws. The Parent Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws, Sanctions and the U.S. Foreign Corrupt Practices Act of 1977), except to the extent the failure of the Parent Borrower or the relevant Restricted Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.09.          Hazardous Materials Activity.

(a)                The Parent Borrower will deliver to the Administrative Agent:

(i)                 reasonably promptly following receipt by the Parent Borrower thereof, copies of all written environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Parent Borrower or any of its Restricted Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to any Environmental Liabilities or Hazardous Materials Activity that, in each case could reasonably be expected to have a Material Adverse Effect;

(ii)               reasonably promptly following the Parent Borrower becoming aware of the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported by the Parent Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency under any applicable Environmental Law, (B) any remedial action taken by or on behalf of the Parent Borrower or any of its Restricted Subsidiaries in response to any Hazardous Materials Activity or Environmental Claim, or (C) any pending or threatened Environmental Claim, that in the case of each of (A), (B) and (C) above, would reasonably be expected to have a Material Adverse Effect; and

(iii)             reasonably promptly following the sending or receipt thereof by the Parent Borrower or any of its Restricted Subsidiaries, a copy of any and all written communications with respect to any Release required to be reported by the Parent Borrower or any of its Restricted Subsidiaries to any federal, state or local governmental or regulatory agency or any Release required to be remediated pursuant to any Environmental Law, that in each case would reasonably be expected to have a Material Adverse Effect.

(b)                The Parent Borrower shall reasonably promptly take, and shall cause each of its Restricted Subsidiaries reasonably promptly to take, any and all actions reasonably necessary to (i) cure any violation of Environmental Law by the Parent Borrower or any of its Restricted Subsidiaries, and, to the extent required by Environmental Law, address with appropriate corrective or remedial action any Release or threatened Release of any Hazardous Material at or from any Facility, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Parent Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that it shall not be deemed to be a violation of this Section 5.09 if the Parent Borrower or its Restricted Subsidiaries are in good faith contesting such violation or Environmental Claim in accordance with applicable Environmental Law.

Section 5.10.          Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate (or re-designate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Second Lien Credit Agreement, (ii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Parent Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary simultaneously with the aforementioned designation in accordance with the terms of this Section 5.10) or hold any Indebtedness of or any Lien on any property of the Parent Borrower or its Restricted Subsidiaries (unless the Parent Borrower or such Restricted Subsidiary is permitted hereunder to incur such Indebtedness or grant such Lien in favor of such Unrestricted Subsidiary), (iii) no Restricted Subsidiary shall be designated as an Unrestricted Subsidiary if such subsidiary owns Material Intellectual Property at the time of such designation and (iv) no Additional Borrower may be designated as an Unrestricted Subsidiary to the extent it remains an Additional Borrower. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent Borrower’s equity interest therein as estimated by the Parent Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Parent Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent Borrower’s equity therein at the time of such re-designation. As of the Closing Date, the subsidiaries listed on Schedule 5.10 hereto have been designated as Unrestricted Subsidiaries.

Section 5.11.          Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans (a) on the Closing Date, (i) to replace, backstop or cash collateralize Existing Letters of Credit, guarantees or performance or similar bonds or to issue Letters of Credit and (ii) in an aggregate principal amount of up to $15,000,000 to pay Transaction Costs and expenses and for purchase price and working capital adjustments, if any, under the Acquisition Agreement and to provide for ordinary course working capital needs and general corporate purposes and (b) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Parent Borrower and its subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other Investments, Restricted Payments, Restricted Debt Payments and any other purpose not prohibited by the terms of the Loan Documents including, with regard to Amendment No. 6 Replacement and Incremental Revolving Loans made on the Amendment No. 6 Effective Date, if not already so terminated or repaid, to repay any then-outstanding Initial Revolving Loans and/or, if not already so terminated or repaid, to repay any loans or other amounts then-outstanding under the Incremental Liquidity Facility Credit Agreement and, in each case, to pay any accrued and unpaid interest thereon and to pay any fees and expenses associated therewith. The Borrowers shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Parent Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents. The Borrowers shall use the proceeds of the Initial Term Loans (i) to effect all or a portion of the Refinancing, (ii) to finance all or a portion of the Transactions, the Amendment No. 1 Transactions (including working capital and/or purchase price adjustments and the payment of Transaction Costs) and (iii) for general corporate purposes. The Borrowers shall use the proceeds of the Amendment No. 2 Term Loans (x) to repay the Existing Term Loans (as defined in Amendment No. 2) and for the payment of fees and expenses in connection therewith, together with the accrued and unpaid interest thereon, (y) to finance all or a portion of the Amendment No. 2 Transactions (including the payment of Transaction Costs) and (z) for general corporate purposes. The Borrowers shall use the proceeds of the Amendment No. 3 Incremental Term Loans to finance all or a portion of the Amendment No. 3 Transactions (including the payment of transaction costs) and, as further set forth below, for general corporate purposes (including any purpose not otherwise prohibited hereunder). The Borrowers shall use the proceeds of the Amendment No. 8 Term Loans (x) to repay the Existing Term Loans (as defined in Amendment No. 8) and for the payment of fees and expenses in connection therewith, together with the accrued and unpaid interest thereon, (y) to finance all or a portion of the Amendment No. 8 Transactions (including the payment of Transaction Costs) and (z) for general corporate purposes (including any purpose not otherwise prohibited hereunder). The Borrowers shall use the proceeds of the Amendment No. 9 Incremental Term Loans (x) to finance all or a portion of the Amendment No. 9 Transactions (including the payment of transaction costs) and (y) for general corporate purposes (including any purpose referred to below and any other purpose not otherwise prohibited hereunder). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation U. The Borrowers shall use the proceeds of the Incremental Term Loans for working capital, capital expenditures and other general corporate purposes of the Parent Borrower and its subsidiaries (including for Restricted Payments, Investments, Permitted Acquisitions and any other purpose not prohibited by the terms of the Loan Documents) (and, in the case of the Amendment No. 1 Incremental Term Loans, the Amendment No. 2 Term Loans, the Amendment No. 3 Incremental Term Loans ~~and~~, the Amendment No. 8 Term Loans and the Amendment No. 9 Incremental Term Loans (each, as applicable), to finance all or a portion of the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 3 Transactions ~~and~~, the Amendment No. 8 Transactions and the Amendment No. 9 Transactions, as applicable).

Section 5.12.          Covenant to Guarantee Obligations and Give Security.

(a)                Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary that is a Domestic Subsidiary (subject to Section 6.06(hh)), (ii) the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary, (iii) any Restricted Subsidiary that is a Domestic Subsidiary ceasing to be an Immaterial Subsidiary or (iv) any Restricted

Subsidiary ceasing to be an Excluded Subsidiary (including by election of the Parent Borrower as set forth herein), (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Parent Borrower shall (A) cause such Restricted Subsidiary (other than any Excluded Subsidiary) to comply with the requirements set forth in clause (a) of the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary (other than any Excluded Subsidiary) to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent and the other relevant Secured Parties.

(b)                Within 120 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition by any Loan Party of any Material Real Estate Asset, other than any Excluded Asset, the Parent Borrower shall cause such Loan Party to comply with the requirements set forth in clause (b) of the definition of “Collateral and Guarantee Requirement”; it being understood and agreed that, with respect to any Material Real Estate Asset (other than any Excluded Asset) owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the Administrative Agent may grant extensions of time (including after the expiration of any relevant period, which apply retroactively) for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time, (ii) any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the Collateral Documents, (iii) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of pledged Capital Stock and/or Material Debt Instruments, in each case, that constitute Collateral) and no blocked account agreement, account control agreement or similar agreement shall be required, (iv) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (v) no Loan Party will be required to (1) take any action outside of the United States or grant or perfect any security interest in any asset located outside of the U.S. or conduct any foreign lien search, (2) execute any foreign law guarantee, security agreement, pledge agreement, mortgage, deed or charge or (3) make any foreign intellectual property filing, conduct any foreign intellectual property search or prepare any foreign intellectual property schedule with respect to any assets of any Loan Party or enter into any source code escrow arrangement or register any intellectual property, (vi) in no event will the Collateral include any Excluded Assets, (vii) no action shall be required to perfect any Lien with respect to (x) any vehicle or other asset subject to a certificate of title, or any retention of title, extended retention of title rights, or similar rights and/or (y) Letter-of-Credit Rights, in each case to the extent that a security interest therein cannot be perfected by filing a Form UCC-1 (or similar) “all assets” financing statement without the requirement to list any VIN, serial or other number and (viii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Parent Borrower and the Administrative Agent; provided that the foregoing shall not apply and shall not operate to limit the obligation of the Loan Parties to provide security in foreign jurisdictions (subject to “agreed security principles” to be negotiated in good faith between the Parent Borrower and the Administrative Agent) if a Foreign Subsidiary becomes a Guarantor.

Additionally, (i) no action shall be required to create or perfect a Lien in any asset in respect of which the creation or perfection of a security interest therein would (1) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (2) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement, in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law or (3) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision, it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause (other than Excluded Assets) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (ii) no Loan Party shall be required to create or perfect a security interest in any asset to the extent the creation or perfection of a security interest in such asset would (A) be prohibited under any applicable Requirement of Law, after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such Requirement of Law, (B) require any governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof (other than Excluded Assets) to the extent that the assignment of such proceeds is effective under the UCC or other applicable Requirements of Law notwithstanding such consent or restriction and/or (C) result in adverse tax consequences or adverse regulatory consequences to any Loan Party or any of its subsidiaries or Parent Companies as determined by the Parent Borrower in good faith following consultation with the Administrative Agent, (iii) any joinder or supplement to any Loan Guaranty, any Collateral Document and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 5.12(a) above may, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), include such schedules (or updates to schedules) as may be necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document; and (iv) (A) no Loan Party will be required to take any action required under the Federal Assignment of Claims Act or any similar law and (B) no Secured Party will be permitted to exercise any right of setoff in respect of any account maintained solely for the purpose of receiving and holding government receivables.

Section 5.13.          Maintenance of Ratings. The Parent Borrower shall use commercially reasonable efforts to maintain public corporate credit facility ratings in respect of the Amendment No. 8 Term Loans and public corporate family ratings in respect of Holdings from each of S&P and Moody’s; provided that in no event shall the Borrowers be required to maintain any specific rating with any such agency.

Section 5.14.          Maintenance of Fiscal Year. The Parent Borrower shall maintain its Fiscal Year-end as in effect on the Closing Date; provided that the Parent Borrower may, upon written notice to the

Administrative Agent, change its Fiscal Year-end to another date, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year, including a deferral or other adjustment of the first Excess Cash Flow prepayment date and period following such change to the applicable date and period with respect to such new fiscal year end and adjustments to the financial reporting requirements hereunder.

Section 5.15.          Further Assurances. Promptly upon reasonable request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)                The Parent Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents), that may be required under any applicable law and which the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties. For the avoidance of doubt, in no event shall any (x) Excluded Property or (y) property subject to a Sale and Lease-Back Transaction permitted hereunder be required to be made subject to the Collateral Documents.

(b)                The Parent Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to ensure the creation and perfection of the Liens created under the Collateral Documents.

Section 5.16.          Conduct of Business. The Parent Borrower and its Restricted Subsidiaries shall engage only in those material lines of business that consist of (a) the businesses engaged in by the Parent Borrower or any Restricted Subsidiary on the Closing Date, reasonably related, similar, incidental, complementary, ancillary, corollary, synergistic or related businesses or reasonable extensions, development or expansion (or proposed to be engaged) of such businesses (including entertainment and amusement media and content business in connection therewith) and (b) such other lines of business to which the Administrative Agent may consent.

Section 5.17.          Annual Lender Call. Upon the request of the Administrative Agent following each delivery of financial statements pursuant to Section 5.01(b) (commencing with respect to the financial statements delivered for the Fiscal Year ending on or about June 30, 2018), the Parent Borrower shall participate in a conference call with Lenders arranged by the Administrative Agent to provide discussion and analysis with respect to the financial condition and results of operations of the Parent Borrower and its Restricted Subsidiaries at a time at which the Parent Borrower and the Administrative Agent mutually agree.

Section 5.18.          Post-Closing Actions. Take the actions set forth on Schedule 5.18 within the time periods specified thereon (or by such later time as the Administrative Agent may reasonably agree).

Section 5.19.          Transactions with Affiliates. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payment in excess of the greater of $17,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test

Period in any individual transaction with any of their respective Affiliates on terms that are substantially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be (as determined by the Parent Borrower in good faith), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)                any transaction between or among Holdings, the Parent Borrower and/or one or more Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)                any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of the Parent Borrower or any Restricted Subsidiary;

(c)                (i) any collective bargaining, employment, indemnification, expense reimbursement or severance agreement or compensatory (including profit sharing) arrangement entered into by the Parent Borrower or any of its Restricted Subsidiaries with any Permitted Payee, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with any Permitted Payee and (iii) payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto;

(d)                (i) transactions permitted by Sections 6.01(d), (o), (bb) and (ee), 6.04 and 6.06(h), (m), (o), (t), (v), (x), (y), (z), (aa), (bb), (cc), (ff), (gg), (ii), (jj), (kk), (ll) and (mm), (ii) any Permitted Reorganization and (iii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement and payments pursuant thereto;

(e)                the existence of, or performance by the Parent Borrower or any Restricted Subsidiary of its obligations under the terms of, any transaction or agreement in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date;

(f)                 (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) (solely with respect to the Parent Borrower in the case of Section 7.01(f) and (g)) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to any Investor in an amount not to exceed in any Fiscal Year the greater of $3,000,000 and 1% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, it being understood that (x) during any such Event of Default, such fees may continue to accrue and become payable upon the waiver, termination or cure of such Event of Default and (y) any amount not paid in any Fiscal Year may be carried forward and paid in subsequent Fiscal Years without limitation as to amount, but otherwise subject to the requirements of this clause (f), (ii) customary termination fees payable to the Investors, (iii) customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which are approved, or made pursuant to arrangements approved, by the majority of the members of the board of directors (or similar governing body) or a majority of disinterested members of the board of directors (or similar governing body) of the Parent Borrower in good faith and (iv) the payment of any indemnification obligations and expenses (and similar amounts) owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants, in each case of clauses (i), (ii), (iii) and (iv) whether currently due or paid in respect of accruals from prior periods;

(g)                the Transactions, including the payment of Transaction Costs and payments required under the Acquisition Agreement;

(h)                any transaction or transactions approved by a majority of the disinterested members of the board of directors (or similar governing body) of the Parent Borrower at such time;

(i)                 Guarantees permitted by Section 6.01 or Section 6.06;

(j)                 loans and other transactions among the Loan Parties and their Subsidiaries, in each case to the extent permitted under this Article 5;

(k)                the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Parent Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of the Parent Borrower or its subsidiaries;

(l)                 transactions with customers, clients, suppliers, licensees, Joint Ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Parent Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Parent Borrower or the senior management thereof or (ii) on terms not substantially less favorable to the Parent Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(m)              the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement and the existence or performance by the Parent Borrower or any Restricted Subsidiary of its obligations under any such registration rights or shareholder agreement;

(n)                (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) the Parent Borrower and (ii) any intercompany loans made by Holdings to the Parent Borrower or any Restricted Subsidiary;

(o)                any transaction in respect of which the Parent Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Parent Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are not substantially less favorable to the Parent Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate;

(p)                (i) Investments by Affiliates in Securities or other Indebtedness of the Parent Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the Investment is being offered by the Parent Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of Securities or other Indebtedness of the Parent Borrower or any

Restricted Subsidiary contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such Securities or other Indebtedness;

(q)                [reserved];

(r)                 transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(s)                 any transaction in connection with the Carlyle Sale/Leaseback, the Carlyle Sale/Leaseback 2014 and/or any Excluded Property Transaction.

Article 6            NEGATIVE COVENANTS

From the Closing Date and until the Termination Date has occurred, Holdings (solely with respect to Section 6.14) and the Borrowers covenant and agree with the Lenders that:

Section 6.01.          Indebtedness. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)                the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)                Indebtedness of the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any other Restricted Subsidiary (or issued to any Parent Company which is substantially contemporaneously transferred to the Parent Borrower or any Restricted Subsidiary); provided that in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to a Loan Party, the making of the corresponding loan or advance shall have been permitted as an Investment pursuant to Section 6.06; provided, further, all such Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party on terms that are reasonably acceptable to the Administrative Agent;

(c)                Indebtedness of any Joint Venture or Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred on behalf of any Joint Venture or any Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness of any Joint Venture in an aggregate outstanding principal amount for all such Indebtedness not to exceed at any time the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(d)                Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out or similar obligations), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Parent Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations (including health, safety and environmental obligations), bids, leases, governmental contracts, trade contracts, surety, indemnity, stay, customs, judgment, appeal, performance, completion and/or return of money bonds or guaranties or other similar obligations incurred in the ordinary course of business and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)                 Indebtedness of the Parent Borrower and/or any Restricted Subsidiary in respect of commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services, including Indebtedness arising from the financing by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts, including Banking Services Obligations and incentive, supplier finance or similar programs;

(g)                (i) Guarantees by the Parent Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers, franchisees, licensees, sublicensees and cross-licensees in the ordinary course of business, (ii) Indebtedness (A) incurred in the ordinary course of business in respect of obligations of the Parent Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of property or services or progress payments in connection with such property and services or (B) consisting of obligations under deferred purchase price or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)                Guarantees (including any co-issuance) by the Parent Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of the Parent Borrower and/or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any such Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06;

(i)                 Indebtedness of the Parent Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing (or anticipated), on the Amendment No. 8 Effective Date and, with respect to any such item of Indebtedness in an aggregate committed or principal amount in excess of $1,000,000, described on Schedule 6.01;

(j)                 Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(k)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)                 Indebtedness of the Parent Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)              Indebtedness of the Parent Borrower and/or any Restricted Subsidiary with respect to Capital Leases (including, as applicable, Capital Leases entered into in connection with any Sale and Lease-Back Transaction) and purchase money Indebtedness (including mortgage financing, industrial revenue bond, industrial development bond or similar financings) or to finance the construction, purchase, repair, replacement, lease, installation, maintenance or improvement of any property (real or personal) or any fixed or capital asset, in an aggregate outstanding principal amount not to exceed the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (excluding, for the avoidance of doubt, the Carlyle Sale/Leaseback, the Carlyle Sale/Leaseback 2014 and any Excluded Property Sale/Leaseback Transaction);

(n)                Indebtedness of any Person that becomes a Restricted Subsidiary or Indebtedness assumed in connection with an acquisition or other Investment permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired and (B) was not created or incurred in anticipation thereof and (ii)  either (A) the Parent Borrower is in compliance with the applicable ratio set forth in clause (e) of the definition of Incremental Cap based on whether such Indebtedness is secured by a pari passu lien on the Collateral or a junior Lien on the Collateral or is unsecured or secured by Liens on assets not constituting Collateral (and for such purpose, such Indebtedness shall be deemed to have been incurred to finance an acquisition or other Investment permitted hereunder), calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (B) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(o)                Indebtedness consisting of promissory notes issued by the Parent Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any Permitted Payee to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)                the Parent Borrower and its Restricted Subsidiaries may become and remain liable for any Indebtedness extending, refinancing, refunding or replacing any Indebtedness permitted under clauses (a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z), (dd), (gg), (ll) and (mm) of this Section 6.01 (in any case, including any extending, refinancing, refunding or replacing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referred to in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Indebtedness satisfies the applicable requirements of Section 6.02), (ii) in the case of Refinancing Indebtedness with respect to clauses (a) and (z) (other than (x) customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (ii) and (y) Refinancing Indebtedness having an aggregate principal amount outstanding not exceeding the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (as selected by the Parent Borrower)), such Refinancing Indebtedness has (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the earlier of (x) the Latest Term Loan Maturity Date at the time of the incurrence of such Refinancing Indebtedness and (y) the final maturity of the Indebtedness being extended, refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than (x) the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, refunded or replaced or (y) the Weighted Average Life to Maturity of the outstanding Term Loans at the time of the incurrence of such Refinancing Indebtedness, (iii) with respect to any Refinancing Indebtedness with an original principal amount in excess of the Threshold Amount (other than Indebtedness of the type described in Section 6.01(m)), the terms thereof (excluding pricing, fees, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) above, security) are not, taken as a whole (as determined by the Parent Borrower in good faith), more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being extended, refinanced, refunded or replaced (other than any covenants or any other terms or provisions (X) applicable only to periods after the Latest Maturity Date at the time of the incurrence of such Refinancing Indebtedness, (Y) that are then-current market terms (as determined by the Parent Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (Z) solely in the case of Refinancing Indebtedness in respect of Indebtedness incurred in reliance on clauses (a) and/or (z) of this Section 6.01, terms or other provisions which are conformed (or added) to the Loan Documents for the benefit of the Lenders or, as applicable, the Administrative Agent, pursuant to an amendment to this Agreement effectuated in reliance on Section 9.02(d)(ii)), (iv) the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause of this Section 6.01 pursuant to which the Indebtedness being extended, refinanced, refunded or replaced was incurred (i.e., the incurrence of such Refinancing Indebtedness shall not create availability under such relevant clause), (v) except in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such extension, refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Indebtedness is incurred by the obligor or obligors in respect of the Indebtedness being extended, refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (it being understood that Holdings may not be the primary obligor of the applicable Refinancing Indebtedness if Holdings was not the primary obligor on the relevant refinanced Indebtedness) and (C) if the Indebtedness being extended, refinanced, refunded or replaced was contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were contractually subordinated to such Liens on the Collateral securing the Secured Obligations), such Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness are subordinated to the Liens on the relevant Collateral securing the Secured Obligations) either (x) on terms not materially less favorable, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being extended, refinanced, refunded or replaced, taken as a whole or (y) pursuant to an Acceptable Intercreditor Agreement, (vi) except in the case of Refinancing Indebtedness with respect to clause (a) of this Section 6.01, as of the date of the incurrence of such Indebtedness and after giving effect thereto, no payment or bankruptcy (with respect to the Parent Borrower) Event of Default exists and (vii) in the case of Refinancing Indebtedness incurred in respect of Indebtedness permitted under clause (a) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder, or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if such Refinancing Indebtedness is secured, it is not secured by any assets other than the Collateral, (C) if such Refinancing Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party and (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement, it being understood and agreed that any such Refinancing Indebtedness may participate (x) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (y) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi);

(q)                endorsement of instruments or other payment items for collection or deposit in the ordinary course of business;

(r)                 Indebtedness in respect of any Additional Letter of Credit Facility in an aggregate principal or face amount at any time outstanding not to exceed the greater of $102,000,000 and 30% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(s)                 Indebtedness of the Parent Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)                 [reserved];

(u)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $340,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(v)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of any capital contributions or other proceeds received by the Parent Borrower or any Restricted Subsidiary (i) from the issuance or sale of its Qualified Capital Stock or (ii) in the form of any cash contribution, plus the fair market value, as determined by the Parent Borrower in good faith, of Cash Equivalents, marketable securities or other property received by the Parent Borrower or any Restricted Subsidiary from the issuance and sale by it or any Parent Company of its or such Parent Company’s Qualified Capital Stock or a contribution to the Qualified Capital Stock of any Parent Company, Holdings, the Parent Borrower or any Restricted Subsidiary (including through consolidation, amalgamation or merger), in each case after the Closing Date, and in each case other than (A) any proceeds received from the sale of Capital Stock to, or contributions from, the Parent Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant proceeds have otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) Cure Amounts and/or any Available Excluded Contribution Amount;

(w)              Indebtedness arising under a Qualified Receivables Facility in an aggregate principal amount not to exceed the greater of $51,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(x)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary incurred in respect of (i) any Second Lien Facility and any “Incremental Loans” and “Incremental Equivalent Debt” (each as defined in the Second Lien Credit Agreement or any equivalent term under any Second Lien Facility) in an aggregate outstanding principal amount that does not exceed $137,500,000 plus the aggregate outstanding principal amount of such “Incremental Loans” or “Incremental Equivalent Debt” so long as the sum of the aggregate outstanding principal amount of any such “Incremental Loans” or “Incremental Equivalent Debt” does not exceed the “Incremental Cap” (as applicable, and each as defined in the Second Lien Credit Agreement as in effect on the Closing Date, including after giving effect to Sections 1.04(d) and 1.04(e) thereof) and (ii) any refinancing, refunding or replacing of any Second Lien Facility or any such “Incremental Loans” or “Incremental Equivalent Debt” after the Closing Date so long as (A) the aggregate outstanding principal amount of such Indebtedness does not exceed an amount permitted to be incurred under the preceding clause (i), plus (1) an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) thereon, (2) the amount of any underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, (3) an amount equal to any existing commitments unutilized thereunder and (4) any additional amounts permitted to be incurred pursuant to this Section 6.01 (with additional amounts incurred in reliance on this clause (4) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted), (B) such Indebtedness, if secured, is secured only by Liens permitted under Section 6.02(t), (C) except with respect to revolving Indebtedness, the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being refinanced in reliance on this Section 6.01(x) at the time of such refinancing (without giving effect to any prepayment thereof), (D) the final maturity date of such Indebtedness is equal to or later than the final maturity date of the Indebtedness being refinanced in reliance on this Section 6.01(x) and (E) no such Indebtedness is (1) guaranteed by any Person which is not a Loan Party or (2) secured by any assets other than the Collateral;

(y)                Indebtedness of the Parent Borrower and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)                Incremental Equivalent Debt; provided that the aggregate principal amount of Incremental Equivalent Debt (excluding, as applicable, obligations with respect to Capital Leases, purchase money Indebtedness and/or obligations resulting from any Sale and Lease-Back Transaction) incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(aa)             Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Parent Borrower and/or any Restricted Subsidiary in respect of workers’ compensation claims (or reimbursement type obligations regarding workers’ compensation claims), unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(bb)            Indebtedness of the Parent Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current and former directors, officers, employees, members of management, managers and consultants of any Parent Company, the Parent Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(cc)             Indebtedness of the Parent Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made, hereunder or under any Additional Letter of Credit Facility;

(dd)            Indebtedness of the Parent Borrower or any Restricted Subsidiary supported by any letter of credit issued hereunder or under any Additional Letter of Credit Facility or any other letters of credit or bank guarantees permitted hereunder;

(ee)             unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Parent Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)               without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Parent Borrower and/or any Restricted Subsidiary hereunder;

(gg)            (i) to the extent constituting Indebtedness, obligations under the Acquisition Agreement and (ii) any Indebtedness permitted to remain outstanding after the Closing Date pursuant to the Acquisition Agreement (excluding any Indebtedness required to be refinanced pursuant to the Refinancing);

(hh)            customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(ii)               [reserved];

(jj)               (i) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms and (ii) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(kk)            obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any subsidiary of the Parent Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ll)               Indebtedness in an aggregate principal amount outstanding at any time not to exceed the Available RP Capacity Amount;

(mm)        Indebtedness in respect of any Excluded Property Transaction or any transactions under any Carlyle Sale/Leaseback Documents; and

(nn)            Guarantee obligations incurred in the ordinary course of business under repurchase agreements in connection with the financing of Bowling Equipment sales.

For the avoidance of doubt, the accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall be deemed to be permitted Indebtedness for purposes of this Section.

Section 6.02.          Liens. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)                Liens created pursuant to the Loan Documents securing the Secured Obligations (including Cash collateralization of Letters of Credit as set forth in Section 2.05);

(b)                Liens for Taxes or other governmental charges which are not overdue for a period of more than 45 days or, if more than 45 days overdue (i) are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c)                statutory or common law Liens (and rights of set-off) of landlords, sub landlords, construction contractors, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 45 days, (ii) for amounts that are overdue by more than 45 days (A) that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (B) with respect to which no filing or other action has been taken to enforce such Lien or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(d)                Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, health, disability or employee benefits and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, indemnitees, performance, completion and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations) (in each case, exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to Holdings, the Parent Borrower and its subsidiaries (including deductibles, self-insurance, co-payment, co-insurance and retentions) or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)                Liens consisting of easements, covenants, conditions, rights-of-way, restrictions, encroachments, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables and other similar protrusions or encumbrances and other minor defects or irregularities in title, in each case (x) which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Parent Borrower and/or its Restricted Subsidiaries, taken as a whole, or materially interfere with the use of the affected property for its intended purpose or (y) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect;

(f)                 Liens consisting of any (i) interest or title of a lessor, sub-lessor, licensor or sub-licensor under any lease, license or similar arrangement of real estate or other property (including intellectual property) permitted hereunder, (ii) landlord lien permitted by the terms of any lease, sub-lease, license, sub-license or similar arrangement, (iii) restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, sub-lease, license, sub-license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) deposit of cash with the owner or lessor of premises leased and operated by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(g)                Liens (i) solely on any Cash (or Cash Equivalent) earnest money deposits (including as part of any escrow arrangement) made by the Parent Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder (or to secure letters of credit, bank guarantees or similar instruments posted in respect thereof), (ii) on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 6.06(b), (e), (f), (p), (q), (r), (u), (x), (y) or (dd) to be applied against the purchase price for such Investment or (iii) consisting of (A) an agreement to Dispose of any property in a Disposition permitted under Section 6.07 and/or (B) the pledge of Cash or Cash Equivalents as part of an escrow or similar arrangement required in any Disposition permitted under Section 6.07;

(h)                precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Requirements of Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business, (ii) the sale of accounts receivable in the ordinary course of business for which a UCC financing statement or similar financing statement under applicable Requirements of Law is required and/or (iii) the sale of Receivables Facility Assets and related assets in connection with any Qualified Receivables Facility;

(i)                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)                 Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any dimensions of real property or any structure thereon, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)                Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted extension, refinancing, refunding or replacement of Indebtedness permitted pursuant to Sections 6.01(a), (c), (i), (j), (m), (n), (r), (u), (v), (w), (y), (z) and (gg)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that such extensions, refinancings, refundings or replacements of individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements in respect of Liens on Collateral, then any refinancing Indebtedness in respect thereof secured by Liens on Collateral shall be subject to intercreditor arrangements not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Indebtedness that is refinanced or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l)                 Liens existing on, or contractually committed or contemplated as of, the Amendment No. 8 Effective Date and, with respect to each such Lien securing Indebtedness in an aggregate committed or principal amount in excess of $1,000,000, described on Schedule 6.02 and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any additional property other than property required to be covered thereby and (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if constituting Indebtedness, is permitted by Section 6.01;

(m)              Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)                Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon and customary security deposits with respect thereto (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(o)                Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary; provided that no such Lien (x) extends to or covers any other assets (other than the proceeds or products thereof, replacements, accessions or additions thereto and improvements thereon, it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) or (y) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p)                (i) Liens that are contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks or other financial institutions not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Parent Borrower and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower and/or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Parent Borrower and/or any Restricted Subsidiary in the ordinary course of business and (D)) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts or similar accounts, (iv) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the ordinary course of business, (v) Liens (including rights of set-off) in favor of banking or other financial institutions arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (vi) Liens on the proceeds of any Indebtedness permitted hereunder incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction or on Cash or Cash Equivalents set aside at the time of the incurrence of such Indebtedness to the extent such Cash or Cash Equivalents prefund the payment of interest or fees on such Indebtedness and are held in escrow pending application for such purpose;

(q)                Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness or other obligations of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.01 (or not prohibited under this Agreement);

(r)                 Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent Borrower and/or its Restricted Subsidiaries;

(s)                 Liens disclosed in any Mortgage Policy delivered pursuant to Section 5.12 with respect to any Material Real Estate Asset, provided such Liens do not, in the aggregate, materially interfere with the use of such Material Real Estate Asset, and any replacement, extension or renewal of any such Lien; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(t)                 Liens securing Indebtedness incurred pursuant to Sections 6.01(x) and (z); provided that, if any such Lien is on Collateral, the holders of such Indebtedness (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement;

(u)                other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $340,000,000 and 100% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that, at the election of the Parent Borrower with respect to any such Lien on Collateral, the holders of such Indebtedness or other obligations (or a representative thereof) shall be party to an Acceptable Intercreditor Agreement (including on a pari passu or junior lien basis);

(v)                (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any cash deposits securing any settlement of litigation;

(w)              (i) leases, licenses, subleases, sublicenses or cross-licenses granted to others, (ii) assignments of IP Rights granted to a customer of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x)                Liens on Securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction;

(y)                Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Sections 6.01(d), (e), (g), (aa) and (cc);

(z)                Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law of any jurisdiction);

(aa)             Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 or Section 6.09;

(bb)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)             Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)            Liens securing (i) obligations under Hedge Agreements in connection with any Derivative Transaction of the type described in Section 6.01(s), (ii) obligations of the type described in Section 6.01(f) and/or (iii) obligations of the type described in Section 6.01(r), which Liens (A) in each case under this Section 6.02(dd), may be (but are not required to be) secured by all of the Collateral so long as the Lien on the Collateral is subject to an Acceptable Intercreditor Agreement and (B) in the case of clause (iii) (to the extent not secured as provided in clause (A)), may consist of pledges of Cash collateral in an amount not to exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(ee)             (i) Liens on Capital Stock of Joint Ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)               Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)            Liens permitted to remain outstanding following the Closing Date pursuant to the terms of the Acquisition Agreement (including liens on cash or Cash Equivalents backstopping any letters of credit existing on the Closing Date) and any replacements, refinancings or renewals thereof, so long as no such replacement, refinancings or renewal thereof increases the amount of such Lien except as otherwise permitted by this Section 6.02;

(hh)            Liens on assets not constituting Collateral (x) securing obligations in an aggregate outstanding principal amount not to exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (y) so long as the Obligations in respect of the Credit Facilities are secured on a ratable basis (without regard to the control of remedies) with or prior to the obligations so secured for so long as such obligations are so secured (which Liens, in the case of this clause (y), shall be subject to an Acceptable Intercreditor Agreement);

(ii)               Liens on Receivables Facility Assets incurred in connection with a Receivables Facility;

(jj)               undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(kk)            with respect to any Foreign Subsidiary, Liens and privileges arising mandatorily by any Requirement of Law; provided such Liens and privileges extend only to the assets or Capital Stock of such Foreign Subsidiary;

(ll)               ground leases or subleases in respect of real property on which facilities owned or leased by the Parent Borrower or any of its Restricted Subsidiaries are located;

(mm)        Liens that are customary in the business of the Parent Borrower and its Restricted Subsidiaries and that do not secure debt for borrowed money;

(nn)            security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(oo)            receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds;

(pp)            Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(qq)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(rr)               Liens granted pursuant to a security agreement between the Parent Borrower or any Restricted Subsidiary and a licensee of IP Rights to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Parent Borrower or such Restricted Subsidiary;

(ss)              Liens arising solely in connection with rights of dissenting equity holders pursuant to any Requirement of Law in respect of the Transactions, any Permitted Acquisition or other similar Investment;

(tt)               Liens arising under the Carlyle Sale/Leaseback Documents, the Carlyle Sale/Leaseback 2014 Documents or the Excluded Property Transaction Documents, including options, whether or not then exercisable, to purchase Bowling Equipment of the Parent Borrower and/or one or more of its Subsidiaries, and letters of credit to secure the obligations of the Parent Borrower or any applicable Restricted Subsidiary thereunder;

(uu)            Liens on (x) any Excluded Property or (y) any other real property acquired after the Closing Date and not subject (or required to be subject) to a Mortgage, provided that the aggregate amount of the obligations secured at any one time by such Liens pursuant to this clause (y) does not exceed $50,000,000; and

(vv)            Liens deemed to exist in connection with repurchase obligations permitted to be incurred pursuant to Section 6.01(nn).

Section 6.03.          No Further Negative Pledges. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries that are Loan Parties to, enter into any agreement prohibiting in any material respect the creation or assumption of any Lien upon any of its properties (other than Excluded Assets), whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations, except with respect to:

(a)                restrictions relating to any asset (or all of the assets) of and/or the Capital Stock of the Parent Borrower and/or any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition or other transfer, lease or license of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted by this Agreement;

(b)                restrictions contained in the Loan Documents, any then extant Second Lien Facility, any Incremental Equivalent Debt, any Receivables Facility (limited to the assets securing the Indebtedness arising thereunder) or any Additional Letter of Credit Facility (limited to the assets securing the Indebtedness arising thereunder) (and clause (p) of Section 6.01 to the extent relating to any extension, refinancing, refunding or replacement of any of the foregoing);

(c)                restrictions contained in any documentation governing any other Indebtedness permitted by Section 6.01 to the extent such restrictions (1)(x) are, taken as a whole, in the good-faith judgment of the Parent Borrower, not materially more restrictive as concerning the Parent Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or (y) are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (as determined by the Parent Borrower in good faith) and (2) will not materially impair the Parent Borrower’s obligation or ability to make any payments required hereunder (as determined by the Parent Borrower in good faith);

(d)                restrictions by reason of customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, asset sale agreements and other agreements entered into in the ordinary course of business (provided that such restrictions are limited to the relevant leases, subleases, licenses, sublicenses, asset sale or other agreements and/or the property or assets secured by such Liens or the property or assets subject to such leases, subleases, licenses, sublicenses, asset sale or other agreements, as the case may be);

(e)                Permitted Liens and restrictions in the agreements relating thereto that limit the right of the Parent Borrower or any of its Restricted Subsidiaries to Dispose of or encumber the assets subject to such Liens;

(f)                 provisions limiting the Disposition, distribution or encumbrance of assets or property in joint venture agreements, sale and lease-back agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements (or the Persons the Capital Stock of which is the subject of such agreement (or any “shell company” parent with respect thereto));

(g)                any encumbrance or restriction assumed in connection with an acquisition of the property or Capital Stock of any Person, so long as such encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created solely in connection with or in anticipation of such acquisition;

(h)                restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or any similar Person (or any “shell company” parent with respect thereto);

(i)                 restrictions on Cash or other deposits permitted under Section 6.02 and/or 6.06 and any net worth or similar requirements, including such restrictions or requirements imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash or other deposits or net worth or similar requirements exist;

(j)                 restrictions (i) set forth in documents which exist on the Amendment No. 8 Effective or (ii) which are contemplated as of the Amendment No. 8 Effective Date and, in the case of this clause (ii), as set forth on Schedule 6.03;

(k)                restrictions contained in documents governing Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted hereunder;

(l)                 restrictions in Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness;

(m)              provisions restricting the granting of a security interest in IP Rights contained in licenses, sublicenses or cross-licenses by the Parent Borrower and its Restricted Subsidiaries of such IP Rights, which licenses, sublicenses and cross-licenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(n)                restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit issued or granted by a Governmental Authority;

(o)                restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary, pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such restriction does not extend to any assets or property of the Parent Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(p)                customary restrictions imposed in connection with any Receivables Facility or similar transaction permitted hereunder;

(q)                restrictions contained in the Carlyle Sale/Leaseback Documents or the Carlyle Sale/Leaseback 2014 Documents as in effect on the date of this Agreement, and restrictions contained in any Excluded Property Transaction Documents and/or any documents governing any Sale and Lease-Back Transactions; and

(r)                 other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (q) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent Borrower, more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.04.          Restricted Payments; Certain Payments of Indebtedness.

(a)                The Parent Borrower shall not pay or make, directly or indirectly, any Restricted Payment, except that:

(i)                 the Parent Borrower may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)     to pay general operating and compliance costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers, employees, members of management, managers and/or consultants of any Parent Company), in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than the Parent Borrower and/or its subsidiaries), the Parent Borrower and/or its subsidiaries;

(B)     to pay franchise, excise and similar Taxes, and other fees, Taxes and expenses, required to maintain the organizational existence of such Parent Company;

(C)     to pay customary salary, bonus, long-term incentive, severance and other benefits (including payment to certain service providers of the Parent Borrower or its Subsidiaries pursuant to any equity plan (whether in the form of options, cash settled options or otherwise)) payable to Permitted Payees, as well as applicable employment, social security or similar taxes in connection therewith, to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Parent Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(D)     to pay audit and other accounting and reporting expenses of such Parent Company to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Parent Borrower and/or its subsidiaries), the Parent Borrower and its subsidiaries;

(E)      for the payment of insurance premiums to the extent attributable to any Parent Company (but excluding, for the avoidance of doubt, the portion of any such premiums, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Parent Borrower and/or its subsidiaries), the Parent Borrower and its subsidiaries;

(F)      to pay (x) fees and expenses related to any debt and/or equity offerings (including refinancings), investments and/or acquisitions permitted or not restricted by this Agreement (whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Company of the Parent Borrower) and expenses and indemnities of any trustee, agent, arranger, underwriter or similar role and (y) Public Company Costs; and

(G)     to finance any Investment permitted under Section 6.06 as if such Parent Company were subject to Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(G) shall be made substantially concurrently with the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith and (y) the relevant Parent Company shall, promptly following the closing or consummation thereof or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith, cause (I) all property acquired to be contributed to the Parent Borrower or one or more of its Restricted Subsidiaries or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Parent Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by the Parent Borrower or the relevant Restricted Subsidiary);

(ii)               the Parent Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) for the repurchase, redemption, retirement or other acquisition or retirement for value of Capital Stock of any Parent Company or any subsidiary held by any Permitted Payee:

(A)     in accordance with the terms of promissory notes issued pursuant to Section 6.01(o), so long as the aggregate amount of all Cash payments made in respect of such promissory notes, together with the aggregate amount of Restricted Payments made pursuant to sub-clause (D) of this clause (ii) below, (1) does not exceed the greater of $68,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years (until so applied)) minus (2) any utilization of the Available RP Capacity Amount in reliance on unused capacity under clause (D) below; plus

(B)     with the proceeds of any sale or issuance of, or of any capital contribution in respect of, the Capital Stock of the Parent Borrower or any Parent Company (to the extent such proceeds are contributed to the Parent Borrower or any Restricted Subsidiary in respect of Qualified Capital Stock issued by the Parent Borrower or such Restricted Subsidiary) (other than amounts constituting a Cure Amount or an Available Excluded Contribution Amount); plus

(C)     with the net proceeds of any key-man life insurance policies; plus

(D)     with Cash and Cash Equivalents in an amount not to exceed, together with the aggregate amount of all cash payments made pursuant to sub-clause (A) of this clause (ii) in respect of promissory notes issued pursuant to Section 6.01(o), (1) the greater of $68,000,000 and 20% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, which, if not used in any Fiscal Year, may be carried forward to subsequent Fiscal Years (until so applied) minus (2) any utilization of the Available RP Capacity Amount in reliance on unused capacity under the immediately preceding clause (1); plus

(E)      with the amount of any Cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Capital Stock of the Parent Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan;

(iii)             the Parent Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the

Parent Borrower elects to apply to this clause (iii)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (iii)(B) (plus, without duplication of amounts referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(b)(vi) or 6.06(r));

(iv)              the Parent Borrower may make Restricted Payments (i) to any Parent Company to enable such Parent Company to (A) make Cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company, dividends, share splits, reverse share splits (or any combination thereof) and, mergers, consolidations, amalgamations or other business combinations, and acquisitions and other Investments permitted hereunder and/or (B) honor any conversion request by a holder of Convertible Indebtedness by payment of cash and/or delivery of Capital Stock, make any cash payments in lieu of fractional shares in connection with any conversion of Convertible Indebtedness and otherwise make payments on Convertible Indebtedness in accordance with its terms (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments upon redemption thereof), or, in the case of each of sub-clauses (A) and (B) above, make Restricted Payments to any Parent Company to enable such Parent Company to make the payments and/or deliveries described in such sub-clauses (A) and (B), and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar Taxes payable by any Permitted Payee and/or (B) repurchases of Capital Stock in consideration of the payments described in sub clause (A) above, including demand repurchases in connection with the exercise of stock options and the issuance of restricted stock units or similar stock based awards;

(v)                the Parent Borrower may repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), or make Restricted Payments to any Parent Company to enable it to repurchase, redeem, acquire or retire Capital Stock upon (or make provisions for withholdings in connection with), the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(vi)              the Parent Borrower may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions and on or about the Amendment No. 1 Effective Date, solely to effect the consummation of the Amendment No. 1 Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement (including payment of working capital and/or purchase price adjustments) and to pay Transaction Costs, in each case, with respect to the Transactions, (iii) to satisfy obligations to direct or indirect holders of Capital Stock of the Parent Borrower (immediately prior to giving effect to the Transactions) in connection with, or as a result of, any working capital and/or purchase price adjustments, in each case, with respect to the Transactions and (iv) to satisfy any settlement of claims or actions in connection with the Transactions or to satisfy indemnity or other similar obligations in connection with the Transactions;

(vii)            the Parent Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments with respect to any Capital Stock in an amount not to exceed (A) the greater of (x) an amount equal to 7.00% per annum of the net Cash proceeds received by or contributed to the Parent Borrower in connection with the merger of Isos Acquisition Corporation and Bowlero Corp. on December 15, 2021 and the other transactions consummated in connection therewith and (y) an amount equal to 7.00% per annum of the Market Capitalization of the Parent Borrower (or its direct or indirect Parent Company, as applicable) and its subsidiaries minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(viii)          the Parent Borrower may make Restricted Payments to (i) redeem, repurchase, defease, discharge, retire or otherwise acquire any (A) Capital Stock (“Treasury Capital Stock”) of the Parent Borrower and/or any Restricted Subsidiary or (B) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Parent Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Parent Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of the Parent Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to the Parent Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)              to the extent constituting a Restricted Payment, the Parent Borrower may consummate any transaction permitted by Section 5.19 (other than Section 5.19(d)), Section 6.06 (other than Sections 6.06(j) and (t)) and Section 6.07 (other than Section 6.07(g));

(x)                the Parent Borrower may make additional Restricted Payments in an aggregate amount not to exceed (A) the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (B) any utilization of the Available RP Capacity Amount in reliance on unused capacity under immediately preceding clause (A);

(xi)              the Parent Borrower may pay any dividend or other distribution or consummate any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend, distribution or redemption contemplated by such declaration or redemption notice would have complied with the provisions of this Section 6.04(a);

(xii)            the Parent Borrower may make any Restricted Payment constituting the distribution or payment of Receivables Fees;

(xiii)          the Parent Borrower may make additional Restricted Payments so long as, as measured at the time provided for in Section 1.04(e), (i) the Total Leverage Ratio would not exceed 4.00:1.00, calculated on a Pro Forma Basis and (ii) there shall exist no Event of Default hereunder or shall result therefrom;

(xiv)          the Parent Borrower may make additional Restricted Payments in an amount not to exceed the amount of proceeds received by the Parent Borrower and/or any Restricted Subsidiary under the Representation and Warranty Insurance Policy during the term of this Agreement;

(xv)            (A) for any taxable period for which the Parent Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the Parent Borrower is the common parent (a “Tax Group”), or for which the Parent Borrower is a disregarded entity for U.S. federal income tax purposes wholly-owned by a corporate parent (a “Corporate Parent”), the Parent Borrower and each of its Subsidiaries may make Restricted Payments the proceeds of which shall be used by such common parent to pay the portion of any consolidated, combined or similar U.S. federal, state or local income Taxes of such Tax Group, or by the Corporate Parent to pay the portion of the U.S. federal, state or local income Taxes of such Corporate Parent, or any franchise taxes imposed in lieu thereof, for such taxable period that are attributable to the income of the Parent Borrower and/or its Subsidiaries, provided that such amount shall not be greater than the amount of such U.S. federal, state or local income taxes that would be paid (for such taxable period) by the Parent Borrower and its Subsidiaries if the Parent Borrower and/or such Subsidiaries had been a stand-alone corporate taxpayer (or stand-alone group of corporate taxpayers filing on a consolidated, combined or similar basis) for all taxable years ending after the Closing Date (taking into account any net operating loss carryforwards attributable to the Parent Borrower and its Subsidiaries, as the case may be) and (B) without duplication of Restricted Payments made under Section 6.04(a)(xv)(A), for any taxable period for which the Parent Borrower is treated as a partnership for U.S. federal and/or applicable state or local income tax purposes, the Parent Borrower may make Restricted Payments to its equity owners at the times and in the amounts necessary to enable such owners (and their direct or indirect owners) to pay their Tax obligations attributable to their direct or indirect ownership interests in the Parent Borrower in an aggregate amount equal to the product of (1) 50% (or such higher tax rate as shall be applicable to a resident of New York City or California that indirectly owns an interest in the Parent Borrower, taking into account the character of the taxable income in question and the deductibility of state and local income taxes for U.S. federal income tax purposes) and (2) the taxable income of the Parent Borrower for such taxable year, less any cumulative taxable losses from prior taxable years to the extent that such losses are of a character (ordinary or capital) that would permit such losses to be deducted by the direct or indirect owners of the Parent Borrower against the current taxable income of the Parent Borrower allocable to such owners and have not previously been taken into account in determining tax distributions;

(xvi)          the Parent Borrower may make additional Restricted Payments constituting any part of a Permitted Reorganization;

(xvii)        the Parent Borrower may make a distribution, by dividend or otherwise, of the Capital Stock of, or debt owed to any Loan Party or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Capital Stock of one or more Unrestricted Subsidiaries); in each case, other than Unrestricted Subsidiaries, the primary assets of which are Cash and/or Cash Equivalents; provided that any such Capital Stock or debt that represents an Investment by the Parent Borrower or any Restricted Subsidiary shall be deemed to continue to charge (as utilization) the respective clause under Section 6.06 pursuant to which such Investment was made;

(xviii)      the Parent Borrower may make payments and distributions to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) in respect thereof), pursuant to or in connection with any acquisition, merger, consolidation, amalgamation or Disposition that complies with Section 6.07;

(xix)          the Parent Borrower may make a Restricted Payment in respect of payments made for the benefit of the Parent Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Parent Borrower or any Restricted Subsidiary because such payments (A) would not otherwise be Restricted Payments and (B) would be permitted by Section 6.09;

(xx)            the Parent Borrower may make a Restricted Payment in respect of required withholding or similar non-U.S. Taxes with respect to any Permitted Payee and any repurchases of Capital Stock in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the issuance of restricted stock units or similar stock based awards; and

(xxi)          the Parent Borrower may make a Restricted Payment in respect of any payments or deliveries in connection with (a) a Permitted Bond Hedge Transaction or (b) Permitted Warrant Transaction or Packaged Rights (i) by delivery of shares of the Parent Borrower’s Qualified Capital Stock or (ii) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise).

(b)                The Parent Borrower shall not, nor shall it permit any Restricted Subsidiary that is a Loan Party to, make any voluntary prepayment in Cash on or in respect of principal of or interest on any Restricted Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i)                 any refinancing, purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement of any Restricted Debt made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 and/or any extension, refinancing, refunding or replacing Indebtedness permitted by Section 6.01(x);

(ii)               payments as part of, or to enable another Person to make, an “applicable high yield discount obligation” catch-up payment;

(iii)             payments of regularly scheduled principal and interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Junior Indebtedness that are prohibited by the subordination provisions thereof);

(iv)              additional Restricted Debt Payments in an aggregate amount not to exceed (A) (1) the greater of (x) $85,000,000 and (y) 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period minus (2) any utilization of the Available RDP Capacity Amount in reliance on unused capacity under immediately preceding clause (A)(1) plus (B) the Available RP Capacity Amount;

(v)                (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Parent Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of the Parent Borrower or any Restricted Subsidiary, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of the Parent Borrower and/or any Restricted Subsidiary or Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Restricted Debt that is permitted under Section 6.01;

(vi)              Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Parent Borrower elects to apply to this clause (vi)(A) plus (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (vi)(B) (plus, without duplication of amounts previously referred to in this clause (B), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed solely with Available Excluded Contribution Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(a)(iii) or 6.06(r));

(vii)            additional Restricted Debt Payments so long as, as measured at the time provided for in Section 1.04(e), (i) the Total Leverage Ratio would not exceed 4.00:1.00, calculated on a Pro Forma Basis and (ii) there shall exist no Event of Default under Section 7.01(a) or, with respect to the Parent Borrower, Sections 7.01(f) or (g) or shall result therefrom;

(viii)          Restricted Debt Payments in respect of Restricted Debt permitted to be assumed pursuant to Section 6.01(n), provided that any such Restricted Debt Payment shall be deemed an Investment and shall only be permitted to the extent there exists the ability to make such Investment pursuant to Section 6.06 at such time; and

(ix)              Restricted Debt Payments made on or substantially concurrently with the Amendment No. 1 Effective Date to repay amounts outstanding under the Second Lien Facility (and related fees and expenses).

Section 6.05.          [Reserved].

Section 6.06.          Investments. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Investment in any other Person except:

(a)                Investments in assets that are Cash or Cash Equivalents, or investments that were Cash or Cash Equivalents at the time made;

(b)                (i) Investments existing on the Closing Date in any subsidiary and any modification, replacement, renewal or extension thereof so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06 and (ii) Investments made after the Closing Date among Holdings, the Parent Borrower and/or one or more Restricted Subsidiaries or in any Person that will, upon such Investment, become a Restricted Subsidiary;

(c)                Investments (i) constituting deposits, prepayments and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Parent Borrower or any Restricted Subsidiary;

(d)                Investments in (i) any Unrestricted Subsidiary (including any Joint Venture that is an Unrestricted Subsidiary) in an aggregate outstanding amount not to exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (ii) any Similar Business (including any Joint Venture engaged in a Similar Business) in an aggregate outstanding amount not to exceed the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that if any

Investment pursuant to this clause (d)(ii) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (d);

(e)                (i) Permitted Acquisitions and (ii) Investments in Restricted Subsidiaries that are not Loan Parties in amounts required to permit such Restricted Subsidiaries to consummate Permitted Acquisitions;

(f)                 (i) Investments existing on, or contractually committed to or contemplated as of, the Amendment No. 8 Effective Date and, with respect to any such Investment in excess of $1,000,000, described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 6.06;

(g)                Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07 or any other disposition of assets not constituting a Disposition;

(h)                loans or advances to Permitted Payees to the extent permitted by Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) in an aggregate principal amount not to exceed the greater of $17,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period at any one time outstanding, (ii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to the Parent Borrower for the purchase of such Capital Stock or (iii) so long as no Cash or Cash Equivalents are advanced in connection with such loan or advance;

(i)                 Investments consisting of rebates and extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)                 Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (including guarantees thereof) (other than Indebtedness permitted under Sections 6.01(b) and (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a)(i) (if made in reliance on subclause (ii)(y) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) of the proviso thereto), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)                Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees, sublicensees, leasors, leasees, subleasors and subleasees;

(l)                 Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy, work-out, reorganization or recapitalization of any Person, (ii) in settlement or compromise of delinquent obligations of, or other disputes with or judgments against, customers, trade-creditors, suppliers, licensees and other account debtors arising in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor, supplier or licensee, (iii) in satisfaction of judgments against other Persons, (iv) as a result of foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (v) in settlement, compromise or resolution of litigation, arbitration or other disputes;

(m)              loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Parent Borrower and/or its subsidiaries)), the Parent Borrower and/or any subsidiary in the ordinary course of business;

(n)                Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)                (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Parent Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)                Investments made in connection with the Transactions and any Investments held by the Target or its Restricted Subsidiaries on the Closing Date and permitted to remain (or not prohibited from remaining) outstanding after the Closing Date pursuant to the terms of the Acquisition Agreement;

(q)                Investments made after the Closing Date by the Parent Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)               the greater of $255,000,000 and 75% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, plus

(ii)              the Available RP Capacity Amount plus the Available RDP Capacity Amount, plus

(iii)             in the event that (A) the Parent Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r)                 Investments made after the Closing Date by the Parent Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Parent Borrower elects to apply to this clause (r)(i) plus (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (r)(ii) (plus, without duplication of amounts referred to in this clause (ii), in an amount equal to the Net Proceeds from a Disposition of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Available Excluded Contribution

Amounts up to the amount of such Available Excluded Contribution Amount, less any application thereof under Sections 6.04(a)(iii) or 6.04(b)(iv));

(s)                 (i) Guarantees of leases or subleases (in each case other than Capital Leases) or of other obligations not constituting Indebtedness, (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Parent Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Hedge Agreements, solely to the extent such commodities related to the materials or products to be purchased by the Parent Borrower or any Restricted Subsidiary;

(t)                 (i) Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a) and (ii) Investments consisting of loans and advances to any Parent Company in connection with the reimbursement of expenses incurred on behalf of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)                Investments made by any Restricted Subsidiary that is not a Loan Party with the proceeds received by such Restricted Subsidiary from an Investment made by any Loan Party in such Restricted Subsidiary pursuant to this Section 6.06 (other than Investments made pursuant to clause (ii) of Section 6.06(e));

(v)                Investments in subsidiaries in connection with reorganizations and/or restructurings, including any Permitted Reorganization, and/or activities related to tax planning (including Investments in non-Cash or non-Cash Equivalents); provided that, after giving effect to any such reorganization, restructuring and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such reorganization, restructuring or tax planning activities no longer constituting Collateral) as a result of such reorganization, restructuring or tax planning activities;

(w)              Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x)                Investments made (i) in Joint Ventures, (ii) in connection with the creation, formation and/or acquisition of any Joint Venture or (iii) in any Restricted Subsidiary to enable such Restricted Subsidiary to create, form and/or acquire any Joint Venture, in an aggregate outstanding amount under this clause (x) not to exceed the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period; provided that if any Investment pursuant to this clause (x) is made in any Person that is not a Restricted Subsidiary at the date of making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b)(ii) above and shall cease to have been made under this clause (x);

(y)                Investments made in joint ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;

(z)                unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable Requirements of Law;

(aa)             Investments in Holdings, the Parent Borrower and/or any subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)            Investments made in connection with any nonqualified deferred compensation plan or arrangement for any Permitted Payee;

(cc)             any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary (but for the avoidance of doubt, after such subsidiary was designated as an Unrestricted Subsidiary) so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)            additional Investments so long as, as measured at the time provided for in Section 1.04(e), on a Pro Forma Basis, the Total Leverage Ratio does not exceed 4.25:1.00;

(ee)             Investments consisting of the licensing or contribution of IP Rights pursuant to joint marketing, collaborations or other similar arrangements with other Persons;

(ff)               Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Parent Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith (including Investments of funds held in accounts permitted or required by the arrangements governing such Receivables Facility or any related Indebtedness);

(gg)            the conversion to Qualified Capital Stock of any Indebtedness owed by the Parent Borrower or any Restricted Subsidiary and permitted by Section 6.01;

(hh)            Restricted Subsidiaries of the Parent Borrower may be established or created (including pursuant to a Delaware LLC Division) if the Parent Borrower and such Restricted Subsidiary comply with the requirements of Section 5.12, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition or other Investment permitted by this Section 6.06, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any acquisition or Investment consideration contributed to it contemporaneously with the closing of such transaction, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 5.12 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(ii)               contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent Borrower or any of its Restricted Subsidiaries;

(jj)               Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by the Parent Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Loan Parties;

(kk)            Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.06 and any other pledges or deposits permitted by Section 6.02;

(ll)               Term Loans repurchased by Holdings, the Parent Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement and, to the extent permitted (or not prohibited) by Section 6.04(b), loans repurchased by the Parent Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with the terms of any other Indebtedness;

(mm)        Guarantee obligations of the Parent Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Parent Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(nn)            purchases and acquisitions of inventory, supplies, materials, services, equipment or similar assets in the ordinary course of business;

(oo)            Investments pursuant to, in connection with, or made with the proceeds of any Excluded Property Transaction; and

(pp)            Permitted Bond Hedge Transactions.

Notwithstanding anything to the contrary herein, any Investment in the form of a transfer of title (or transfer of similar effect) of Material Intellectual Property by Loan Parties to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer of Material Intellectual Property in the form of any license or sublicense agreement in the ordinary course of business or entered into for legitimate business purposes (as determined by the Parent Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage or a certain territory or group of territories.

Section 6.07.          Fundamental Changes; Disposition of Assets. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution) (including, in each case, pursuant to a Delaware LLC Division), or make any Disposition outside of the ordinary course of business of assets having a fair market value in excess of (x) with respect to any single transaction or series of related transactions, the greater of $17,000,000 and 5% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period and (y) with respect to all other Dispositions not excluded pursuant to clause (x), in excess of the greater of $34,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period in any Fiscal Year, except:

(a)                any Borrower or Restricted Subsidiary may be merged, consolidated or amalgamated with or into (including pursuant to any successive mergers, consolidations or amalgamations of entities) any other Person (the continuing or surviving person after giving effect to such transaction or successive transactions, the “Surviving Person”); provided that (i) in the case of any such merger, consolidation or amalgamation by, with or into a Borrower, either (A) a Borrower (or, in the case of a merger, consolidation or amalgamation by, with or into the Parent Borrower, the Parent Borrower) shall be the Surviving Person or (B) if the Surviving Person is not a Borrower (or, in the case of a merger, consolidation or amalgamation by, with or into the Parent, is not the Parent Borrower), either (1) (x) the Surviving Person shall be an entity organized or existing under the law of the U.S., any state thereof or the District of Columbia, (y) the Surviving Person shall expressly assume the Obligations of such Borrower or the Parent Borrower, as applicable, in a manner reasonably satisfactory to the Administrative Agent (any Surviving Person that assumes the Obligations of the Parent Borrower, a “Successor Parent Borrower”, and any Surviving Person that assumes the Obligations of a Borrower other than the Parent Borrower, a “Successor Borrower”) and (z) except as the Administrative Agent may otherwise agree, each Subsidiary Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents or (2) in the case of a merger, consolidation or amalgamation of an Additional Borrower, such Additional Borrower resigns as a Borrower prior to or substantially concurrently with the consummation of such merger, consolidation or amalgamation; it being understood and agreed that if the foregoing conditions are satisfied, the Successor Borrower or Successor Parent Borrower, as applicable, will succeed to, and be substituted for, the applicable Borrower or the Parent Borrower, as the case may be, under this Agreement and the other Loan Documents and (ii) in the case of any such merger, consolidation or amalgamation with or into any Subsidiary Guarantor, either (x) a Borrower or a Subsidiary Guarantor shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the guarantee obligations of the Subsidiary Guarantor in a manner reasonably satisfactory to the Administrative Agent or (y) the relevant transaction shall be treated as an Investment and otherwise be made in compliance with Section 6.06;

(b)                Dispositions (including of Capital Stock) among the Parent Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by any Loan Party to any Person that is not a Loan Party shall be (i) for fair market value (as determined by such Person in good faith) or (ii) treated as an Investment and otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof);

(c)                (i) the liquidation or dissolution of any Restricted Subsidiary if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent Borrower, is not materially disadvantageous to the Lenders, and the Parent Borrower or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary; provided that in the case of any liquidation or dissolution of any Loan Party that results in a distribution of assets to any Restricted Subsidiary that is not a Loan Party, such distribution shall be treated as an Investment and shall otherwise be made in compliance with Section 6.06 (other than in reliance on clause (j) thereof); (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 6.07 (other than clause (a), clause (b) or this clause (c)) or (B) any Investment permitted under Section 6.06; and (iii) the Parent Borrower or any Restricted Subsidiary may be converted into another form of entity, in each case, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d)                (x) Dispositions of inventory or goods held for sale, equipment or other assets in the ordinary course of business (including on an intercompany basis) and (y) the leasing or subleasing of real property in the ordinary course of business;

(e)                Dispositions of surplus, obsolete, used or worn out property or other property that, in the good faith judgment of the Parent Borrower, is (A) no longer useful in its business (or in the business of any Restricted Subsidiary of the Parent Borrower) or (B) otherwise economically impracticable or not commercially reasonable to maintain;

(f)                 Dispositions of Cash and/or Cash Equivalents or other assets that were Cash and/or Cash Equivalents when the relevant original Investment was made;

(g)                Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (or are made in order to effectuate) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), Permitted Liens, Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) and Sale and Lease-Back Transactions permitted by Section 6.08;

(h)                Dispositions for fair market value; provided that with respect to (1) any single Disposition transaction with respect to assets having a fair market value in excess of the greater of $34,000,000 and 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period or (2) any other Disposition transactions with respect to assets having a fair market value in excess of the greater of $51,000,000 and 15% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, for all such transactions on an aggregate basis in any Fiscal Year, at least 75% of the consideration for such Disposition, shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or any Restricted Subsidiary) of the Parent Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent Borrower) that are (i) assumed by the transferee of any such assets and for which the Parent Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with such Disposition, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (x) any Securities or other obligations or assets received by the Parent Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (y) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y) and clause (C)(z) of the proviso to Section 6.08 that is at that time outstanding, not in excess of the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash); provided, further, that the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)                 to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly (or within 180 days) applied to the purchase price of such replacement property;

(j)                 Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)                Dispositions of notes receivable or accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof, or as part of any bankruptcy or similar proceeding;

(l)                 Dispositions and/or terminations of, or constituting, leases, subleases, licenses, sublicenses or cross-licenses (including the provision of software under any open source license), the Dispositions or terminations of which (i) do not materially interfere with the business of the Parent Borrower and its Restricted Subsidiaries, (ii) relate to closed facilities or the discontinuation of any product line or (iii) are made in the ordinary course of business;

(m)              (i) any termination of any lease, sublease, license or sub-license in the ordinary course of business (and any related Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)                Dispositions of property subject to foreclosure, expropriation, forced disposition, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)                Dispositions or consignments of equipment, inventory or other assets (including leasehold or licensed interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(p)                the Transactions and any Dispositions in connection with the Transactions;

(q)                Dispositions of non-core assets and sales of Real Estate Assets, in each case acquired in any acquisition or other Investment permitted hereunder, (x) which Disposition or sale is required to obtain the approval of any anti-trust authority or (y) which, within 120 days of the date of such acquisition or Investment, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r)                 exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as any such exchange or swap is made for fair value (as determined by the Parent Borrower in good faith) for like property or assets or property, assets or services of greater value or usefulness to the business of the Parent Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Parent Borrower; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the property received does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the property or assets so exchanged or swapped;

(s)                 Dispositions of assets that do not constitute Collateral having a fair market value of not more than, in any Fiscal Year, the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(t)                 (i) licensing and cross-licensing (including sub-licensing) arrangements involving any technology, intellectual property or IP Rights of the Parent Borrower or any Restricted Subsidiary in the ordinary course of business, (ii) Dispositions, abandonments, cancellations or lapses of IP Rights or issuances or registrations, or applications for issuances or registrations, of IP Rights, which, in the good faith determination of the Parent Borrower, are not material to the conduct of the business of the Parent Borrower or its Restricted Subsidiaries, or are no longer economical to maintain in light of its use and (iii) Dispositions of any technology, intellectual property or other IP Rights of the Parent Borrower or any Restricted Subsidiary involving their customers in the ordinary course of business;

(u)                terminations or unwinds of Derivative Transactions;

(v)                Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)              Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, the Parent Borrower and/or any Restricted Subsidiary;

(x)                Dispositions made to comply with any order or other directive of any Governmental Authority or any applicable Requirement of Law;

(y)                any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z)                Dispositions constituting any part of a Permitted Reorganization;

(aa)             any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(bb)            other Dispositions involving assets having a fair market value of not more than, in any Fiscal Year, the greater of $85,000,000 and 25% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, which amounts if not used in any Fiscal Year may be carried forward to the immediately succeeding Fiscal Year (with such carried over amount deemed first applied in such succeeding Fiscal Year) or carried back to the immediately preceding Fiscal Year;

(cc)             Dispositions contemplated on the Amendment No. 8 Effective Date and, with respect to each such Disposition of assets having a fair market value in excess of $1,000,000 described on Schedule 6.07 hereto;

(dd)            Dispositions or discounts of accounts receivable, or participations therein, or other rights to payment and related assets in connection with any Receivables Facility;

(ee)             the Parent Borrower and the Restricted Subsidiaries may issue, sell or dispose of Capital Stock to directors, officers, managers or employees for purposes of (i) satisfying requirements with respect to directors’ qualifying shares and shares issued to foreign nationals, in each case as required by applicable Requirements of Law and (ii) satisfying applicable Requirements of Law with respect to Liquor License Subsidiaries;

(ff)               the Parent Borrower and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Parent Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Parent Borrower made in the ordinary course of business;

(gg)            Dispositions in connection with any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction or any Packaged Right;

(hh)            any merger, consolidation, liquidation, wind-up or dissolution by one or more Restricted Subsidiaries in order to effectuate an Excluded Property Transaction or any Sale and Lease-Back Transaction permitted hereunder;

(ii)               the sale, lease, transfer or other Disposition of any Excluded Property by the Parent Borrower or any Restricted Subsidiaries;

(jj)               Dispositions of Bowling Equipment pursuant to the Carlyle Sale/Leaseback Documents and the Carlyle Sale/Leaseback 2014 Documents by the Parent Borrower or any Restricted Subsidiaries;

(kk)            [reserved];

(ll)               one or more Foreign Asset Dispositions;

(mm)        Disposition of Site #288 known as Starlite Lanes and of any EAP (as defined in the Carlyle Sale/Leaseback Documents and the Carlyle Sale/Leaseback 2014 Documents);

(nn)            (i) Dispositions in the ordinary course of business of Bowling Equipment, bowling products and other equipment used in the operation or maintenance of bowling centers and related accessories to Foreign Subsidiaries of the Parent Borrower for use in bowling centers operated by such Foreign Subsidiaries and (ii) Dispositions of bowling products to Foreign Subsidiaries for resale by such Foreign Subsidiaries, in each case at a price at least equal to the cost to the Parent Borrower or selling subsidiary of such Bowling Equipment, bowling products, equipment used in the operation or maintenance of bowling centers or related accessories; and

(oo)            (i) Disposition, licenses or other transfers of patents and other IP Rights, together with the goodwill associated therewith, related solely to bowling products and the amusement products business, (ii) the granting of a royalty-free perpetual license to use certain “AMF” trademarks only in the field of bowling and amusement products, equipment and systems and certain services related to the foregoing and (iii) the granting of a license concerning the Pinspash trademark.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents (which Liens shall be automatically released upon the consummation of such Disposition) and the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Parent Borrower or otherwise deemed appropriate in order to effect the foregoing.

Notwithstanding anything to the contrary herein, any Disposition in the form of a transfer of title (or transfer of similar effect) of Material Intellectual Property by Loan Parties to Unrestricted Subsidiaries shall not be permitted; provided that notwithstanding the foregoing, for the avoidance of doubt, the above references to a transfer of title (or transfer of similar effect) with respect to Material Intellectual Property shall not be deemed or interpreted to include a transfer of Material Intellectual Property in the form of any license or sublicense agreement in the ordinary course of business or entered into for legitimate business purposes (as determined by the Parent Borrower in good faith) that is only exclusive with respect to a particular type or field (or types or fields) of usage or a certain territory or group of territories.

Section 6.08.          Sale and Lease-Back Transactions. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Parent Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Parent Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by the Parent Borrower or such Restricted Subsidiary to any Person (other than the Parent Borrower or any of its Restricted Subsidiaries) in connection with such lease (such a transaction described herein, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as either (A) (i) the resulting Indebtedness, if any, is permitted by Section 6.01(m) or Section 6.01(z) or (ii) if the resulting lease obligation is not Indebtedness, the Total Leverage Ratio at the time of entry into such lease does not exceed the ratio referenced in the Incremental Cap for unsecured Indebtedness or such lease obligation could be incurred pursuant to Section 6.01(m) if it were Indebtedness, (B) such Sale and Leaseback Transaction (i) was in existence on the Amendment No. 8 Effective Date or (ii) is a Carlyle Sale/Leaseback, Carlyle Sale/Leaseback 2014 or Excluded Property Sale/Leaseback Transaction or (C) (1) such Sale and Lease-Back Transaction is made in exchange for cash consideration (provided that for purposes of the foregoing cash consideration requirement, (v) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to the Parent Borrower or any Restricted Subsidiary) of the Parent Borrower or any Restricted Subsidiary (as shown on such Person’s most recent balance sheet (or in the notes thereto), or, if the incurrence of such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined in good faith by the Parent Borrower) that are (i) assumed by the transferee of any such assets and for which the Parent Borrower and/or its applicable Restricted Subsidiary have been validly released by all relevant creditors in writing or (ii) otherwise cancelled or terminated in connection with the relevant Sale and Lease Back Transaction, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities or other obligations or assets received by the Parent Borrower or any Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by such Person into Cash or Cash Equivalents, or by their terms are required to be satisfied for Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Lease Back Transaction having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and clause (y) of the proviso to Section 6.07(h) that is at that time outstanding, not in excess of the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in each case shall be deemed to be Cash), (2) the Parent Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (C) shall not exceed the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period.

Section 6.09.          [Reserved].

Section 6.10.          [Reserved].

Section 6.11.          [Reserved].

Section 6.12.          Amendments of or Waivers with Respect to Restricted Debt. The Parent Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise modify the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if the effect of such amendment or modification, together with all other amendments or modifications made, is materially adverse to the interests of the Lenders (in their capacities as such); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under this Agreement in respect thereof.

Section 6.13.          [Reserved].

Section 6.14.          Permitted Activities of Holdings. Holdings shall not:

(a)                incur any Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings under the Loan Documents and any Second Lien Facility or otherwise in connection with the Transactions, (ii) Guarantees of Indebtedness or other obligations of the Parent Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted hereunder, (iii) Indebtedness owed to the Parent Borrower or any Restricted Subsidiary otherwise permitted hereunder and (iv) any Indebtedness or other obligations arising in respect of its Guarantee of the Carlyle Sale/Leaseback, Carlyle Sale/Leaseback 2014 and any Excluded Property Transaction;

(b)                create or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents and, subject to the Intercreditor Agreement, the collateral documents relating to any Second Lien Facility, in each case, to which it is a party, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of Indebtedness for borrowed money not referred to in clause (a)(i) of this Section 6.14); or

(c)                engage in any material business activity or own any material assets other than (i) holding the Capital Stock of the Parent Borrower and, indirectly, any other subsidiary of the Parent Borrower (and/or any Joint Venture of any thereof); (ii) performing its obligations under the Loan Documents and any Second Lien Facility and other Indebtedness, Liens (including the granting of Liens) and Guarantees permitted hereunder; (iii) issuing its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Capital Stock permitted hereunder); (iv) filing Tax reports and paying Taxes, including Tax distributions made pursuant to Section 6.04(a)(xv) and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Authorities and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (vii) effecting any public offering of its Capital Stock; (viii) holding (A) Cash, Cash Equivalents and other assets received in connection with permitted distributions or dividends received from, or permitted Investments or permitted Dispositions made by, any of its subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 6.01; (ix) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (x) participating in tax, accounting and other administrative matters; (xi) making payments of the type permitted under Section 5.19(f) and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 8 Transactions or otherwise not prohibited under this Agreement; (xii) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); (xiii) financing activities, including the issuance of Securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Parent Borrower and its other Subsidiaries to the extent permitted hereunder; (xiv) repurchases of Indebtedness through open market purchases and/or Dutch Auctions permitted hereunder; (xv) activities incidental to Permitted Acquisitions or similar Investments consummated by the Parent Borrower and/or any Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such

Permitted Acquisitions or similar Investments; (xvi) consummating the Holdings Reorganization Transaction or any Permitted Reorganization; (xvii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes related to such maintenance), (xviii) activities incidental or reasonably related to any of the foregoing and (xvii) any transaction expressly permitted pursuant to clauses (a), (b) and/or (d) of this Section 6.14; or

(d)                consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Event of Default exists or would result therefrom, (A) Holdings may consolidate or amalgamate with, or merge with or into, any other Person (other than the Parent Borrower and any of its subsidiaries) so long as (i) Holdings is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings, (x) the successor Person expressly assumes all obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (y) the Parent Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (x) of this clause (A)(ii) and (B) Holdings may (1) consummate the Holdings Reorganization Transaction and/or (2) otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than the Parent Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Parent Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (x) set forth in this clause (B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement, (2) it is understood and agreed that Holdings may convert into another form of entity so long as such conversion does not adversely affect the value of the Collateral pledged by Holdings, taken as a whole and (3) notwithstanding anything to the contrary in this Section 6.14, nothing herein shall preclude Holdings from consummating any Permitted Reorganization.

Section 6.15.          Financial Covenant.

(a)                First Lien Leverage Ratio. On the last day of any Test Period ending on or after the Amendment No. 8 Effective Date on which the Revolving Facility Test Condition is then satisfied, the Parent Borrower shall not permit the First Lien Leverage Ratio to be greater than 6.00:1.00.

(b)                Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), if the Parent Borrower reasonably expects to fail (or has failed) to comply with Section 6.15(a) above for any Fiscal Quarter, the Parent Borrower shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue equity (which shall be common equity, Qualified Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock (the “Cure Amount”), and thereupon the Parent Borrower’s compliance with Section 6.15(a) shall be recalculated giving effect to the following pro forma adjustment: Consolidated Adjusted EBITDA shall be increased (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”), solely for the purpose of determining compliance with Section 6.15(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter, by an amount equal to the Cure Amount. If, after giving effect to the foregoing recalculation (but not, for the avoidance of doubt, except as expressly set forth below, taking into account any immediate repayment of Indebtedness in connection therewith), the requirements of Section 6.15(a) would be satisfied, then the requirements of Section 6.15(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.15(a) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of complying with Section 6.15(a) (or to be in pro forma compliance with any financial covenant with respect to any other Indebtedness that is being cured), (iv) upon the Administrative Agent’s receipt of a written notice from the Parent Borrower that the Parent Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments or any Additional Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents, in each case solely on the basis of the relevant Event of Default under Section 6.15(a), (v) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness (by netting or otherwise), except to the extent that the proceeds of such Cure Amount are actually applied to repay Indebtedness, such reduction may be credited in any subsequent Fiscal Quarter) for the purpose of determining compliance with Section 6.15(a) and (B) disregarded for all other purposes, including the purpose of determining whether any financial ratio-based condition has been satisfied, the Applicable Rate or the Commitment Fee Rate or the availability of any carve-out set forth in Article 6 of this Agreement and (vi) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit hereunder if an Event of Default under Section 6.15(a) exists during the 10 Business Day period during which the Parent Borrower may exercise a Cure Right above unless and until the Cure Amount is actually received.

Article 7            EVENTS OF DEFAULT

Section 7.01.          Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)                Failure To Make Payments When Due. Failure by a Borrower to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, any fee or other non-principal amount due hereunder within five Business Days after the date due.

(b)                Default in Other Agreements. (i) Failure by a Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the applicable notice period and grace period, if any, provided therefor; or (ii) breach or default by a Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the applicable notice period and grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (x) with respect to any breach or default referred to in clause (ii) above with respect to a financial covenant in any such Indebtedness, such breach or default shall only constitute an Event of Default hereunder if such breach or default has resulted in the acceleration of such Indebtedness and the termination of commitments thereunder and (y) any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7; or

(c)                Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e)(i) (provided that (x) the delivery of a notice of Default or Event of Default at any time or (y) the curing or waiver of the underlying Default or Event of Default with respect to which notice is required to be given will, in each case, automatically cure any Default and/or Event of Default arising from the failure to timely deliver such notice of Default or Event of Default, as applicable (unless, in each case, a Responsible Officer of the Parent Borrower had actual knowledge of the Default or Event of Default with respect to which such notice was required and intentionally withheld such notice prior to such delivery, cure or waiver)), Section 5.02 (as it applies to the preservation of the existence of the Parent Borrower), or Article 6 (other than Section 6.14); provided that, notwithstanding this clause (c), no breach or default by any Loan Party under Section 6.15(a) will constitute an Event of Default with respect to any Term Loans unless and until the Required Revolving Lenders have accelerated the Revolving Loans and any Additional Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility and have not rescinded such demand or acceleration (the “Financial Covenant Standstill”); it being understood and agreed that any breach of Section 6.15(a) (or any other financial covenant) is subject to cure as provided in Section 6.15(b), and no Event of Default shall arise under Section 6.15(a) until the 10th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; or

(d)                Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document or in any certificate required to be delivered in connection herewith or therewith (including, for the avoidance of doubt, any Perfection Certificate) (limited, on the Closing Date, solely to the Specified Representations and representations referred to in any officer’s certificate delivered on the Closing Date that specifically refers to this Section 7.01(d)), shall be untrue in any material respect as of the date made or deemed made and such untrue representation, warranty or certification shall remain untrue for a period of 30 days after notice from the Administrative Agent to the Parent Borrower (which notice shall only be given at the direction of the Required Lenders); or

(e)                Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or in any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days (or, in the case of a Default by any Loan Party under Section 6.14, 10 Business Days), in each case after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(f)                 Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, a Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) (any such Person, a “Specified Person”) in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or dismissed; or any other similar relief shall be granted under any applicable federal, state or local law, which relief is not stayed or dismissed; or (ii) the commencement of an involuntary case against any Specified Person under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Specified Person, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of any Specified Person for all or a substantial part of its property, which remains, in any case under this clause (f), undismissed, unvacated, unbonded and unstayed pending appeal for 60 consecutive days; or

(g)                Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against any Specified Person of an order for relief, the commencement by any Specified Person of a voluntary case under any Debtor Relief Law, or the consent by any Specified Person to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by any Specified Person to the appointment of or taking possession by a receiver, receiver and manager, trustee or other custodian for all or a substantial part of its property; (ii) the making by any Specified Person of a general assignment for the benefit of creditors; or (iii) the admission by any Specified Person in writing of their inability to pay their respective debts as such debts become due; or

(h)                Judgments and Attachments. The entry of one or more final money judgments, writs or warrants of attachment or similar process against a Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not adequately covered by indemnity from a third party as to which the indemnifying party has been notified and not denied its indemnification obligations, self-insurance (if applicable) or insurance as to which the relevant third party insurance company has been notified and not denied coverage), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded and unstayed pending appeal for a period of 60 consecutive days; or

(i)                 Employee Benefit Plans. The occurrence of one or more ERISA Events, which individually or in the aggregate result in liability of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)                 Change of Control. The occurrence of a Change of Control; or

(k)                Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof (i) any material Loan Guaranty for any reason ceasing to be in full force and effect (other than in accordance with its terms or as a result of the occurrence of the Termination Date) or being declared by a court of competent jurisdiction to be null and void or the repudiation in writing by any Loan Party of its obligations thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document or any Lien on a material portion of the Collateral ceasing to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or being declared by a court of competent jurisdiction to be null and void or (iii) other than in any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released, the contesting by any Loan Party of the validity or enforceability of any material provision of any Loan Document (or any Lien on a material portion of the Collateral purported to be created by the Collateral Documents) in writing or denial by any Loan Party in writing that it has any further liability (other than by reason of the occurrence of the Termination Date or any other termination of any other Loan Document in accordance with the terms thereof), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that any such loss of perfection or priority resulting from the Administrative Agent no longer having control of Collateral or possession of Collateral actually delivered to it or from Uniform Commercial Code filings having lapsed because a Uniform Commercial Code continuation statement was not timely filed, in each case shall not result in an Event of Default under this clause (k); or

(l)                 Subordination. The Obligations ceasing or the assertion in writing by any Loan Party that the Obligations cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Junior Indebtedness in excess of the Threshold Amount (in each case, to the extent required by such subordination provision) or any such subordination provision being invalidated by a court of competent jurisdiction or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such Event of Default (other than (x) an Event of Default with respect to the Parent Borrower described in clause (f) or (g) of this Article or (y) any Event of Default arising under Section 6.15(a)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take any of the following actions, at the same or different times: (i) terminate the Revolving Credit Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require that the applicable Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an Event of Default with respect to the Parent Borrower described in clause (f) or (g) of this Article, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the obligation of the applicable Borrowers to Cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.15(a), after giving effect to the proviso to Section 7.01(c), (X) solely upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Parent Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the applicable Borrowers accrued hereunder in respect of the Revolving Loans, shall become due and payable immediately, without presentment, demand, protest or other notice in respect thereof of any kind, all of which are hereby waived by the Borrowers and (3) require that the applicable Borrowers deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant face amount) of the then outstanding LC Exposure (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement and any other applicable intercreditor agreement, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Notwithstanding anything in this Article 7 to the contrary, (i) no exercise of remedies under the Loan Documents or at law or equity may occur with respect to any action taken, and publicly reported or reported to the Administrative Agent or the Lenders, more than two years prior to such exercise of remedies; provided that this clause (i) shall not be applicable with respect to an Event of Default if (x) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (y) a Responsible Officer of the Parent Borrower had actual knowledge of such Event of Default and intentionally withheld delivering a notice of such Event of Default in accordance with Section 5.01(e)), and (ii) each Lender and the Administrative Agent hereby acknowledges and agrees that the Parent Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Article 8            THE ADMINISTRATIVE AGENT

Section 8.01.          General.

Each of the Lenders and the Issuing Banks, on behalf of itself and its applicable Affiliates and in their respective capacities as such and as Secured Parties in respect of any Secured Hedging Obligations or Banking Services Obligations, as applicable, hereby irrevocably appoints JPM (or any successor appointed pursuant hereto) as Administrative Agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents or any other documents with respect to the rights of the Secured Parties and the Collateral as contemplated by this Agreement and the Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (as collateral agent) to act as the agent of (and to hold any security interest created by the Loan Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Lenders agree that any such actions by the Administrative Agent shall bind such Secured Party.

Any Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, unless the context otherwise requires or unless such Person is in fact not a Lender, include each Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any subsidiary of any Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default exists, and the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law; it being understood that such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers that are expressly contemplated by the Loan Documents and which the Administrative Agent is required to exercise in writing as directed by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Parent Borrower or any of its Restricted Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders or any other Secured Party for any action taken or not taken by it with the consent or at the request of the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the relevant circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Parent Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any covenant, agreement or other term or condition set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien on the Collateral or the existence, value or sufficiency of the Collateral, (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vii) any property, book or record of any Loan Party or any Affiliate thereof, provided, further that, the foregoing paragraph is solely for the benefit of the Administrative Agent and not any Lender.

Each Lender agrees that, except with the written consent of the Administrative Agent, it will not take any enforcement action hereunder or under any other Loan Document, accelerate the Obligations under any Loan Document, or exercise any right that it might otherwise have under applicable law or otherwise to credit bid at any foreclosure sale, UCC sale, any sale under Section 363 of the Bankruptcy

Code or other similar Dispositions of Collateral. Notwithstanding the foregoing, however, except as otherwise expressly limited herein, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of a proof of claim in a case under the Bankruptcy Code.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Parent Borrower, the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Banking Services Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties, to take any of the following actions upon the instruction of the Required Lenders:

(a)                consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including Section 363 thereof;

(b)                credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code (or other applicable Debtor Relief Law), including under Section 363 thereof;

(c)                credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC (or other applicable Debtor Relief Law), including pursuant to Sections 9-610 or 9-620 of the UCC;

(d)                credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e)                estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any new amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis. For the avoidance of doubt, nothing in this Article 8 shall limit any rights of Holdings or its Subsidiaries under Section 363(k) of the Bankruptcy Code (or the corresponding provisions of any other applicable Debtor Relief Law).

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized by the Secured Parties, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

In addition, in case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Secured Party agrees that the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure is then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the

Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts to the extent due to the Lenders and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amount due to the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time by giving thirty days’ written notice to the Lenders, the Issuing Banks and the Parent Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Parent Borrower may, upon thirty days’ notice, remove the Administrative Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall have the right, with the consent of the Parent Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be a commercial bank or trust company or other Person reasonably acceptable to the

Parent Borrower with offices in the U.S.; provided that during the existence and continuation of an Event of Default under Section 7.01(a) or, with respect to the Parent Borrower, Section 7.01(f) or (g), no consent of the Parent Borrower shall be required. If no successor shall have been appointed as provided above and accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation or the Administrative Agent receives notice of removal, then (a) in the case of a retirement, the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including, for the avoidance of doubt, consent of the Parent Borrower) or (b) in the case of a removal, the Parent Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the Administrative Agent notifies the Parent Borrower, the Lenders and the Issuing Banks that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Parent Borrower notifies the Required Lenders that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent in its capacity as collateral agent for the Secured Parties for perfection purposes, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations required to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly (and each Lender and each Issuing Bank will cooperate with the Parent Borrower to enable the Parent Borrower to take such actions), until such time as the Required Lenders or the Parent Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article 8. Upon the acceptance of its appointment as Administrative Agent hereunder as a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its obligations under Section 9.13 hereof). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor Administrative Agent. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any action taken or omitted to be taken by any of them while the relevant Person was acting as Administrative Agent (including for this purpose holding any collateral security following the retirement or removal of the Administrative Agent). Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent.

Any resignation or removal of the Administrative Agent hereunder shall also constitute its resignation as Issuing Bank and the Swingline Lender effective as of the date of effectiveness of its resignation or removal as Administrative Agent as provided above; it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amounts have been drawn at such time).  In the event of any such resignation as an Issuing Bank or the Swingline Lender, the Parent Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor Issuing Bank or Swingline Lender hereunder. Upon the acceptance of any appointment as Issuing Bank or Swingline Lender hereunder by a successor Issuing Bank or Swingline Lender, as applicable, such successor Issuing Bank or Swingline Lender, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Issuing Bank or Swingline Lender, as applicable, and the resigning Issuing Bank and Swingline Lender, as applicable, shall be discharged from its duties and obligations in such capacity hereunder.  In the event the  Swingline Lender resigns, the applicable Borrowers shall promptly repay all outstanding Swingline Loans on the effective date of such resignation (which repayment may be effectuated with the proceeds of a Borrowing).

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of the Administrative Agent or any of its Related Parties.

Notwithstanding anything to the contrary herein, the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, except in their respective capacities, as applicable, as the Administrative Agent, an Issuing Bank or a Lender hereunder.

Each Secured Party irrevocably authorizes and instructs the Administrative Agent to, and the Administrative Agent shall:

(a)                release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) that does not constitute (or ceases to constitute) Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents, (v) as required under clause (d) below or (vi) if approved, authorized or ratified in writing by the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the relevant circumstances as provided in Section 9.02) in accordance with Section 9.02;

(b)                without limiting Section 9.22, release any Subsidiary Guarantor from its obligations under the Loan Guaranty (i) if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions or any event or other circumstance permitted hereunder); provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Parent Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Parent Borrower’s equity interest therein as estimated by the Parent Borrower in good faith and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time and/or (ii) upon the occurrence of the Termination Date;

(c)                subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(c), 6.02(d), 6.02(e), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o), 6.02(q), 6.02(r), 6.02(u), 6.02(v)(ii), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd), 6.02(ee), 6.02(ff), 6.02(gg), 6.02(hh), 6.02(ii), 6.02(ll), 6.02(tt) and 6.02(uu) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); and

(d)                enter into subordination, intercreditor, collateral trust and/or similar agreements (and any amendments thereof) with respect to Indebtedness (including any Acceptable Intercreditor Agreement and any amendment thereto) that is (i) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Obligations and/or (ii) secured by Liens, and which Indebtedness contemplates an intercreditor, subordination, collateral trust or similar agreement.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8. In each case as specified in this Article 8, the Administrative Agent will (and each Lender and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8. The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.02 and Section 9.22 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon request.

The Administrative Agent is authorized to enter into the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder or pari passu with the Liens securing the Obligations and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement (any such other intercreditor, subordination, collateral trust and/or similar agreement, an “Additional Agreement”) and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness, and each Secured Party acknowledges that the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and any Additional Agreement is binding upon them. Each Secured Party hereby (a) acknowledges that it has received a copy of the Intercreditor Agreement and consents to the subordination of the Liens on the Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by, and will not take any action contrary to, the provisions of the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any Additional Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement or any Additional Agreement (including any Acceptable Intercreditor Agreement) and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement, any Acceptable Intercreditor Agreement and/or any other Additional Agreement.

To the extent that the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers in accordance with the terms of this Agreement, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective Applicable Percentages (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.02.          Payment.

(a)                Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.02(a) shall be conclusive, absent manifest error.

(b)                Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)                The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that nothing in this Section 8.02 shall be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such erroneous Payment not been made; provided, further, that this clause (c) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of the Parent Borrower or any other Loan Party for the purpose of making such erroneous Payment.

(d)                Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Article 9            MISCELLANEOUS

Section 9.01.          Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)                 if to any Loan Party, to such Loan Party in the care of Holdings at:

Bowlero Corp.

222 West 44th Street

New York, New York 10036

Telephone: + 1 212 777-2622

Attention: ~~Brett I. Parker~~Robert Lavan

Email: ~~bparker~~BLavan@bowlerocorp.com

(ii)               if to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, Delaware 19713

Attention: Loan & Agency Services Group-Brandy Kilroy

Telephone: +1 302-634-9596

Fax: +1 302 634-3301

Email: brandy.kilroy@chase.com

with a copy to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd.

NCC5 / 1st Floor

Newark, Delaware 19713

Attention: Loan & Agency Services Group-William

Telephone: +1 302 634-1964

Fax: +1 302 634-3301

Email: william.tanzilli@chase.com

(iii)             if to any Lender, to it at its address, facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)                Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Parent Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Parent Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, the Swingline Lender, each Issuing Bank and each Lender.

Section 9.02.          Waivers; Amendments.

(a)                No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same is permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or the issuance of any Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)     except with the consent of each Lender directly and adversely affected thereby (but without requiring the consent of the Required Lenders), no such agreement shall;

(1)                increase the Commitment or Additional Commitment of such Lender (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Additional Lender); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional Commitment of such Lender;

(2)                reduce or forgive the principal amount of any Loan owed to such Lender or any amount due to such Lender on any Loan Installment Date (other than, in each case, any waiver of, or consent to or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction or forgiveness of any principal amount due hereunder);

(3)                (x) extend the scheduled final maturity of any Loan or (y) postpone any Loan Installment Date, any Interest Payment Date or the date of any scheduled payment of any fee, in each case payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent) (other than, in each case, any waiver of, or consent or departure from, any Default or Event of Default or any mandatory prepayment; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of any mandatory prepayment (including any component definition thereof) shall constitute such an extension or postponement);

(4)                reduce the rate of interest (other than to waive any Default or Event of Default or obligation of the Borrowers to pay interest at the default rate of interest under Section 2.13(d), which shall only require the consent of the Required Lenders) or the amount of any fee owed to such Lender; it being understood that no change in (i) the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) or (ii) the MFN Provision shall constitute a reduction in any rate of interest or fee hereunder;

(5)                extend the expiry date of such Lender’s Commitment or Additional Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an extension of any Commitment or Additional Commitment of any Lender; and

(6)                waive, amend or modify the provisions of Section 2.18(b) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby (except in connection with any transaction permitted under Sections 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02);

(B)     no such agreement shall:

(1)                change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)                release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof or pursuant to any Acceptable Intercreditor Agreement), without the prior written consent of each Lender; or

(3)                release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8 or Section 9.22 hereof), without the prior written consent of each Lender;

(C)     solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.15 (or the definition of “First Lien Leverage Ratio” or any component definition of any of the foregoing, in each case, as any such definition is used solely for purposes of Section 6.15) or waive any Default or Event of Default in respect of Section 6.15 (other than as permitted under clause (y)), (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to any Revolving Loan and/or Additional Revolving Loan and/or (z) waive any Default or Event of Default that results from any representation made or deemed made by any Loan Party in any Loan Document in connection with any Credit Extension under the Revolving Facility being untrue in any material respect as of the date made or deemed made;

(D)     solely with the consent of the relevant Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or (y) decrease the Letter of Credit Sublimit;

(E)      solely with the consent of the Parent Borrower and applicable Class or Classes of Revolving Lenders and/or, if applicable, Issuing Banks, subject to the provisions of Section 1.11, this Agreement may be amended or otherwise modified to permit the availability of Revolving Loans and/or Letters of Credit denominated in a currency other than Dollars and to make technical changes to this Agreement and any other Loan Document to accommodate the inclusion of any such new currency; and

(F)      the consent of each Lender directly and adversely affected thereby shall be required for the subordination of Liens with respect to all or substantially all of the value of the Collateral securing the Facilities (other than in connection with permitted asset sales, Dispositions, sale leasebacks, capital leases, mergers, liquidations, dissolutions or as otherwise permitted under this Agreement and other than in connection with any debtor-in-possession (or equivalent or similar) financing or use of Collateral in an insolvency proceeding or any other proceeding under any Debtor Relief Laws, or as permitted under any Acceptable Intercreditor Agreement) to any Lien securing other Material Indebtedness or subordinating the Facilities in right of payment to any other Material Indebtedness (other than in connection with permitted asset sales, Dispositions, sale leasebacks, capital leases, mergers, liquidations, dissolutions or as otherwise permitted under this Agreement and other than in connection with any debtor-in-possession (or equivalent or similar) financing or use of Collateral in an insolvency proceeding or any other proceeding under any Debtor Relief Laws, or as permitted under any Acceptable Intercreditor Agreement), in each case unless such adversely affected Lender is offered the opportunity to participate on no less than a pro rata basis in such other Indebtedness (considering, at the election of the Parent Borrower, the holders of any other then-existing Indebtedness participating in such new facility);

provided, further, that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be and (y) amend or modify the provisions of Section 2.05 (as it applies to any Issuing Bank) or any letter of credit application or any bilateral agreement between the Parent Borrower and any Issuing Bank regarding the respective rights and obligations between the Parent Borrower and such Issuing Bank in connection with the issuance (or deemed issuance) of Letters of Credit hereunder, without the prior written consent of, with respect to Section 2.05, the Administrative Agent, the Parent Borrower and such Issuing Bank, or otherwise, the Parent Borrower and such Issuing Bank . The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05,

Commitment reductions or terminations pursuant to Section 2.09, incurrences of Additional Commitments or Additional Loans pursuant to Sections 2.22, 2.23 or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment, Additional Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)). Notwithstanding the foregoing, but without limiting the provisions of Section 2.22(g), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c)                Notwithstanding the foregoing, this Agreement may be amended:

(i)                 with the written consent of the Parent Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Amendment No. 8 Term Loans or any then-existing Additional Term Loans under any applicable Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that

(A)     the aggregate principal amount of any Replacement Term Loans shall not exceed the aggregate principal amount of the Replaced Term Loans (plus (1) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (2) the amount of accrued interest, penalties and premium (including any tender premium) thereon, any committed but undrawn amount and underwriting discounts, fees (including upfront fees, original issue discount or initial yield payments), commissions and expenses associated therewith),

(B)     any Replacement Term Loans (other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Replaced Term Loans at the time of the relevant refinancing, provided, that the foregoing limitation shall not apply to Replacement Term Loans having an aggregate principal amount outstanding not exceeding the greater of $170,000,000 and 50% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (as selected by the Parent Borrower),

(C)     any Replacement Term Loans may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Initial Term Loans or Additional Term Loans (provided that if pari passu or junior as to payment or

Collateral, such Replacement Term Loans shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Parent Borrower, documented in a separate agreement or agreements), or be unsecured,

(D)     if any Replacement Term Loans are secured, such Replacement Term Loans may not be secured by any assets other than the Collateral,

(E)      if any Replacement Term Loans are guaranteed, such Replacement Term Loans may not be guaranteed by any Person other than one or more Loan Parties,

(F)      any Replacement Term Loans that are pari passu with the Amendment No. 8 Term Loans in right of payment and security may participate (A) in any voluntary prepayment of Term Loans as set forth in Section 2.11(a)(i) and (B) in any mandatory prepayment of Term Loans as set forth in Section 2.11(b)(vi),

(G)     any Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms and, subject to preceding clause (B), an amortization schedule, as the applicable Borrowers and the lenders providing such Replacement Term Loans may agree,

(H)     [reserved],

(I)        the covenants and events of default of any Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Parent Borrower in good faith) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Term Loans (in each case, as of the date of incurrence of such Replacement Term Loans)), (ii) then-current market terms (as determined by the Parent Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Term Loans that are more favorable to the lenders or the agent of such Replacement Term Loans than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall thereafter be deemed satisfactory to the Administrative Agent), and

(ii)               with the written consent of the Parent Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment or any Additional Revolving Credit Commitment under the applicable Class (any such Revolving Credit Commitment or Additional Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)     the aggregate principal amount of any Replacement Revolving Facility shall not exceed the aggregate principal amount of the Replaced Revolving Facility (plus (x) any additional amounts permitted to be incurred under Section 6.01 and, to the extent any such additional amounts are secured, the related Liens are permitted under Section 6.02 and plus (y) the amount of accrued interest, penalties and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)     no Replacement Revolving Facility (other than customary bridge loans with a maturity date of not longer than one year; provided that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirements of this clause (B)) may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing,

(C)     any Replacement Revolving Facility may be pari passu or junior in right of payment and pari passu (without regard to the control of remedies) or junior with respect to the Collateral with the remaining portion of the Revolving Credit Commitments or any Additional Revolving Credit Commitments (provided that if pari passu or junior as to payment or Collateral, such Replacement Revolving Facility shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Parent Borrower, documented in a separate agreement or agreements), or be unsecured,

(D)     if any Replacement Revolving Facility is secured, it may not be secured by any assets other than the Collateral,

(E)      if any Replacement Revolving Facility is guaranteed, it may not be guaranteed by any Person other than one or more Loan Parties,

(F)      any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)     any Replacement Revolving Facility shall have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the applicable Borrowers and the lenders providing such Replacement Revolving Facility may agree,

(H)     [reserved],

(I)        the covenants and events of default of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) shall be (i) substantially identical to, or (taken as a whole) no more favorable (as determined by the Parent Borrower in good faith) to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the latest Maturity Date of such Replaced Revolving Facility (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility), (ii) then-current market terms (as determined by the Parent Borrower in good faith at the time of incurrence or issuance (or the obtaining of a commitment with respect thereto)) for the applicable type of Indebtedness or (iii) reasonably acceptable to the Administrative Agent (it being agreed that covenants and events of default of any Replacement Revolving Facility that are more favorable to the lenders or the agent of such Replacement Revolving Facility than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents pursuant to the applicable Refinancing Amendment shall be deemed satisfactory to the Administrative Agent); provided, that if any financial maintenance covenant is added to any such Replacement Revolving Facility and such financial maintenance covenant is more favorable to the lenders under such Replacement Revolving Facility than the Financial Covenant, either (x) such financial maintenance covenant shall only be applicable after the applicable Latest Revolving Loan Maturity Date or (y) the Revolving Lenders shall also receive the benefit of such more favorable financial maintenance covenant (together with, at the election of the Parent Borrower, any applicable “equity cure” provisions with respect to any such financial maintenance covenant); and

(J)        the commitments in respect of the Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees thereunder and payable in connection therewith shall be paid in full, in each case on the date such Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of clauses (i) and (ii) of this clause (c), (x) any Non-Debt Fund Affiliate and Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide any Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, the relevant Non-Debt Fund Affiliate or Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such Persons under Section 9.05 as if such Replacement Term Loans were Term Loans and (y) any Debt Fund Affiliate (but not any Non-Debt Fund Affiliate) may provide (without Administrative Agent consent) any Replacement Revolving Facility.

Each party hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be amended by the Parent Borrower, the affected Borrowers, the Administrative Agent and the lenders providing the relevant Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Replacement Term Loans or Replacement Revolving Facility.

(d)                Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document, (i) the Parent Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (x) comply with any Requirements of Law or the advice of counsel or (y) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents, (ii) the Parent Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including Additional Lenders) providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Parent Borrower and the Administrative Agent to (A) effect the provisions of Sections 2.22, 2.23, 5.12, 5.14, 5.15, 5.16 or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (B) add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder or the incurrence of any Incremental Equivalent Debt, any Replacement Term Loans, any Replacement Revolving Facility, any Replacement Debt and/or any Refinancing Indebtedness incurred in reliance on Section 6.01(p) with respect to Indebtedness originally incurred in reliance on Section 6.01(z), that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent (it being understood that, where applicable, any such amendment may be effectuated as part of an Incremental Facility Amendment and/or a Refinancing Amendment), (iii) if the Administrative Agent and the Parent Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical or administrative nature or any necessary or desirable technical or similar change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Parent Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly without the input or consent of any Lender, (iv) the Administrative Agent and the Parent Borrower may amend, restate, amend and restate or otherwise modify the Intercreditor Agreement or any Acceptable Intercreditor Agreement as provided therein or to give effect thereto or to carry out the purpose thereof without the input or consent of any Lender and (v) any amendment, waiver or modification of any term or provision that directly affects Lenders under one or more Classes and does not directly affect Lenders under one or more other Classes may be effected with the consent of Lenders owning 50% of the aggregate commitments or Loans of such directly affected Class in lieu of the consent of the Required Lenders.

(e)                Notwithstanding anything to the contrary contained in this Section 9.02, if the Revolving Lenders are to receive the benefit of any additional or modified financial maintenance covenant as a result of the application of the provisions set forth in clause (g) of the definition of “Incremental Equivalent Debt”, Section 2.22(a)(iv) or Section 9.02(c)(ii)(I), then the Administrative Agent and the Parent Borrower shall be permitted, without the need for consent by any other Person, to effectuate such provisions by promptly entering into an amendment to this Agreement.

(f)                 Notwithstanding anything to the contrary in any Loan Document, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any waiver, amendment or modification of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, any Lender (other than an Excluded Lender) that, as a result of its interest (or its and its Covered Affiliates’ collective interests) in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments hereunder or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by Holdings or any of its Subsidiaries or Parent Companies at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness” and each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any waiver, amendment or modification of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short

Lenders (including in any plan of reorganization). In connection with any waiver, amendment or modification of this Agreement or the other Loan Documents, each Lender (other than any Excluded Lender) will be deemed to have represented to Holdings, the Borrowers and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Parent Borrower and the Administrative Agent prior to the requested response date with respect to such waiver, amendment or modification that it constitutes a Net Short Lender (it being understood and agreed that Holdings, the Borrowers and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

(g)          For purposes of the preceding clause:

(i)                 “Covered Affiliate” means any Affiliate of a Lender (provided that for this purpose, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person if such Person has fiduciary duties to investors or other equityholders of such Person and such investors or equityholders are not the same as the investors or equityholders of such Lender).

(ii)               “Excluded Lender” means (A) any Lender that is a Regulated Bank, (B) any Revolving Lender as of the Closing Date or consented to by Parent Borrower pursuant to Section 9.05(b)(i)(A) (an “Excluded Revolving Lender”) and (C) any Affiliate of a Regulated Bank or Excluded Revolving Lender to the extent that all of the equity of such Affiliate is directly or indirectly owned by either (I) such Regulated Bank or such Excluded Revolving Lender or (II) a parent entity that also owns, directly or indirectly, all of the equity of such Regulated Bank.

(iii)             “Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

(iv)              For purposes of determining whether a Lender (alone or together with its Covered Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes Holdings, any Parent Company or any Subsidiary or any instrument issued or guaranteed by Holdings, any Parent Company or any Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Holdings, its Parent Companies and the other Subsidiaries and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender or its Covered

Affiliates is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) Holdings, any Parent Company or any Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender or its Covered Affiliates protection against a decline in the value of such Specified Indebtedness, or in the credit quality of Holdings, any Parent Company or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Covered Affiliates and (y) Holdings, any Parent Company, the Borrowers and the Subsidiaries, and any instrument issued or guaranteed by such persons, collectively, shall represent less than 5% of the components of such index.

Section 9.03.          Expenses; Indemnity.

(a)                Subject to Section 9.05(f), the Borrowers shall pay, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrowers, (i) all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Borrowers within 30 days of receipt by the Borrowers of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)                The Borrowers shall indemnify each Arranger, the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction to all Indemnitees, taken as a whole and solely in the case of an actual or perceived conflict of interest after the affected Person notifies the Parent Borrower of such conflict, (x) one additional counsel to all similarly situated affected Indemnitees, taken as a whole, and (y) one additional local counsel in any relevant material jurisdiction to all similarly situated affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby (except for any Taxes, which shall be governed exclusively by Section 2.17), (ii) the use of the proceeds of the Loans or any Letter of Credit or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any matters arising under Environmental Law), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement referred to below) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Party or, to the extent such judgment finds (or any such settlement agreement acknowledges) that any such loss, claim, damage, or liability has resulted from such Person’s or a Related Party of such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent, any Issuing Bank or any Arranger, acting in its capacity as the Administrative Agent, as an Issuing Bank or as an Arranger) that does not involve any act or omission of Holdings, any Borrower or any of its subsidiaries. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrowers pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Borrowers within 30 days (x) after receipt by the Parent Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Parent Borrower of an invoice, setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)                The Borrowers shall not be liable for any settlement or compromise of, or the consent to the entry of any judgment with respect to, any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is so settled, compromised or consented to with the Parent Borrower’s written consent, or if there is a final judgment entered against any Indemnitee in any such proceeding, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

Section 9.04.          Waiver of Claim. To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against any Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.          Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except as provided under Section 6.07 and/or pursuant to any Permitted Reorganization, a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void and, with respect to any attempted assignment or transfer to any Disqualified Institution, subject to Section 9.05(f)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 or 9.02(c) at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A)     the Parent Borrower; provided that the Parent Borrower shall be deemed to have consented to any assignment of Term Loans (other than any such assignment to a Disqualified Institution or an affiliate thereof referred to in the last proviso of this clause (i) and identified to the Administrative Agent as such) if it has not responded to a written request for its consent from the Administrative Agent within 15 Business Days after receiving such written request; provided, further, that no consent of the Parent Borrower shall be required (x) for any assignment of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments or Additional Term Loan Commitments to another Lender, an Affiliate of any Lender or an Approved Fund or (y) during the continuance of an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (solely with respect to the Parent Borrower);

(B)     the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for any assignment to another Lender, any Affiliate of a Lender or any Approved Fund, or for any assignment to the Parent Borrower and/or its Affiliates, which otherwise complies with the terms of this Section 9.05; and

(C)     in the case of the Revolving Facility or any Additional Revolving Facility, each Issuing Bank and the Swingline Lender;

provided, that notwithstanding the foregoing, the Parent Borrower may withhold its consent to any assignment to any Person that is not expressly a Disqualified Institution but is known by the Parent Borrower to be an Affiliate of a Disqualified Institution

without regard as to whether such Person is identifiable as an Affiliate of a Disqualified Institution on the basis of such Affiliate’s name.

(ii)               Assignments shall be subject to the following additional conditions:

(A)     except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or commitments of any Class, the principal amount of Loans or commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Initial Term Loans, Additional Term Loans, Initial Term Loan Commitments and Additional Term Loan Commitments and (y) $5,000,000 in the case of Revolving Loans, Additional Revolving Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments unless the Parent Borrower and the Administrative Agent otherwise consent to a lesser amount, and in each case any assigned amount may exceed such minimum amount in an integral multiple of $1,000,000 in excess thereof;

(B)     any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (x) such fee may be waived or reduced in the sole discretion of the Administrative Agent, (y) such fee shall not apply for any assignment to an Affiliated Lender or Debt Fund Affiliate and (z) only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(D)     the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent and the Parent Borrower (irrespective of whether an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) exists) (1) an Administrative Questionnaire and (2) any form required under Section 2.17; and

(E)      the assigning Lender shall, concurrently with its delivery of the same to the Administrative Agent, provide the Parent Borrower with a copy of its request for such assignment, which shall include the name of the prospective assignee (irrespective of whether an Event of Default under Section 7.01(a) or Section 7.01(f) or Section 7.01(g) exists).

(iii)             Except as otherwise provided in Section 9.05(g), subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in any Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, if requested by either the assignee or the assigning Lender, the applicable Borrowers shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the applicable Borrowers’ obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(v)                Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)              By executing and delivering an Assignment Agreement, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment Agreement, (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Parent Borrower or any Restricted Subsidiary or the performance or observance by the Parent Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that it is an Eligible Assignee (and not a Disqualified Institution), legally authorized to enter into such Assignment Agreement; (D) such assignee confirms that it has received a copy of this Agreement, the Intercreditor Agreement and each other then-applicable Acceptable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)                (i) Any Lender may, without the consent of the Parent Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution or an Affiliate thereof referred to in the last proviso of clause (b)(i) of this Section 9.05 and identified to the Administrative Agent as such, any Defaulting Lender or any natural Person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest and (y) clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the applicable Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Parent Borrower). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)               No Participant shall be entitled to receive any greater payment under Sections 2.15 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent (in its sole discretion) expressly acknowledging such Participant may receive a greater benefit. Any Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender and to deliver the tax forms required to claim an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document and then only to the extent of any amount to which such Lender would be entitled in the absence of any such participation (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(c), to the Parent Borrower).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and their respective successors and assigns, and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution, Defaulting Lender or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to the applicable Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the applicable Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to the applicable Borrowers all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to the applicable Borrowers pursuant to this Agreement to any Disqualified Institution or Defaulting Lender. The making of any Loan by an SPC hereunder shall utilize the Commitment or Additional Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15 or 2.17 or any other provision of this Agreement or any other Loan Document that the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Parent Borrower (in its sole discretion), expressly acknowledging that such SPC’s entitlement to benefits under Section 2.15 or 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the U.S. or any State thereof; provided that (i) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (ii) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (i) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)                 (i) Any assignment or participation by a Lender without the Parent Borrower’s consent (A) to any Disqualified Institution or any Affiliate thereof or (B) to the extent the Parent Borrower’s consent is required under this Section 9.05, to any other Person, shall be null and void, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 9.05(f) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedies available to the Borrowers at law or in equity; it being understood and agreed that Holdings, the Parent Borrower and its subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 9.05 as it relates to any assignment, participation or pledge of any Loan or Commitment to any Disqualified Institution or any Affiliate thereof or any other Person to whom the Parent Borrower’s consent is required but not obtained. Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrowers may otherwise have at law or equity or pursuant to Section 9.05(f)(ii) below;

(ii)               If any assignment or participation under this Section 9.05 is made to any Affiliate of any Disqualified Institution (other than any Bona Fide Debt Fund that is not itself a Disqualified Institution) without the Parent Borrower’s prior written consent (any such person, a “Disqualified Person”), then any applicable Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the applicable Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment Agreement reflecting such assignment within five Business Days of the date on which the Eligible Assignee executes and delivers such Assignment Agreement to such person, then such person shall be deemed to have executed and delivered such Assignment

Agreement without any action on its part; provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Parent Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)) and (III) in no event shall such Disqualified Person be entitled to receive amounts set forth in Section 2.13(d). Further, any Disqualified Person identified by the Parent Borrower to the Administrative Agent (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (B) (x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, majority Lenders under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against a Borrower or any other Loan Party and (C) shall not be entitled to receive the benefits of Section 9.03. For the sake of clarity, the provisions in this Section 9.05(f) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person;

(iii)             Upon the request of any Lender, the Administrative Agent may and the Parent Borrower will make the list of Disqualified Institutions (other than any Disqualified Institution that is a reasonably identifiable Affiliate of another Disqualified Institution on the basis of such Person’s name) at the relevant time and such Lender may provide the list to any potential assignee for the purpose of verifying whether such Person is a Disqualified Institution, in each case so long as such Lender and such potential assignee agree to keep the list of Disqualified Institutions confidential in accordance with the terms hereof;

(iv)              The Parent Borrower shall deliver the list of Disqualified Institutions and any updates, supplements or modifications thereto to JPMDQ_Contact@jpmorgan.com and any such updates, supplements or modifications thereto shall only become effective 3 days after such notice. In the event the list of Disqualified Institutions is not in accordance with the foregoing, it shall be deemed not received and not effective (except with respect to any delivery on or prior to the Closing Date); and

(v)                Notwithstanding anything herein to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions or Net Short Lenders.

(g)                Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans or Additional Term Loans to an Affiliated Lender on a non-pro rata basis (A) through Dutch Auctions, or similar transactions pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 9.05(g), in each case open to all Lenders holding the relevant Initial Term Loans or such Additional Term Loans, as applicable, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)                 any Initial Term Loans or Additional Term Loans acquired by Holdings, the Parent Borrower or any of its subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so retired and cancelled, and each principal repayment installment with respect to the Initial Term Loans or Additional Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Initial Term Loans or Additional Term Loans so cancelled (as applicable);

(ii)               any Initial Term Loans or Additional Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings, the Parent Borrower or any of its subsidiaries or Parent Companies for purposes of cancelling such Indebtedness, and in exchange thereof such Affiliated Lender may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time, it being understood that (x) any such Initial Term Loans or Additional Term Loans shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon such contribution and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Parent Borrower in good faith) of the Initial Term Loans or Additional Term Loans so contributed; provided that if the fair market value of such Initial Term Loans or Additional Term Loans cannot be determined by the Parent Borrower, the fair market value shall be deemed to be the purchase price of such Initial Term Loans or Additional Term Loans paid by such Affiliated Lender); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans, as applicable, shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans or Additional Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans or Additional Term Loans so contributed and cancelled;

(iii)             the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)              after giving effect to such assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Initial Term Loans and Additional Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Initial Term Loans and Additional Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loans made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender (other than any Debt Fund Affiliate) by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of all Initial Term Loans and Additional Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellations thereof), the assignment of the relevant excess amount shall be null and void;

(v)                in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Parent Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans or Additional Revolving Loans to fund such assignment and (B) no Event of Default exists at the time of acceptance of bids for the Dutch Auction or the confirmation of such open market purchase, as applicable;

(vi)              by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)     the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)     such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Initial Term Loans or Additional Term Loans required to be delivered to Lenders pursuant to Article 2); and

(vii)            no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to Holdings, the Parent Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g).

Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Initial Term Loans, Additional Term Loans, Revolving Credit Commitments or Additional Revolving Credit Commitments (x) on a non-pro rata basis through Dutch Auctions or similar transactions open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent, in each case, notwithstanding the requirements set forth in subclauses (i) through (vii) of this clause (g); provided that the Initial Term Loans, Additional Term Loans and unused commitments and other Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or Required Revolving Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or (B) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document. Any Initial Term Loans or Additional Term Loans acquired by any Debt Fund Affiliate may (but shall not be required to) be contributed to the Parent Borrower or any of its subsidiaries or parent entities for purposes of cancelling such Indebtedness and in exchange thereof such Debt Fund Affiliate may receive debt or equity securities of such entity or a direct or indirect parent entity or subsidiary thereof that are otherwise permitted to be issued by such entity at such time (it being understood that (x) any Initial Term Loans or Additional Term Loans so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon contribution thereof and (y) any such contribution shall be treated as a capital contribution that builds the Available Amount pursuant to clause (iii) of the definition thereof by an amount equal to the fair market value (as determined by the Parent Borrower in good faith) of the Initial Term Loans or Additional Term Loans so contributed; provided that if the fair market value of such Initial Term Loans or Additional Term Loans cannot be determined by the Parent Borrower, the fair market value shall be deemed to be the purchase price of such Initial Term Loans or Additional Term Loans paid by such Debt Fund Affiliate)); provided that upon any such cancellation, the aggregate outstanding principal amount of the Initial Term Loans or Additional Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Initial Term Loans or Additional Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Initial Term Loans or Additional Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans or Additional Term Loans so contributed and cancelled.

(h)                Notwithstanding anything to the contrary herein, at the election of the Parent Borrower, Revolving Loans and Revolving Credit Commitments held by a Defaulting Lender may be assigned to an Affiliated Lender without the need for the consent of any other Person, with the price of such assignment being the lower of (i) par plus accrued and unpaid interest and commitment fees thereon and (ii) such lower amount as agreed by the applicable Defaulting Lender and such Affiliated Lender; provided that Revolving Lenders that are not Defaulting Lenders shall have the right to repurchase such assigned Revolving Loans and Revolving Credit Commitments from such Affiliated Lender, with the price of such assignment being the lower of (i) par plus accrued and unpaid interest and commitment fees thereon and (ii) such lower amount as agreed by such Revolving Lender and such Affiliated Lender; provided further that the provisions of clause (g)(vi) above shall apply with respect to such Revolving Loans or Revolving Credit Commitments acquired and held by an Affiliated Lender, other than an

Affiliated Lender that is a Debt Fund Affiliate, in which case only the limitation set forth in the final paragraph of Section 9.05(g) shall apply.

Section 9.06.          Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment or any Additional Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.          Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, each Borrower as of the Closing Date and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08.          Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.          Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of the Borrowers or any Loan Party against any of and all the Secured Obligations held by the Administrative Agent, such Issuing Bank or such Lender, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Parent Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and the Administrative Agent under this

Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or the Administrative Agent may have.

Section 9.10.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)                THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (I) THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” AND THE DETERMINATION OF WHETHER A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF MERGER SUB 1 OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)                EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK (OR ANY APPELLATE COURT THEREFROM) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL (EXCEPT AS PERMITTED BELOW) BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, FEDERAL COURT; PROVIDED THAT WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE ACQUISITION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY WHICH DOES NOT INVOLVE ANY CLAIMS AGAINST THE ARRANGERS, THE ISSUING BANKS, THE LENDERS OR ANY INDEMNIFIED PERSON, THIS SENTENCE SHALL NOT OVERRIDE ANY JURISDICTION PROVISION IN THE ACQUISITION AGREEMENT. EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO SUCH PERSON SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PERSON FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)                EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY CLAIM OR DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(d)                TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) DIRECTED TO IT AT ITS ADDRESS FOR NOTICES AS PROVIDED FOR IN SECTION 9.01. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY LOAN DOCUMENT THAT SERVICE OF PROCESS WAS INVALID AND INEFFECTIVE. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW.

Section 9.11.          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.          Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, managers, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a confidential, “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and their Representatives’ compliance with this paragraph; provided, further, that unless the Parent Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any

Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution, (b) upon the demand or request of any regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Parent Borrower promptly in advance thereof and (ii) ensure that any information so disclosed is accorded confidential treatment), (c) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall (i) to the extent permitted by law, inform the Parent Borrower promptly in advance thereof, (ii) ensure that any such information so disclosed is accorded confidential treatment and (iii) allow the Borrowers a reasonable opportunity to object to such disclosure in such proceeding), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Parent Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar transactions under which payments are to be made by reference to any Borrower and its Obligations, (iv) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap) or similar derivative product to which any Loan Party is a party and (v) subject to the Parent Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Parent Borrower and (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Parent Borrower and/or any of its subsidiaries and their respective businesses, the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, the Amendment No. 3 Transactions ~~or~~, the Amendment No. 8 Transactions or the Amendment No. 9 Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings, the Parent Borrower and/or any of its subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by Holdings, the Parent Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14.          No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15.          Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.          USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.17.          Disclosure. Each Loan Party, each Issuing Bank and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.          Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirements of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender or such Issuing Bank shall notify the Administrative Agent thereof; and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.19.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable law (collectively, the “Applicable Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Applicable Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Applicable Charges that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Applicable Charges payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

Section 9.20.          Intercreditor Agreement. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS “FIRST LIEN CREDIT AGREEMENT COLLATERAL AGENT” AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE SECOND LIEN CREDIT AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

Section 9.21.          Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding the Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding the Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any conflict or inconsistency between the Intercreditor Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control.

Section 9.22.          Release of Guarantors. Notwithstanding anything in Section 9.02(b) to the contrary, (a) any Subsidiary Guarantor shall automatically be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) (i) upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary (included by merger or dissolution) or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions permitted hereunder; or (ii) upon the occurrence of the Termination Date, (b) any Subsidiary Guarantor that qualifies as an “Excluded Subsidiary” shall be released from its obligations hereunder (and its Loan Guaranty shall be automatically released) by the Administrative Agent promptly following the request therefor by the Parent Borrower and/or (c) the Person constituting Holdings immediately prior to the consummation of a Holdings Reorganization Transaction whereby the existing “Holdings” is not intended to remain as such shall be automatically released from its obligations hereunder (and its Loan Guaranty shall be automatically released) upon the consummation of such Holdings Reorganization Transaction; provided, that the release of any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type, after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Parent Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.06 (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Parent Borrower’s equity interest therein as estimated by the Parent Borrower in good faith and such Investment is permitted pursuant to Section 6.06 (other than Section 6.06(f)) at such time. In connection with any such release, the Administrative Agent shall, subject to receipt of an officer’s certificate from the Parent Borrower certifying that such transaction and release are permitted hereunder, promptly execute and deliver to the relevant Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 9.22 shall be without recourse to or warranty by the Administrative Agent.

Section 9.23.          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

Section 9.24.          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such

QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)   a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

[Signature pages intentionally omitted]

Signature Page to First Lien Credit Agreement

ANNEX B

SCHEDULE 1.01(a)

COMMITMENT SCHEDULE

Revolving Credit Commitments

Lender	Amendment No. 6 Replacement and Incremental Revolving Commitment
JPMorgan Chase Bank, N.A.	$75,000,000
Wells Fargo Bank, N.A.	$75,000,000
Credit Suisse AG, Cayman Islands Branch	$35,000,000
Deutsche Bank AG New York Branch	$50,000,000
Total	$235,000,000

[Signature Page to Ninth Amendment]